SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM U5S

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2000

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

10 Lafayette Square, Buffalo, N.Y. 14203

                            NATIONAL FUEL GAS COMPANY
                            -------------------------

                            FORM U5S - ANNUAL REPORT
                            ------------------------
                  For the Fiscal Year Ended September 30, 2000
                  --------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 2000                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           9

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 9

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                       10

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                 11

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 2000               12
          Part  II.  Financial connections as of September 30, 2000        16
          Part III.  Compensation and other related information            16

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               21

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           22
                     (2)  Services rendered by Statutory Subsidiaries      23
                     (3)  Services rendered by Registrant                  29
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          30
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          30

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               30

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     34
          Exhibits                                                         91

SIGNATURE                                                                 101

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2000
-------  -----------------------------------------------------------------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------              ------------   ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
----------
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
----------------------
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $486,493   $486,493
    Unsecured Debt (Note 9)              -            -    $382,000   $382,000

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $272,567   $272,567
    Unsecured Debt (Note 9)              -            -    $164,900   $164,900

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $113,213   $113,213
    Unsecured Debt (Note 9)              -            -    $851,300   $851,300
  National Fuel Exploration Corp.
   (NFE)                                           100%    $ 80,505   $ 80,505
   Unsecured Debt (Note 9)               -            -    $153,087   $153,087
  Empire Exploration Company,
    Empire 1983 Drilling
    Program, Empire 1983
    Joint Venture (Note 10)            N/A         N/A     $    970   $    970

 Highland Forest Resources, Inc.
  (Highland) (Note 4)                4,500         100%    $  7,845   $  7,845
  Unsecured Debt (Note 9)                -            -    $ 60,100   $ 60,100

 Data-Track Account Services,
  Inc. (Data-Track) (Note 5)         1,000         100%    $    751   $    751

 Leidy Hub, Inc. (Leidy Hub)
  (Note 6)                           4,000         100%    $    715   $    715

 National Fuel Resources, Inc.
 (NFR) (Note 7)                     10,000         100%    $  5,033   $  3,033
   Unsecured Debt (Note 9)               -            -    $ 33,900   $ 33,900

 Horizon Energy Development, Inc.
  (Horizon) (Notes 8 and 11-12)      4,750         100%    $  4,545   $  4,545
    Unsecured Debt (Note 9)              -            -    $ 98,700   $ 98,700
  Sceptre Power Company *(Note 11)     N/A         100%    $  3,948   $  3,948
  Horizon Energy Holdings, Inc.
   (HEHI)(Note 12)                   2,000         100%    $101,754   $101,754
     Horizon Energy Development
      B.V. (HED B.V.)(Note 12)         400         100%    $101,754   $101,754
      United Energy, a.s. .
       (UE) (Note 12)           16,208,458       84.73%    $ 92,043   $100,780
       Unsecured Debt (Note 9)           -            -    $ 53,309   $ 53,309
       Teplarna Liberec, a.s.
        (TL) (Note 12)                  70          70%    $  8,618   $  7,565

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2000
-------  -----------------------------------------------------------------
         (Continued)
         -----------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------              ------------   ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
----------

       Lounske tepelne
        Hospodarstvi, s.r.o
        (LTH) (Note 12)                N/A         100%    $     49   $     49
       SCT SoftMaker, s.r.o.
        (SM) (Note 12)                 N/A         100%    $     89   $     89
       Teplo Branany, s.r.o. (TB)
        (Note 12)                      N/A          49%    $      1   $      1
       Jablonecka teplarenska
        a realitni, a.s. (JTR)
        (Note 12)                      198       65.78%    $  5,745   $  5,497
        Unsecured Debt (Note 9)          -            -    $  3,443   $  3,443
        ENOP Company, s.r.o.
         (ENOP)(Note 12)               N/A         100%    $    557   $    663
      Horizon Energy Development,
       s.r.o. (HED) (Note 12)          N/A         100%    $  1,964   $  1,964
      Power Development, s.r.o.
       (PD) (Note 12)                  N/A         100%    $  1,240   $  1,240
       Teplarna Kromeriz a.s.
        (Kromeriz) (Note 12)         1,000         100%    $    586   $    586
         Unsecured Debt (Note 9)         -            -    $    142   $    142

 Upstate Energy Inc. (Upstate)
  (Note 13)                          1,000         100%    $   (815)  $   (815)
  Unsecured Debt (Note 9)                -            -    $  6,400   $  6,400

 Seneca Independence Pipeline
  Company (SIP) (Note 14)            1,000         100%    $    908   $    908
  Unsecured Debt (Note 9)                -            -    $ 12,000   $ 12,000

 Niagara Independence Marketing
  Company (NIM) (Note 16)            1,000         100%    $      1   $      1

 NFR Power, Inc. (Note 17)           1,000         100%    $  4,916   $  4,916

Notes:

 (1)    Distribution  Corporation is a public utility that sells natural gas and
        -------------------------
        provides gas transportation service in western New York and northwestern
        Pennsylvania.

 (2)    Supply  Corporation  is engaged  in the  transportation  and  storage of
        -------------------
        natural gas for affiliated and nonaffiliated companies.

 (3)    Seneca  Resources is engaged in the exploration for, and the development
        -----------------
        and purchase of, natural gas and oil reserves in the Gulf Coast of Texas and Louisiana, and in California,  Wyoming and in the Appalachian region of the United States.  Also,  exploration and production  operations are conducted  in the  provinces of Manitoba,  Alberta and  Saskatchewan  in
        Canada by Seneca's  wholly-owned  subsidiary,  National Fuel Exploration
        Corp.  (NFE),  an  Alberta,  Canada  corporation.  In  addition,  Seneca
        Resources is engaged in the  marketing  of timber from its  Pennsylvania land holdings.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2000
-------  -----------------------------------------------------------------
         (Continued)
         -----------

 (4)    Highland   operates   several   sawmills   and  kilns  in   northwestern
        --------
        Pennsylvania  and  processes  timber  from  north-central  Pennsylvania, primarily high quality hardwoods.

 (5)    Data-Track provides collection services  (principally issuing collection
        ----------
        notices) primarily for the subsidiaries of the Company.

 (6)    Leidy Hub is a New York  corporation  formed to provide  various natural
        ---------
        gas hub services to customers in the eastern United States.

 (7)    NFR is  engaged  in the  marketing  and  brokerage  of  natural  gas and
        ---
        electricity  and the  performance  of  energy  management  services  for industrial,  commercial,  public  authority  and  residential  end-users throughout the northeastern United States.

 (8)    Horizon was formed to engage in foreign  and  domestic  energy  projects
        -------
        through investment in various business entities (see Notes 11-12).

 (9)    Unsecured debt is presented on pages 7-8.

(10)    In December  1983,  Empire  Exploration,  Inc.  (which was  subsequently merged into Seneca  Resources)  established  a drilling  fund  through a series of limited  partnerships in which it acts as general partner (See
        File No. 70-6909).  Empire Exploration,  Inc.'s aggregate  investment in all three limited partnerships amounted to $970,150.

(11)    Horizon  became  one  of  the  partners  in  Sceptre  Power  Company,  a
        California general partnership,  on September 15, 1995. This partnership was  dissolved  as of December  23, 1996 and is  currently  winding down operations.

(12)    Horizon owns 100% of the capital  stock of HEHI, a New York  corporation which owns 100% of HED B.V. HED B.V. in turn owns 100% of the  ownership interests of HED and PD (both Czech  corporations).  PD owns 100% of the ownership  interests of Kromeriz  (also a Czech  corporation).  HED B.V.
        owns 84.73% of United Energy,  a.s. (UE)(a corporation  created from the
        merger  of   Severoceske   teplarny,   a.s.   and  Prvni   severozapadni
        teplarenska,  a.s.  during fiscal  2000).  UE owns 100% of the ownership interests  of ENOP,  LTH and SM, 70% of the  ownership  interest  of TL,
        65.78%  of the  ownership  interest  of  JTR  and  49% of the  ownership interest of TB. All UE  subsidiaries  are Czech  corporations or limited liability companies. HED B.V. and its subsidiaries are primarily engaged in  district  heating  and  power  generation  operations  in the  Czech
        Republic.

(13)    Upstate is a New York  corporation  engaged  in  wholesale  natural  gas
        -------
        marketing and other energy-related activities.

(14)    SIP, a  Delaware  corporation,  holds a  one-third  general  partnership
        ---
        interest in Independence  Pipeline  Company  (Independence),  a Delaware
        general   partnership.   Independence,   after   receipt  of  regulatory
        approvals  and  upon securing  sufficient  customer  interest,  plans to construct and operate the Independence  Pipeline,  a 400-mile interstate pipeline system which would  transport about 916,000  dekatherms per day of natural gas from Defiance, Ohio to Leidy, Pennsylvania.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2000
-------  -----------------------------------------------------------------
         (Continued)
         -----------

(16)    NIM,  a  Delaware  corporation,  owns a  one-third  general  partnership
        ---
        interest in DirectLink  Gas Marketing  Company,  which  partnership  was formed to engage in natural gas  marketing  and related  businesses,  in part by subscribing for firm transportation capacity on the Independence
        Pipeline.

(17)    NFR  Power,  Inc.  is a New York  corporation  designated  as an "exempt
        ----------------
        wholesale  generator"  under the Public Utility  Holding  Company Act of
        1935  and  is  developing  or  operating  mid-range   independent  power
        production facilities.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2000
-------  -----------------------------------------------------------------
         (Continued)
         -----------

Note (10) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------  ----------   ----------  --------
                                                    (Thousands of Dollars)
                                               ---------------------------------
 Corporation     Intercompany Notes:
                   7.48% Due February 18, 2003   $ 50,000     $ 50,000    $ 50,000
                   7.99% Due February 1, 2004     100,000      100,000     100,000
                   7.46% Due March 30, 2023        49,000       49,000      49,000
                   8.55% Due July 15, 2024         20,000       20,000      20,000
                   7.50% Due June 13, 2025         50,000       50,000      50,000
                   6.26% Due August 12, 2027       30,000       30,000      30,000
                   6.74% System Money Pool(1)      83,000       83,000      83,000
                                               ----------   ----------  ----------
                                                  382,000      382,000     382,000
                                               ----------   ----------  ----------
Supply
 Corporation     Intercompany Notes:
                   7.99% Due February 1, 2004      25,000       25,000      25,000
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   8.55% Due July 15, 2024         30,000       30,000      30,000
                   6.26% Due August 12, 2027       10,000       10,000      10,000
                   6.74% System Money Pool(1)      49,900       49,900      49,900
                                               ----------   ----------  ----------
                                                  164,900      164,900     164,900
                                               ----------   ----------  ----------
Seneca
 Resources       Intercompany Notes:
                   7.48% Due February 18,2003     100,000      100,000     100,000
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   6.39% Due May 27, 2008         120,000      120,000     120,000
                   6.18% Due March 1, 2009        100,000      100,000     100,000
                   6.26% Due August 12, 2027       50,000       50,000      50,000
                   6.74% System Money Pool(1)     193,100      193,100     193,100
                   6.69% Line of credit(1)        238,200      238,200     238,200
                                               ----------   ----------  ----------
                                                  851,300      851,300     851,300
                                               ----------   ----------  ----------

NFE                6.69% Line of Credit           153,087      153,087     153,087
                                               ----------   ----------  ----------

Highland           6.74% System Money Pool(1)      60,100       60,100      60,100
                                               ----------   ----------  ----------

Horizon          Intercompany Notes:
                   6.26% Due August 12, 2027       10,000       10,000      10,000
                   6.39% Due May 27, 2008          80,000       80,000      80,000
                   6.74% Line of credit             8,700        8,700       8,700
                                               ----------   ----------  ----------
                                                   98,700       98,700      98,700
                                               ----------   ----------  ----------

UE                 5.95%(2) Payable Quarterly
                    Through June 2006               2,509        2,509       2,509
                   5.59% Short-Term Bank Loan      17,099       17,099      17,099
                   5.835% (3) Payable March 2000-
                    December 2004                  33,701       33,701      33,701
                                               ----------   ----------  ----------
                                                   53,309       53,309      53,309
                                               ----------   ----------  ----------

JTR                8.35% Payable Monthly
                    Through January 2008            1,302        1,302       1,302
                   0.01% Payable Quarterly
                    Through December 2007             382          382         382
                   9.50% Payable Monthly
                    Through March 2001                 10           10          10
                   7.69% Short-Term Bank
                    Loan                            1,203        1,203       1,203
                   Intercompany Note                  546          546         546
                                               ----------   ----------  ----------
                                                    3,443        3,443       3,443
                                               ----------   ----------  ----------

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2000
-------  -----------------------------------------------------------------
         (Concluded)
         -----------

Note (10) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------  ----------   ----------  --------
                                                    (Thousands of Dollars)
                                               ---------------------------------

Kromeriz           8.5% Intercompany Note             142          142         142
                                               ----------   ----------  ----------

Upstate            6.74% System Money Pool(1)       6,400        6,400       6,400
                                               ----------   ----------  ----------

SIP                6.74% System Money Pool(1)      12,000       12,000      12,000
                                               ----------   ----------  ----------

NFR                6.74% System Money Pool (1)     33,900       33,900      33,900
                                               ----------   ----------  ----------

                                               $1,819,281   $1,819,281  $1,819,281
                                               ==========   ==========  ==========

 (1)    Interest rate represents  weighted average of all short-term  securities outstanding  at  September  30,  2000,  pursuant  to System  money  pool arrangement,  S.E.C.  File No. 70-8297  (Release Nos.  25964,  26076 and
        26196).

 (2)    Interest rate is six month PRIBOR (Prague  Interbank  Offered Rate) plus
        0.5%.

 (3)    Interest  rate  per the  debt  agreement  is six  month  PRIBOR  (Prague
        Interbank  Offered  Rate) plus  0.475%.  However,  under the terms of an interest rate swap,  which extends until June 2002, UE pays a fixed rate of 8.31% and receives a floating rate of six month PRIBOR.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS
-------  ---------------------------------------

         None during fiscal year ended September 30, 2000.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES
------   -----------------------------------------------------------------

1.   Name of Issuer:  Horizon Energy Development, Inc.
     Description of Security:  Line of Credit Agreement with maximum draw of
                               $40,000,000
     Effective Average Interest Rate:  6.32%
     Name of Person To Whom Issued:  National Fuel Gas Company
     End of Year Balance:  $8,700,000
     Highest Balance During Year:  $32,400,000
     Exemption:  Rule 52

2.   Name of Issuer:  United Energy, a.s., as successor to Prvni severozapadni teplarenska, a.s. (PSZT)
     Description of Security:  Line of Credit Agreement with maximum draw of
                               $40,000,000
     Effective Average Interest Rate:  6 month LIBOR plus 2%
     Name of Person To Whom Issued:  Horizon Energy Development, Inc.
     End of Year Balance:  $0
     Highest Balance During Year:  $22,100,000
     Exemption:  Rule 52

3.   Name of Issuer:  NFR Power, Inc.
     Description of Security:  Line of Credit Agreement with maximum draw of
                               $1,000,000
     Effective Average Interest Rate:  6.245%
     Name of Person To Whom Issued:  National Fuel Resources, Inc.
     End of Year Balance:  $0
     Highest Balance During Year:  $548,833
     Exemption:  Rule 52

4.   Name of Issuer:  National Fuel Exploration Corp.
     Description of Security:  Line of Credit Agreement with maximum draw of
                               $160,000,000
     Effective Average Interest Rate:  6.7%
     Name of Person To Whom Issued:  Seneca Resources Corporation
     End of Year Balance:  $153,086,698
     Highest Balance During Year:  $153,086,698
     Exemption:  Rule 52

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
-------  ----------------------------------------------------------
         FISCAL YEAR ENDED SEPTEMBER 30, 2000
         ------------------------------------

                                       Name of
                                       Company
                                      Acquiring,        Number of Shares or
                                      Redeeming           Principal Amount
                                     or Retiring    ----------------------------                 Commission
Name of Issuer and Title of Issue     Securities    Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------     ----------    --------  --------   ------- -------------  -------------
                                                              (Thousands of Dollars)
                                                    ------------------------------------------
Registered Holding Company:
--------------------------

    Registrant:
     6.60% Note due
      February 4, 2000                   Registrant                       50,000     50,000     Rule 42

     7.30% Note due
      February 18, 2003                  Registrant   150,000                                   File No. 70-9153

Subsidiaries of Registered Holding Company:
------------------------------------------

    Seneca Resources:
     7.48% Note maturing                 Seneca
      February 18, 2003                  Resources    100,000                       100,000     File No. 70-9153

    Distribution Corporation
     7.48% Note maturing                 Distribution
      February 18, 2003                  Corporation   50,000                        50,000     File No. 70-9153

    Distribution Corporation:
     6.71% Note due                      Distribution
      February 4, 2000                   Corporation                      50,000     50,000     Rule 42

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES
-------  ------------------------------------------------

                            Number of                              Aggregate
1. Name of Owner             Persons      Business of Persons      Investment
   -------------            ---------     -------------------      ----------

None.

ITEM 6.  OFFICERS AND DIRECTORS
-------  ----------------------

Part I.  Names, principal business address and positions held as of September 30, 2000

                                        Names of System Companies with Which Connected
                                        ---------------------------------------------------------------------

                                                             National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Forest
                                                           Distribution      Supply     Resources  Resources
                                           Registrant          Corp.          Corp.       Corp.*     Inc.
                                       ----------------------------------------------------------------------
B. J. Kennedy          Buffalo, NY (1) | D, COB, CEO, s |      D, COB, s |  D, COB, s | D, COB, s |       s |
-------------------------------------------------------------------------------------------------------------
B. S. Lee          Des Plaines, IL (2) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. F. Riordan      Des Plaines, IL (24)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
E. T. Mann             Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Brady            Buffalo, NY (4) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. J. Hill             Buffalo, NY (1) |          D, df |              D |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. V. Glynn      Niagara Falls, NY (14)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. C. Ackerman         Buffalo, NY (1) |        D, P, s |           D, s |     EVP, s |      D, s |    D, s |
-------------------------------------------------------------------------------------------------------------
J. R. Peterson         Buffalo, NY (1) |          AS, s |              - |      GC, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. A. Beck             Houston, TX (5) |              - |              - |          - |   D, P, s |    P, D |
-------------------------------------------------------------------------------------------------------------
W. M. Petmecky         Houston, TX (5) |              - |              - |          - | SVP, S, s |       S |
-------------------------------------------------------------------------------------------------------------
D. A. Brown            Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
G. E. Klefstad         Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
E. E. Wassell          Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
J. F. McKnight         Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
C. H. Friedrich        Houston, TX (5) |              - |              - |          - |  T, AS, s |       T |
-------------------------------------------------------------------------------------------------------------
B. L. McMahon      Santa Paula, CA (6) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
A. M. Cellino          Buffalo, NY (1) |           S, s |       VP, S, s |          s |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. M. Ciprich          Buffalo, NY (1) |              - |      AS, GC, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. E. DeForest         Buffalo, NY (1) |              - |      SVP, D, s |          s |         s |       - |
-------------------------------------------------------------------------------------------------------------
B. H. Hale             Buffalo, NY (1) |              - |              - |  D, SVP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Kreppel    Williamsville, NY (17)|              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. P. Pawlowski        Buffalo, NY (1) |           T, s |   D, SVP, T, s |    T, S, s |         s |       s |
-------------------------------------------------------------------------------------------------------------
J. R. Pustulka         Buffalo, NY (1) |              - |              s |      VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. D. Ramsdell         Buffalo, NY (1) |              - |          VP, s |          s |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. A. Ross             Buffalo, NY (1) |              - |              - |   D, VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. J. Seeley           Buffalo, NY (1) |              - |      SVP, D, s |    P, D, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. F. Smith            Buffalo, NY (1) |              - |        P, D, s |          s |         D |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Tanski           Buffalo, NY (1) |              - |       VP, C, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
G. T. Wehrlin          Buffalo, NY (1) |           C, s |      SVP, D, s |          s |      C, s |       s |
-------------------------------------------------------------------------------------------------------------
R. W. Wilcox           Buffalo, NY (1) |              - |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
C. M. Carlotti            Erie, PA (21)|              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Evans            Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
T. L. Atkins           Houston, TX (5) |              - |              - |          - |     AC, s |       - |
-------------------------------------------------------------------------------------------------------------
D. L. DeCarolis        Buffalo, NY (1) |              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. F. Kronenwetter     Buffalo, NY (1) |              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. E. Klein            Buffalo, NY (1) |              - |          AC, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
S. Wagner              Buffalo, NY (1) |              - |          AT, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
B. Heine               Buffalo, NY (1) |              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. Lesch               Buffalo, NY (25)|              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. Wassum              Buffalo, NY (1) |              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------

                                      Position Symbol Key
              ------------------------------------------------------------------------
              COB - Chairman of the Board of Directors   S - Secretary
              CEO - Chief Executive Officer             AS - Assistant Secretary
                P - President                            C - Controller
              EVP - Executive Vice President            AC - Assistant Controller
              SVP - Senior Vice President                D - Director
               VP - Vice President                       s - Salary
              AVP - Assistant Vice President             T - Treasurer
               GC - General Counsel                     AT - Assistant Treasurer
               df - Director's Fees

See page 15 for Notes.

  Data-
  Track      National     Horizon                             Niagara     Seneca
  Account      Fuel       Energy                  Upstate      Indep.     Indep.       NFR
 Services,  Resources,  Development,  Leidy Hub,   Energy    Marketing   Pipeline     Power
   Inc.        Inc.        Inc.**        Inc.       Inc.       Co.***       Co.        Inc.
----------------------------------------------------------------------------------------------
        s |         s |           s |         D |        - |     D, COB |    D, COB |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
     D, P |         - |     P, D, s |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |     P, D |       D, P |         - |      - |
----------------------------------------------------------------------------------------------
     S, T |      S, T |           - |         - |     D, S |          S |         - |   S, T |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        T |          T |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         s |           - |   D, P, s |        - |          - |   P, S, T |      - |
----------------------------------------------------------------------------------------------
        - |         - |       VP, s |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
       VP |   D, P, s |           - |         - |        - |          - |         - |   D, P |
----------------------------------------------------------------------------------------------
        - |         s |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          D |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        D |         D |           - |         - |        - |          - |         - |      D |
----------------------------------------------------------------------------------------------
        - |         s |     T, S, s |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        D |      D, s |       VP, s |D, S, T, s |        - |          - |         - |      D |
----------------------------------------------------------------------------------------------
        - |         s |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         s |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         s |           s |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |           - |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------
        - |         - |      AVP, s |         - |        - |          - |         - |      - |
----------------------------------------------------------------------------------------------

 * Officers and directors of Seneca's sole subsidiary are as follows:

National Fuel Exploration Corp.
-------------------------------
Board of Directors and Officers:
 B. J. Kennedy (Director and Chairman)                        Buffalo, NY (1)
 J. B. McCashin (President)                                   Calgary, Alberta (26)
 D. Conrad (Secretary)                                        Calgary, Alberta (26)
 W. M. Petmecky (Assistant Secretary)                         Houston, TX (5)
 G. W. Burns (Director)                                       Calgary, Alberta (26)
 D. R. Goruk (Director)                                       Calgary, Alberta (26)

** Officers and directors of Horizon's subsidiaries are as follows:

Horizon Energy Holdings, Inc.
-----------------------------
Board of Directors and Officers:
 P. C. Ackerman (Director and President)                      Buffalo, NY (1)
 B. H. Hale (Vice President)                                  Buffalo, NY (1)
 G. T. Wehrlin (Vice President)                               Buffalo, NY (1)
 R. J. Tanski (Secretary and Treasurer)                       Buffalo, NY (1)

Horizon Energy Development, B.V.
--------------------------------
Managing Directors:
 B. H. Hale                                                   Buffalo, NY (1)
 G. T. Wehrlin                                                Buffalo, NY (1)
 Intra Beheer B.V.                                            Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
----------------------------------
Managing Director:
 B. H. Hale                                                   Buffalo, NY (1)
Statutory Agents:
 Lubos Jarolimek                                              Prague, Czech Republic (7)
 Ales Novak                                                   Prague, Czech Republic (7)

Power Development, s.r.o.
-------------------------
Managing Director:
 B. H. Hale                                                   Buffalo, NY (1)

Teplarna Kromeriz, a.s.
-----------------------
Board of Directors:
 Lubos Jarolimek                                              Prague, Czech Republic (7)
 Jan Masinda                                                  Prague, Czech Republic (7)
 Jiri Hudecek                                                 Kromeriz, Czech Republic (22)

Teplarna Liberec, a.s.
----------------------
Board of Directors:
 Jiri Drda                                                    Liberec, Czech Republic (15)
 Lubos Jarolimek                                              Prague, Czech Republic (7)
 Jiri Jezek                                                   Liberec, Czech Republic (15)
 Zdenek Kozesnik                                              Liberec, Czech Republic (15)
 Jan Masinda                                                  Prague, Czech Republic (7)
 Josef Vanzura                                                Most, Czech Republic (19)

SCT SoftMaker, s.r.o.
---------------------
Executive:
 Zdenek Tapsik                                                Most, Czech Republic (16)

Lounske tepelne hospodarstvi, s.r.o.
------------------------------------
Statutory Agents:
 R. Jiruska                                                   Louny, Czech Republic (23)

Teplo Branany, s.r.o.
---------------------
Managing Directors:
 R. Jiruska                                                   Branany, Czech Republic (20)
 V. Krupka                                                    Branany, Czech Republic (20)

Jablonecka teplarenska a realitni, a.s.
---------------------------------------
Board of Directors:
 J. Cerovsky                                                  Jablonec, Czech Republic (18)
 Josef Vanzura                                                Most, Czech Republic (19)
 Lubos Jarolimek                                              Prague, Czech Republic (7)
 J. Drabek                                                    Jablonec, Czech Republic (18)
 Zdenek Kozesnik                                              Liberec, Czech Republic (15)
 Ales Novak                                                   Prague, Czech Republic (7)
 Jan Nechvatal                                                Most, Czech Republic (19)
 P. Voboril                                                   Jablonec, Czech Republic (18)

See page 15 for Notes

United Energy, a.s.
-------------------
Board of Directors:
 Lubos Jarolimek                                              Prague, Czech Republic (7)
 L. Zapletal                                                  Most, Czech Republic (19)
 B. H. Hale                                                   Buffalo, NY (1)
 G. T. Wehrlin                                                Buffalo, NY (1)
 P. C. Ackerman                                               Buffalo, NY (1)
 B. J. Kennedy                                                Buffalo, NY (1)
 R. J. Tanski                                                 Buffalo, NY (1)
 Jiri Sulc                                                    Most, Czech Republic (19)
 E. Volkman                                                   Most, Czech Republic (19)
 Josef Vanzura                                                Most, Czech Republic (19)

ENOP Company, s.r.o.
--------------------
Statutory Agents:
 Roman Kocar                                                  Most, Czech Republic (19)
 K. Stejskal                                                  Most, Czech Republic (19)
 J. Stepanek                                                  Most, Czech Republic (19)

*** NIM's sole subsidiary is the following general partnership:

DirectLink Gas Marketing Company
--------------------------------
Management Committee Members:
 D. A. Rowekamp                                               Buffalo, NY (1)
 J. A. Brett                                                  MIDCON (11)
 C. Smith                                                     ANR (12)
 D. Jones                                                     Williams (13)

Notes
 (1) National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203
 (2) Institute  of Gas  Technology,  1700 So.  Mt.  Prospect  Road,  DesPlaines,  IL 60018-1804
 (3) Duke Energy  Corporation,  P.O. Box 1642, Houston, TX 77251-1642
 (4) Moog Inc.,  Plant 24/Seneca at Jamison Rd., East Aurora,  NY 14052-0018
 (5) Seneca Resources Corporation,  1201 Louisiana Street, Suite 400, Houston, Texas 77002
 (6)  Seneca  Resources  Corporation,  P.O.  Box  630,  Santa  Paula,  CA 93061-0630
 (7) Horizon  Energy  Development,  s.r.o.,  Maiselova 15, Praha 1 - Josefov,  11000, Czech Republic
 (8) Intra Beheer B.V., Leidseplein 29, 1017 PS, Amsterdam,  The Netherlands
 (9) NGC Corporation,  1000 Louisiana Street,  Suite 5800, Houston, TX 77002-5050
(10)  NICOR, Inc., 1844 Ferry Road, Naperville, IL 60563-9600
(11)  MGS Marketing Corp., 3200 Southwest Freeway, Houston, TX 77027
(12)  Coastal Gas Marketing DirectLink Corp., 9 Greenway Plaza, 22nd Floor, Houston, TX 77046
(13)  Williams Independence Marketing Company, One Williams Center, Tulsa, Oklahoma 74172
(14)  Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303
(15)  Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
(16)  SCT SoftMaker, s.r.o., Seifertova 2179, 434 00 Most, Czech Republic
(17)  National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville, NY 14221
(18)  Jablonecka teplarenska a realitni, a.s., Liberecka 104 Jablonec nad Nisou, Czech Republic
(19)  United Energy, a.s., Komorany, 434 03 Most 3, Czech Republic
(20)  Teplo Branany, s.r.o., Bilinska 76 Branany, Czech Republic
(21)  National Fuel Gas Company, 1100 State Street, Erie, PA 16501
(22)  Teplarna Kromeriz, Na sadkach 3572, Kromeriz, Czech Republic
(23)  Lounske tepelne hospodarstvi, s.r.o., ul. Benese z Loun cp. 185, Louny
(24)  Gas Technology Institute, 1700 So. Mt. Prospect Road, Des Plaines, IL  60018-1804
(25)  National Fuel Gas Distribution Corporation, 365 Mineral Springs Road, Building 3, Buffalo, NY 14210
(26)  National Fuel Exploration Corp., 1000, 550-6th Avenue, S.W., Calgary, Alberta T2P 0S2

Item 6.  OFFICERS AND DIRECTORS (Continued)
-------  ----------------------------------

Part II.  Financial connections as of September 30, 2000:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     -------------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

B. J. Kennedy         HSBC USA, Inc.
                       Buffalo, New York           Director          70 (a)

G. L. Mazanec         Northern Trust Bank
                       of Texas,
                       Dallas, Texas               Director          70 (a)

J. V. Glynn           M&T Bank Corporation
                       Buffalo, New York           Director          70 (a)
                      M&T Bank,
                       Buffalo, New York           Director          70 (a)

Part III.  Compensation and other related information:

(a) Compensation of Directors and Executive Officers:

         The  information  required  by  this  item  appears  under  "Directors'
Compensation," and "Executive Compensation," on pages 6 to 7, and pages 9 to 16, respectively,  of the National Fuel Gas Company Proxy  Statement,  dated January
29, 2001,  included as Exhibit A (3) to this Form U5S and is incorporated herein by reference.

(b) Interest  of  executive  officers  and  directors  in  securities  of System
    Companies including options or other rights to acquire securities:

         The information required by this item appears under "Security Ownership of Certain  Beneficial  Owners and Management," on pages 8 and 9 of the National
Fuel Gas Company Proxy  Statement,  dated January 29, 2001,  included as Exhibit
A(3) of this Form U5S and is incorporated herein by reference.

(c)  Contracts and Transactions with System Companies:

         The  following  contracts  and  transactions  with  the  directors  and executive  officers of National  Fuel Gas Company were  disclosed in the company
Form 10-K fiscal year 2000.

o             Employment  Agreement,  dated  September 17, 1981, with Bernard J.
              Kennedy  (Exhibit 10.4,  Form 10-K for fiscal year ended September
              30, 1994 in File No. 1-3880)

o             Tenth  Amendment to Employment  Agreement with Bernard J. Kennedy, effective  September 1, 1999 (Exhibit  10.1,  Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             Agreement dated August 1, 1986, with Joseph P. Pawlowski  (Exhibit
              10.1,  Form 10-K for fiscal year ended  September  30,1997 in File
              No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
------  ----------------------------------

o             Agreement  dated August 1, 1986,  with Gerald T. Wehrlin  (Exhibit
              10.2,  Form 10-K for fiscal year ended September 30, 1997, in File
              No. 1-3880)

o             Form of Employment  Continuation  and  Noncompetition  Agreements,
              dated as of December 11, 1998, with Philip C. Ackerman,  Walter E.
              DeForest,  Joseph P. Pawlowski,  Dennis J. Seeley,  David F. Smith
              and Gerald T. Wehrlin  (Exhibit 10.1,  Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

o             Form of  Employment  Continuation  and  Noncompetition  Agreement,
              dated as of December 11, 1998,  with James A. Beck (Exhibit  10.3,
              Form 10-Q for the quarterly period ended June 30, 1999 in File No.
              1-3880)

o             National  Fuel Gas Company 1983  Incentive  Stock Option Plan,  as
              amended and restated through February 18, 1993 (Exhibit 10.2, Form
              10-Q for the  quarterly  period  ended  March 31, 1993 in File No.
              1-3880)

o             National Fuel Gas Company 1984 Stock Plan, as amended and restated
              through  February  18,  1993  (Exhibit  10.3,  Form  10-Q  for the
              quarterly period ended March 31, 1993 in File No. 1-3880)

o             Amendment to the National Fuel Gas Company 1984 Stock Plan,  dated
              December 11, 1996 (Exhibit  10.7,  Form 10-K for fiscal year ended
              September 30, 1996 in File No. 1-3880)

o             National  Fuel Gas  Company  1993  Award and  Option  Plan,  dated
              February  18,  1993  (Exhibit  10.1,  Form 10-Q for the  quarterly period ended March 31, 1993 in File No. 1-3880)

o             Amendment to National Fuel Gas Company 1993 Award and Option Plan,
              dated  October 27, 1995 (Exhibit  10.8,  Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

o             Amendment to National Fuel Gas Company 1993 Award and Option Plan,
              dated December 11, 1996 (Exhibit  10.8,  Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

o             Amendment to National Fuel Gas Company 1993 Award and Option Plan,
              dated  December 18, 1996  (Exhibit 10, Form 10-Q for the quarterly period ended December 31, 1996 in File No. 1-3880)

o             Amended and  Restated  National  Fuel Gas  Company  1997 Award and
              Option  Plan,  as amended and restated  through  February 17, 2000
              (Exhibit 10.1, Form 10-Q for the quarterly  period ended March 31,
              2000 in File No. 1-3880)

o             National Fuel Gas Company Deferred  Compensation  Plan, as amended and  restated  through May 1, 1994  (Exhibit  10.7,  Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

o             Amendment to the National Fuel Gas Company  Deferred  Compensation
              Plan,  dated  September  19, 1996  (Exhibit  10.10,  Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
------  ----------------------------------

o             Amendment to the National Fuel Gas Company  Deferred  Compensation
              Plan, dated September 27, 1995 (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

o             National Fuel Gas Company Deferred  Compensation  Plan, as amended and restated  through March 20, 1997 (Exhibit 10.3,  Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o             Amendment to National Fuel Gas Company Deferred  Compensation Plan
              dated June 16, 1997 (Exhibit 10.4, Form 10-K for fiscal year ended
              September 30, 1997 in File No. 1-3880)

o             Amendment  No.  2  to  the  National  Fuel  Gas  Company  Deferred
              Compensation  Plan,  dated March 13, 1998 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

o             Amendment to the National Fuel Gas Company  Deferred  Compensation
              Plan,  dated  February 18, 1999 (Exhibit  10.1,  Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880)

o             National Fuel Gas Company  Tophat Plan,  effective  March 20, 1997
              (Exhibit  10, Form 10-Q for the  quarterly  period  ended June 30,
              1997 in File No. 1-3880)

o             Amendment  No. 1 to the  National  Fuel Gas Company  Tophat  Plan,
              dated April 6, 1998 (Exhibit 10.2, Form 10-K for fiscal year ended
              September 30, 1998 in File No. 1-3880)

o             Amendment  No. 2 to the  National  Fuel Gas Company  Tophat  Plan,
              dated December 10, 1998 (Exhibit 10.1, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

o             Death Benefits  Agreement,  dated August 28, 1991, with Bernard J.
              Kennedy (Exhibit 10-TT,  Form 10-K for fiscal year ended September
              30, 1991 in File No. 1-3880)

o             Amendment to Death  Benefit  Agreement  of August 28,  1991,  with
              Bernard J. Kennedy, dated March 15, 1994 (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

o             Amended and Restated Split Dollar Insurance  Agreement,  effective
              June 15, 2000 among National Fuel Gas Company, Bernard J. Kennedy, and Joseph B. Kennedy, as Trustee of the Trust under the Agreement dated January 9, 1998 (Exhibit  10.1,  Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

o             Contingent  Benefit  Agreement  effective  June 15,  2000  between
              National  Fuel Gas Company and Bernard J. Kennedy  (Exhibit  10.2,
              Form 10-Q for the quarterly period ended June 30, 2000 in File No.
              1-3880)

o             Amended and Restated  Split  Dollar  Insurance  and Death  Benefit
              Agreement  dated  September  17,  1997  with  Philip  C.  Ackerman
              (Exhibit 10.5,  Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o             Amendment  Number 1 to Amended and Restated Split Dollar Insurance
              and Death  Benefit  Agreement  by and  Between  National  Fuel Gas
              Company and Philip C.  Ackerman,  dated  March 23,  1999  (Exhibit
              10.3,  Form 10-K for fiscal year ended  September 30, 1999 in File
              No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
------  ----------------------------------

o             Amended and Restated  Split  Dollar  Insurance  and Death  Benefit
              Agreement  dated  September  15,  1997 with  Joseph  P.  Pawlowski
              (Exhibit 10.7,  Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o             Amendment  Number 1 to Amended and Restated Split Dollar Insurance
              and Death  Benefit  Agreement  by and  Between  National  Fuel Gas
              Company and Joseph P.  Pawlowski,  dated  March 23, 1999  (Exhibit
              10.5,  Form 10-K for fiscal year ended  September 30, 1999 in File
              No. 1-3880)

o             Second Amended and Restated Split Dollar Insurance Agreement dated
              June 15, 1999 with Gerald T. Wehrlin  (Exhibit 10.6, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             Amended and Restated  Split  Dollar  Insurance  and Death  Benefit
              Agreement  dated  September  15,  1997  with  Walter  E.  DeForest
              (Exhibit 10.7,  Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             Amendment  Number 1 to Amended and Restated Split Dollar Insurance
              and Death  Benefit  Agreement  by and  Between  National  Fuel Gas
              Company and Walter E.  DeForest,  dated  March 29,  1999  (Exhibit
              10.8,  Form 10-K for fiscal year ended  September 30, 1999 in File
              No. 1-3880)

o             Amended and Restated  Split  Dollar  Insurance  and Death  Benefit
              Agreement  dated September 15, 1997 with Dennis J. Seeley (Exhibit
              10.9,  Form 10-K for fiscal year ended  September 30, 1999 in File
              No. 1-3880)

o             Amendment  Number 1 to Amended and Restated Split Dollar Insurance
              and Death  Benefit  Agreement  by and  Between  National  Fuel Gas
              Company and Dennis J. Seeley, dated March 29, 1999 (Exhibit 10.10,
              Form 10-K for fiscal  year ended  September  30,  1999 in File No.
              1-3880)

o             Split Dollar Insurance and Death Benefit Agreement dated September
              15, 1997 with Bruce H. Hale (Exhibit  10.11,  Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             Amendment  Number 1 to Split Dollar  Insurance  and Death  Benefit
              Agreement  by and Between  National  Fuel Gas Company and Bruce H.
              Hale,  dated March 29, 1999 (Exhibit  10.12,  Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             Split Dollar Insurance and Death Benefit Agreement dated September
              15, 1997 with David F. Smith (Exhibit 10.13,  Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             Amendment  Number 1 to Split Dollar  Insurance  and Death  Benefit
              Agreement  by and Between  National  Fuel Gas Company and David F.
              Smith,  dated March 29, 1999 (Exhibit 10.14,  Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o             National Fuel Gas Company and Participating Subsidiaries Executive
              Retirement Plan as amended and restated  through  November 1, 1995
              (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

o             National  Fuel Gas Company  and  Participating  Subsidiaries  1996
              Executive  Retirement Plan Trust Agreement (II) dated May 10, 1996
              (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Concluded)
------  ----------------------------------

o             Amendments  to  National   Fuel  Gas  Company  and   Participating
              Subsidiaries  Executive  Retirement  Plan dated September 18, 1997
              (Exhibit 10.9,  Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o             Amendments  to the  National  Fuel Gas Company  and  Participating
              Subsidiaries  Executive  Retirement  Plan dated  December 10, 1998
              (Exhibit 10.2,  Form 10-Q for the quarterly  period ended December
              31, 1998 in File No. 1-3880)

o             Amendments  to  National   Fuel  Gas  Company  and   Participating
              Subsidiaries  Executive  Retirement  Plan effective  September 16,
              1999 (Exhibit 10.15, Form 10-K for fiscal year ended September 30,
              1999 in File No. 1-3880)

o             Administrative Rules with Respect to at Risk Awards under the 1993
              Award and Option Plan  (Exhibit  10.14,  Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

o             Administrative Rules with Respect to at Risk Awards under the 1997
              Award and Option Plan  (Exhibit  A,  Definitive  Proxy  Statement,
              Schedule 14(A) filed January 14, 2000 in File No. 1-3880)

o             Administrative Rules of the Compensation Committee of the Board of
              Directors of National  Fuel Gas Company,  as amended and restated, effective  December  10,  1998  (Exhibit  10.3,  Form 10-Q for the
              quarterly period ended December 31, 1998 in File No. 1-3880)

o             Excerpts of Minutes  from the National  Fuel Gas Company  Board of
              Directors  Meeting of February 20, 1997  regarding the  Retirement
              Benefits  for Bernard J.  Kennedy  (Exhibit  10.10,  Form 10-K for
              fiscal year ended September 30, 1997 in File No. 1-3880)

o             Excerpts of Minutes  from the National  Fuel Gas Company  Board of
              Directors  Meeting of March 20, 1997 regarding the Retainer Policy for Non-Employee  Directors  (Exhibit 10.11,  Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

(d)    Indebtedness to System Companies:  None

(e)    Participation in Bonus and Profit-Sharing Arrangements and Other Benefits:

        The  information   required  by  this  item  appears  under  "Directors'
        Compensation," and "Executive Compensation," on pages 6 to 7 and pages 9 to 16,  respectively,  of the National Fuel Gas Company Proxy Statement,
        dated  January 29,  2001,  included as Exhibit A(3) to this Form U5S and incorporated herein by reference.

Part III.  Compensation of Directors and Executive Officers (Concluded)

(f)    Rights to Indemnity:

       The information  required by this item appears in Article II, Paragraph 8 of the  National  Fuel Gas Company  By-Laws as amended  through  June 15,
       2000.  Such  By-Laws are listed as Exhibit  B(1)(ii) to this Form U5S and are incorporated herein by reference as indicated.

       The Company also  purchases  directors and officers  liability  insurance coverage  with an  annual  aggregate  limit  of  $135  million,  and,  in recognition of the scope of the foregoing by-law indemnification, certain other errors and  omissions  and general  liability  insurance  coverages which are  applicable to all employees as insureds,  including  directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS
-------  ----------------------------------

                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 2000
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures,  disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political  party,  candidate for public office or holder of such office, or any committee or agent therefor:

Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions        $  5,628

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions        $  5,504

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions        $  3,686

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions        $  4,254

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions        $  1,682

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions        $  1,581

* Company  labor and expenses  relating to  administration  of political  action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    Buffalo-Niagara
                            Enterprise             Civic     Operation Expense              $125,035

Distribution Corporation    32 Beneficiaries       Civic     Operation Expense              $ 15,947

Supply Corporation          Buffalo-Niagara
                            Enterprise             Civic     Operation Expense              $125,035

Supply Corporation          20 Beneficiaries       Civic     Operation Expense              $  8,798

Seneca Resources             2 Beneficiaries       Civic     Operation Expense              $    975

The  information  called  for  by  instruction  2 to  Item 7 was  compiled,  and memoranda from the applicable  System  Companies were received and are preserved by the Registrant.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
-------  -----------------------------------------

Part I.  Intercompany sales and services

    (1)    Salaries of officers of the Registrant

                                                           NATIONAL FUEL GAS COMPANY
                                                           -------------------------
                                                          REPORT OF OFFICERS' SALARIES
                                                          ----------------------------
                                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                  --------------------------------------------

                          Distribution   Supply    Seneca     Leidy                       Data-
                  Parent     Corp.       Corp.    Resources    Hub    Highland  Horizon   Track   NFR     Total
                  ------  ------------   ------   ---------   -----   --------  -------   -----   ---     -----

B. J. Kennedy    $72,093  $296,854      $449,520   $10,602    $   -   $2,120    $ 8,481  $4,240  $4,240  $848,150

P. C. Ackerman    48,450   199,500       199,500    82,650        -    5,700     34,200       -       -   570,000

A. M. Cellino      8,437   106,887        53,426         -        -        -          -       -       -   168,750

J. P. Pawlowski   12,400   149,229        69,832    14,984        -    1,390          -       -     165   248,000

G. T. Wehrlin     12,325    34,349        16,074     3,449    7,395      320    172,550       -      38   246,500

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                                                       DISTRIBUTION CORPORATION
                                                       ------------------------
                                               REPORT OF INTERCOMPANY SALES AND SERVICES
                                               -----------------------------------------
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                             --------------------------------------------
                                                        (THOUSANDS OF DOLLARS)
                                                        ----------------------

                                                            Common Expenses
                            --------------------------------------------------------------------------

                                                      Corporate     Materials                Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting   Payable
-----------------           ---------   ----------  --------------  ----------  ----------   -------
Supply Corporation            $529        $234           $160          $23       $1,063       $177
Seneca Resources               399           -              8            -          225          -
UCI                              -           -              -            -            -          -
Highland                        49           -              1            -           21          -
Data-Track                       -           -              -            -            -          -
NFR                              6           -              -            -            2          -
Leidy Hub                        -           -              -            -            -          -
Horizon                          -           -              -            -            -          -
Parent Company                   -           -              -            -            -          -
NIM                              -           -              -            -            -          -
Upstate Energy                   -           -              -            -            -          -
                              ----        ----           ----          ---       ------       ----
                              $983        $234           $169          $23       $1,311       $177
                              ====        ====           ====          ===       ======       ====

                                                            Common Expenses
                            --------------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---
Supply Corporation             $229          $398        $ 43       $606          $78            $184      $230
Seneca Resources                  -            34          33         98            -             151         -
UCI                               -             -           -          -            -               -         -
Highland                          -             4           4          9            -              19         -
Data-Track                        -             -           -          -            -               -         -
NFR                               -             1           1          1            -               2         -
Leidy Hub                         -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
Parent Company                    -             -           -          -            -               -         -
NIM                               -             -           -          -            -               -         -
Upstate Energy                    -             -           -          -            -               -         -
                               ----          ----        ----       ----          ---            ----      ----
                               $229          $437        $ 81       $714          $78            $356      $230
                               ====          ====        ====       ====          ===            ====      ====

                               Common Expenses
                            --------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------
Supply Corporation           $195       $4,149          $4,537     $3,734      $ 8,973             $21,393
Seneca Resources                -          948             172        238        2,022               3,380
UCI                             -            -               -          -           16                  16
Highland                        -          107              20         38          475                 640
Data-Track                      -            -               -          -           50                  50
NFR                             -           13              38         24          280                 355
Leidy Hub                       -            -               -         13           11                  24
Horizon                         -            -               -        478           94                 572
Parent Company                  -            -               4        128          756                 888
NIM                             -            -               -          -           17                  17
Upstate Energy                  -            -               -          -           13                  13
                             ----       ------          ------     ------      -------             -------
                             $195       $5,217          $4,771     $4,653      $12,707             $27,348
                             ====       ======          ======     ======      =======             =======

* Analysis of Clearing  Charges,  Direct Charges & Convenience or  Accommodation
Payments is presented on pages 24 and 25.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                                                       DISTRIBUTION CORPORATION
                                                       ------------------------
                                               REPORT OF INTERCOMPANY SALES AND SERVICES
                                               -----------------------------------------
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                             --------------------------------------------
                                                        (THOUSANDS OF DOLLARS)
                                                        ----------------------

                                                            Clearing Charges
                            -------------------------------------------------------------------------------
                            Material                                                           Total
                            Issue &                                       Data    Messenger   Clearing
Receiving Company           Transfer Telecommunications Rental Postage Processing  Expense     Charges
-----------------           -------- ------------------ ------ ------- ---------- ---------   ---------
Supply Corporation           $1,923         $203          $5    $13      $2,299     $ 94       $4,537
Seneca Resources                  -           45           -      -         126        1          172
UCI                               -            -           -      -           -        -            -
Highland                          -            -           -      -          12        8           20
Data-Track                        -            -           -      -           -        -            -
NFR                               -           27           -      -           2        9           38
Leidy Hub                         -            -           -      -           -        -            -
Horizon                           -            -           -      -           -        -            -
Parent Company                    -            -           -      -           4        -            4
NIM                               -            -           -      -           -        -            -
Upstate Energy                    -            -           -      -           -        -            -
                             ------         ----          --    ---      ------     ----       ------
                             $1,923         $275          $5    $13      $2,443     $112       $4,771
                             ======         ====          ==    ===      ======     ====       ======

                                                            Direct Charges
                            -----------------------------------------------------------------------------------------
                                        Telecom-                             Contract
Receiving Company           Land  MMD  munications  Insurance  Operations  Administration     Safety  Accounting
-----------------           ----- ---  -----------  ---------  ----------  --------------     ------  ----------
Supply Corporation          $328  $84     $41         $432       $2,058         $59             $-       $ 1
Seneca Resources               -    -       -            -           21           -              -         -
UCI                            -    -       -            -            -           -              -         -
Highland                       -    -       -            -            -           -              -         -
Data-Track                     -    -       -            -            -           -              -         -
NFR                            -    -       -            -            -           -              -         -
Leidy Hub                      -    -       -            -            -           -              -         -
Horizon                        -    -       -            -            -           -              -        65
Parent Company                 -    -       -            -            -           -              1         -
NIM                            -    -       -            -            -           -              -         -
Upstate Energy                 -    -       -            -            -           -              -         -
                            ----  ---     ---         ----       ------         ---             --       ---
                            $328  $84     $41         $432       $2,079         $59             $1       $66
                            ====  ===     ===         ====       ======         ===             ==       ===

                                                            Direct Charges
                            -----------------------------------------------------------------------------------------
                                                Government                         Energy      Rates &
Receiving Company           Legal   Purchasing   Affairs     Finance   Executive   Services   Regulation
-----------------           -----   ----------  ----------   -------   ---------   --------   ----------
Supply Corporation           $16        $4         $243       $153       $225        $21         $1
Seneca Resources               -         -            -         22        192          -          1
UCI                            -         -            -          -          -          -          -
Highland                       -         -            -         24         14          -          -
Data-Track                     -         -            -          -          -          -          -
NFR                            -         -            -         23          1          -          -
Leidy Hub                      -         -            -          -         13          -          -
Horizon                        -         -            -         55        358          -          -
Parent Company                 -         -            -          1        119          -          -
NIM                            -         -            -          -          -          -          -
Upstate Energy                 -         -            -          -          -          -          -
                             ---        --         ----       ----       ----        ---         --
                             $16        $4         $243       $278       $922        $21         $2
                             ===        ==         ====       ====       ====        ===         ==

                                                            Direct Charges
                            -----------------------------------------------------------------------------------------
                                                                                                         Total
                            Benefit   Transportation                Quality                              Direct
Receiving Company           Services     New York     Engineering  Assurance                             Charges
-----------------           --------  --------------  -----------  ---------                             -------
Supply Corporation            $ -         $10              $3         $55                                $3,734
Seneca Resources                2           -               -           -                                   238
UCI                             -           -               -           -                                     -
Highland                        -           -               -           -                                    38
Data-Track                      -           -               -           -                                     -
NFR                             -           -               -           -                                    24
Leidy Hub                       -           -               -           -                                    13
Horizon                         -           -               -           -                                   478
Parent Company                  8           -               -           -                                   129
NIM                             -           -               -           -                                     -
Upstate Energy                  -           -               -           -                                     -
                              ---         ---              --         ---                                ------
                              $10         $10              $3         $55                                $4,654
                              ===         ===              ==         ===                                ======

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                            DISTRIBUTION CORPORATION
                            ------------------------
                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                Receiving Company
                     --------------------------------------------------------------------
                     Parent    Supply     Seneca       Data-              Leidy
                     Company Corporation Resources UCI Track Highland NFR  Hub  Horizon
                     ------- ----------- --------- --- ----- -------- ---  ---  -------

Material              $   1     $ 1,131   $    2   $  - $ -    $  -   $  - $ 2   $ -
Rents                     -         179        -      -   -       -      -   -     -
Transportation            -          15        1      -   -       -      -   -     2
Utilities                 -         538       82      -  31       -     23   -     -
Contractors &
 Outside Services       501         840       90      2   9      48     47   8    74
Equipment Purchases
 & Rentals                1         572       13      -   -       -      5   -     2
Employee Benefits         9       3,434        -      -   -       4    104   -     -
Office Expense           16         934       43      1   9       6     47   1    15
Dues & Subscriptions      -         211        -      -   -       -      -   -     -
Other Insurance          27         487    1,743      -   -     340     21   -     -
Injuries & Damages        -          96        3     13   -      74      1   -     -
Other                   192         524       44      -   1       3     32   -     1
Advertising               -           5        1      -   -       -      -   -     -
Postage                   9           -        -      -   -       -      -   -     -
Environmental             -           7        -      -   -       -      -   -     -
                      -----      ------   ------   ---- ---    ----   ---- ---   ---

                      $ 756     $ 8,973   $2,022   $ 16 $50    $475   $280 $11   $94
                      =====     =======   ======   ==== ===    ====   ==== ===   ===

                              Receiving Company
                              -----------------
                                   Upstate
                           NIM     Energy      Total
                           ---     ------      -----

Material                   $ -      $ -       $ 1,136
Rents                        -        -           179
Transportation               -        -            18
Utilities                    -        -           674
Contractors &
 Outside Services           15       12         1,646
Equipment Purchases
 & Rentals                   -        -           593
Employee Benefits            -        -         3,551
Office Expense               2        1         1,075
Dues & Subscriptions         -        -           211
Other Insurance              -        -         2,618
Injuries & Damages           -        -           187
Other                        -        -           797
Advertising                  -        -             6
Postage                      -        -             9
Environmental                -        -             7
                           ---      ---       -------

                           $17      $13       $12,707
                           ===      ===       =======

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                               SUPPLY CORPORATION
                               ------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                            Clearing Accounts                     Direct Charges
                   ------------------------------------  ---------------------------------
                               Material         Total
                   Production  Issue &  Rental Clearing            Interstate
Receiving Company   Clearing   Transfer Clear  Charges   Insurance Marketing   Finance
-----------------   --------   -------- -----  -------   --------- ----------   -------

Distribution Corp.    $  -      $  935  $2,783  $3,718      $17       $ 7       $  -
Seneca Resources       200           3       -     203        -         -          -
Horizon                  -           -       9       9        -         -         51
Highland                 -           -       -       -        -         -          -
Data Track               -           -       -       -        -         -          -
NFR                      -           -       -       -        -         -          -
Leidy Hub                -           -       -       -        -         -          -
Parent Company           -           -      11      11        -         -          -
Upstate Energy           -           -       -       -        -         -          -
                      ----      ------  ------  ------      ---       ---       ----

                      $200      $  938  $2,803  $3,941      $17       $ 7       $ 51
                      ====      ======  ======  ======      ===       ===       ====

                                               Direct Charges Continued
                        ------------------------------------------------------------------
                                                                      Operations,
                                                                     Construction &
                                  Human            Gas                  Customer
Receiving Company  Engineering  Resources  Land  Control  Executive     Service      Legal
-----------------  -----------  ---------  ----  -------  ---------  --------------  -----

Distribution Corp.   $ 19         $110     $235  $1,190      $186        $1,856       $17
Seneca Resources        -            -       48       -        17            79         -
Horizon                 -            -        -       -       367             -         -
Highland                -            3        -       -         2             -         -
Data Track              -            -        -       -         7             -         -
NFR                     -            1        -       -         7             -         -
Leidy Hub               -            -        -       -         -             -         -
Parent Company          -            2        -       -       124             -         -
Upstate Energy          -            -        -       -         -             -         -
                     ----         ----     ----  ------      ----        ------       ---

                     $ 19         $116     $283  $1,190      $710        $1,935       $17
                     ====         ====     ====  ======      ====        ======       ===

                                                             Total Services
                     Total     Total     Convenience or       Rendered By
                    Direct    Clearing   Accommodation         Statutory
Receiving Company   Charges   Charges      Payments*          Subsidiaries
-----------------   -------   --------   --------------      ---------------

Distribution Corp.  $3,637     $3,718        $1,789              $ 9,144
Seneca Resources       144        203             7                  354
Horizon                418          9             -                  427
Highland                 5          -             2                    7
Data Track               7          -             1                    8
NFR                      8          -            23                   31
Leidy Hub                -          -             -                    -
Parent Company         126         11            17                  154
Upstate Energy           -          -             -                    -
                    ------     ------        ------              -------

                    $4,345     $3,941        $1,839              $10,125
                    ======     ======        ======              =======

* Analysis of Convenience or Accommodation Payments is presented on page 27.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                               SUPPLY CORPORATION
                               ------------------
                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                          Receiving Company
                      ----------------------------------------------------------
                       Parent   Distribution   Seneca    Horizon
                       Company  Corporation   Resources  Energy   Highland
                       -------  -----------   ---------  ------   --------

Material                 $ -       $  211       $ 2        $-       $ -
Rents                      -            -         -         -         -
Transportation             -            4         -         -         -
Utilities                  -           71         -         -         -
Contractors &
 Outside Services          -          456         1         -         -
Equipment Purchases
 & Rentals                 -          137         -         -         -
Employee Benefits         14          279         2         2         -
Office Expense             -           93         1        (2)        -
Dues & Memberships         -           18         -         -         -
Other                      1          321         1         -         2
Other Insurance            2          199         -         -         -
Postage                    -            -         -         -         -
Advertising                -            -         -         -         -
Environmental              -            -         -         -         -
                         ---       ------       ---        --       ---

                         $17       $1,789       $ 7        $-       $ 2
                         ===       ======       ===        ==       ===

                              Receiving Company
                      -------------------------------
                      Data-                  Upstate
                      Track  NFR  Leidy Hub  Energy       Total
                      -----  ---  ---------  ------       -----

Material               $-    $ -     $-        $-         $  213
Rents                   -      -      -         -              -
Transportation          -      -      -         -              4
Utilities               -      -      -         -             71
Contractors &
 Outside Services       -      -      -         -            457
Equipment Purchases
 & Rentals              -      -      -         -            137
Employee Benefits       1      1      -         -            299
Office Expense          -      -      -         -             92
Dues & Memberships      -      -      -         -             18
Other                   -     22      -         -            347
Other Insurance         -      -      -         -            201
Postage                 -      -      -         -              -
Advertising             -      -      -         -              -
Environmental           -      -      -         -              -
                       --    ---     --        --         ------

                       $1    $23     $-        $-         $1,839
                       ==    ===     ==        ==         ======

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                SENECA RESOURCES
                                ----------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                                            Total
                                                                           Services
                                                         Convenience or  Rendered By
                                   Timber                Accommodation    Statutory
Receiving Company                  Sales     Operations     Payments     Subsidiaries
-----------------                  -----     ----------     --------     ------------

Supply Corporation                $     -      $  655         $  5         $   660
Highland                           10,227           -            -          10,227
NFR                                     -       1,594          183           1,777
Upstate Energy                          -          89           15             104
Parent Company                          -           -            -               -
NFE                                     -           -           42              42
Horizon                                 -           -            4               4
                                  -------      ------         ----         -------

                                  $10,227      $2,338         $249         $12,814
                                  =======      ======         ====         =======

                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------

                                        Receiving Company
                     -----------------------------------------------------
                              Upstate    Supply
                     Horizon  Energy   Corporation   NFR     NFE     Total
                     -------  ------   -----------   ---   --------  -----

Other                  $4       $15        $5        $183     $42    $249
                       --       ---        --        ----     ---    ----

                       $4       $15        $5        $183     $42    $249
                       ==       ===        ==        ====     ===    ====

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Concluded)

  (2)  Services rendered by Statutory Subsidiaries (Concluded)

                                    HIGHLAND
                                    --------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                Total Services
                                                  Rendered By
                               Convenience         Statutory
Receiving Company               Payments          Subsidiaries
-----------------              -----------       --------------

Seneca Resources                  $268                $268

Supply Corporation                   4                   4
                                  ----                ----

                                  $272                $272
                                  ====                ====

                                   DATA-TRACK
                                   ----------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                        ----------     ----------------

Distribution Corporation                    $390             $390

NFR                                            5                5
                                            ----             ----

                                            $395             $395
                                            ====             ====

        (3)     Services rendered by Registrant

                No services were rendered for a charge by the  Registrant to any of its  subsidiaries  during the fiscal year ended September 30,
                2000.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)
-------  -----------------------------------------------------

Part II. Contracts to purchase  services or goods between any System company and any affiliate at September 30, 2000:

                 None

Part III.  Employment of any person by any System company for the performance on a continuing basis of management services:

                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
           --------------       ---------------------------      -------------

           Robert Davis         Performs management and            $100,000
                                consulting services for
                                Highland.

           Joseph Maljovec      Performs management and            $ 66,300
                                consulting services for
                                Highland.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
-------  --------------------------------------------------

Part I.           A.       Interests in Foreign Utility Companies

                           1.       United Energy, a.s. and Teplarna Liberec, a.s.

                           (a)      United Energy, a.s. (UE)
                                    Komorany u Mostu
                                    434 03 Most
                                    Czech Republic

                                    Teplarna Liberec, a.s. (TL)
                                    Dr. M. Horakove 641/34a
                                    460 01 Liberec
                                    Czech Republic

                                    UE was formed  during the fiscal  year ended
                                    September  30,  2000  by the  merger  of two
                                    separate    foreign    utility     companies
                                    ultimately   owned  by  National   Fuel  Gas
                                    Company--Severoceske   teplarny,   a.s.  and
                                    Prvni  severozapadni  teplarenska,  a.s.  UE
                                    generates   and   supplies   steam  heat  to
                                    customers  in the  Czech  Republic.  UE also
                                    generates  electric  energy for sale. UE has
                                    been designated as a foreign utility company
                                    because it owns and  operates  a  coal-fired
                                    electric  generation  plant with  generating
                                    capacity of 236 MW and sells the electricity
                                    it produces at  wholesale.  UE has also been
                                    designated  as  a  foreign  utility  company
                                    because  it  owns  a  70%  interest  (common
                                    equity)  in  TL.  TL,  in  turn,   has  been
                                    designated  as  a  foreign  utility  company
                                    because  it owns and  operates a 12 MW steam
                                    powered  electric   generation  turbine  and
                                    sells the produced electricity at wholesale.

                                    Horizon Energy  Development,  Inc. (Horizon)
                                    owns 100% of the  capital  stock of  Horizon
                                    Energy Holdings, Inc. (HEHI) which owns 100%
                                    of  the  capital  stock  of  Horizon  Energy
                                    Development B.V. (HEDBV).  HEDBV owns 84.73%
                                    of the capital stock of UE which owns 70% of
                                    the capital stock of TL.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)
-------  --------------------------------------------------------------

                           (b)      Horizon  owns 100% of the  capital  stock of
                                    HEHI,   which   investment   was  valued  at
                                    $101,754,000  as of September 30, 2000. HEHI
                                    owns  100% of the  capital  stock of  HEDBV,
                                    which  investment was valued at $101,754,000
                                    as of September 30, 2000.  HEDBV owns 84.73%
                                    of the capital stock of consolidated UE, and
                                    such investment was valued  at  $100,780,000
                                    as of September 30, 2000. UE owns 70% of the
                                    capital stock of TL, and such investment was
                                    valued at  $7,565,000  as of  September  30,
                                    2000.  The  financial  statements of Horizon
                                    and its  subsidiaries  are found on pages 56
                                    through 90 of this Form U5S.

                                    There  are  no  debts  or  other   financial
                                    obligations  of  HEHI,  HEDBV,  UE or TL for
                                    which   there  is   recourse,   directly  or
                                    indirectly,   to  the   registered   holding
                                    company or another system company. There are
                                    no direct or indirect  guaranties  of any of
                                    the securities of UE or TL by the registered
                                    holding   company.   There   have   been  no
                                    transfers  of any  assets  from  any  system
                                    company to TL.

                           (c)      The ratio of debt to common equity of UE was
                                    52.90% as of September  30, 2000.  TL had no
                                    debt  outstanding at September 30, 2000. The
                                    earnings  (loss) of UE and TL for the twelve
                                    months  ended  September  30,  2000  (net of
                                    minority   interest)  were   $7,664,000  and
                                    $(513,000),   respectively.   The  financial
                                    statements  of UE and TL are  found on pages
                                    77 through 86 of this Form U5S.

                           (d)      There  are  management   support  agreements
                                    between Horizon Energy  Development,  s.r.o.
                                    (HED) and UE and TL. Under these agreements,
                                    HED  agrees to provide  management  services
                                    (i.e., strategic,  legal, marketing,  public
                                    relations  and human  resource  services) to
                                    both UE and TL. The agreement  with UE calls
                                    for UE to pay HED CZK 1,975,000 on a monthly
                                    basis.  The  agreement  with TL calls  for a
                                    monthly payment of CZK 750,000 to HED.

                                    There is a service  agreement between UE and
                                    TL calling for TL to pay UE CZK 1,630,000 on
                                    a monthly  basis.  The  services UE provides
                                    are similar to those described above.

                           2.       Teplarna Kromeriz, a.s.

                           (a)      Teplarna Kromeriz, a.s. (Kromeriz)
                                    Na Sadkach 3572
                                    767 01 Kromeriz
                                    Czech Republic

                                    Kromeriz  generates and supplies  steam heat
                                    to customers in the Czech  Republic.  It has
                                    been designated as a foreign utility company
                                    because it has  developed  initial  plans to
                                    add a 38 MW simple-cycle electric generating
                                    unit on its site.

                                    Horizon  owns 100% of the  capital  stock of
                                    HEHI which owns 100% of the capital stock of
                                    HEDBV.  HEDBV  owns  100%  of  the  business
                                    shares of Power Development, s.r.o., (PD) (a
                                    limited  liability  company) which owns 100%
                                    of the capital stock of Kromeriz.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)
-------  --------------------------------------------------------------

                           (b)      Horizon  owns 100% of the  capital  stock of
                                    HEHI,   which   investment   was  valued  at
                                    $101,754,000  as of September 30, 2000. HEHI
                                    owns  100% of the  capital  stock of  HEDBV,
                                    which  investment was valued at $101,754,000
                                    as of September 30, 2000. HEDBV owns 100% of
                                    the   business   shares  of  PD,   and  such
                                    investment  was valued at  $1,240,000  as of
                                    September  30,  2000.  PD  owns  100% of the
                                    capital   stock   of   Kromeriz,   and  such
                                    investment  was  valued  at  $586,000  as of
                                    September 30, 2000. The financial statements
                                    of Horizon and its subsidiaries are found on
                                    pages 56 through 90 of this Form U5S.

                                    There  are  no  debts  or  other   financial
                                    obligations of HEHI,  HEDBV,  PD or Kromeriz
                                    for which  there is  recourse,  directly  or
                                    indirectly,   to  the   registered   holding
                                    company or another system company. There are
                                    no direct or indirect  guaranties  of any of
                                    the securities of Kromeriz by the registered
                                    holding   company.   There   have   been  no
                                    transfers  of any  assets  from  any  system
                                    company to Kromeriz.

                           (c)      The  ratio  of  debt  to  common  equity  of
                                    Kromeriz  was  24.23%  as of  September  30,
                                    2000.  Kromeriz posted net income of $11,000
                                    for the twelve  months ended  September  30,
                                    2000.  The financial  statements of Kromeriz
                                    are  found on pages  86  through  90 of this
                                    Form U5S.

                           (d)      There  is  a  management  support  agreement
                                    between   HED  and   Kromeriz.   Under  this
                                    agreement,  HED agrees to provide management
                                    services (i.e., strategic, legal, marketing,
                                    public    relations   and   human   resource
                                    services) to Kromeriz.  The agreement  calls
                                    for  Kromeriz  to  pay HED CZK  210,000 on a
                                    monthly basis.

                  B.       Interests in Exempt Wholesale Generators

                           (a)      NFR Power, Inc. (Power)
                                    165 Lawrence Bell Drive
                                    Suite 120
                                    Williamsville, New York  14221

                                    Power  has  been  designated  as  an  exempt
                                    wholesale  generator  by the Federal  Energy
                                    Regulatory Commission and has acquired a 50%
                                    interest  in  Seneca  Energy  II,  LLC which
                                    generates approximately 11 MW of electricity
                                    by  using   methane  gas  obtained   from  a
                                    landfill owned by an outside party and sells
                                    that  electricity  at  wholesale to a public
                                    utility.  The  Registrant  owns  100% of the
                                    capital stock of Power.

                           (b)      The  Registrant  owns  100%  of the  capital
                                    stock of Power.  As of  September  30, 2000,
                                    such  investment  was valued at  $4,916,000.
                                    The financial  statements of Power are found
                                    on pages 37 through 50 of this Form U5S.

                                    As of  September  30,  2000,  there  were no
                                    debts  or  other  financial  obligations  of
                                    Power for which there was recourse, directly
                                    or  indirectly,  to the  registered  holding
                                    company or another system company.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)
-------  --------------------------------------------------------------

                                    There are no direct or  indirect  guarantees
                                    of any securities of Power by the registered
                                    holding company other than one guaranty from
                                    National   Fuel  Gas  Company  in  favor  of
                                    KeyCorp  Leasing  in the  maximum  amount of
                                    $5,000,000.  There have been no transfers of
                                    any assets from any system company to Power.

                           (c)      The ratio of debt to common  equity of Power
                                    was in excess of 0% at  September  30, 2000.
                                    Power  posted  a net  loss of  approximately
                                    $26,000   for  the   twelve   months   ended
                                    September 30, 2000 The financial  statements
                                    of Power are found on pages 37 through 50 of
                                    this Form U5S.

                           (d)      There are no services, sales or construction
                                    contracts between Power and any system company.

Part II           Relationship  of Exempt  Wholesale  Generators and Foreign
                  Utility Companies to System Companies

                  Organization charts showing the relationships of Kromeriz, TL,
                  UE and Power to system  companies  are provided as Exhibits
                  H-1, H-2 and H-3 to this Form U5S.

Part III          Aggregate  Investment in Exempt  Wholesale  Generators and
                  Foreign Utility Companies

                  The  Registrant's  aggregate  investment  in exempt  wholesale generators and foreign utility companies at September 30, 2000 was $10,020,000 and $108,053,435, respectively, for a total of
                  $118,073,435.  The  aggregate  investment  in foreign  utility companies  and exempt  wholesale  generators  was 21.0% of its aggregate capital investment in Distribution Corporation,  the
                  Registrant's domestic public utility subsidiary. The aggregate investment  amounts  used in this  calculation  represent  the money paid for common stock and long-term or  short-term  debt
                  (including  net money  pool  borrowings)  for  which  there is recourse, directly or indirectly, to National Fuel Gas Company or any subsidiary company thereof.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
--------  ---------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 2000
                               ------------------

                                                                         Page
                                                                         ----

National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         36
Consolidating and Consolidated Balance Sheet at September 30, 2000       37-40
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 2000                                          41-42
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 2000              43-44
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 2000                                   45-48
Consolidating and Consolidated Statement of Comprehensive Income
  for the Fiscal Year Ended September 30, 2000                           49-50

Seneca Resources Corporation:
Consolidating Balance Sheet at September 30, 2000                         51
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2000                                                      52
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2000                            53
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2000                                                54
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2000                                                55

Horizon Energy Development, Inc. and Subsidiaries:
Consolidating Balance Sheet at September 30, 2000                         56
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2000                                                      57
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2000                            58
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2000                                                59
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2000                                                60

Horizon Energy Holdings, Inc.:
Consolidating Balance Sheet at September 30, 2000                         61
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2000                                                      62
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2000                            63
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2000                                                64
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2000                                                65

Horizon Energy Development B.V.:
Consolidating Balance Sheet at September 30, 2000                        66-67
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2000                                                     68-69
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2000                           70-71
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2000                                               72-73
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2000                                               74-75

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (Concluded)
--------  ---------------------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 2000
                               ------------------

                                                                         Page
                                                                         ----

United Energy, a.s.:
Consolidating Balance Sheet at September 30, 2000                        76-77
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2000                                                     78-79
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2000                           80-81
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2000                                               82-83
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2000                                               84-85

Power Development, s.r.o. (Power Development):
Consolidating Balance Sheet at September 30, 2000                         86
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2000                                                      87
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2000                            88
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2000                                                89
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2000                                                90

Notes to Consolidated Financial Statements                                 *

*    The  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, are incorporated herein by reference.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
National Fuel Gas Company

In our  opinion,  the  consolidated  financial  statements  listed  in the index appearing  under  Item 10 on Pages 34 and 35  present  fairly,  in all  material
respects,   the  financial  position  of  National  Fuel  Gas  Company  and  its subsidiaries  at September  30, 2000,  and the results of their  operations  and their  cash  flows  for the year  then  ended,  in  conformity  with  accounting principles  generally accepted in the United States.  These financial statements are the  responsibility of the Company's  management;  our  responsibility is to express  an  opinion  on  these  financial  statements  based on our  audit.  We conducted our audit of these  statements in accordance  with auditing  standards generally  accepted in the United  States which require that we plan and perform the audit to obtain reasonable  assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence  supporting the amounts and  disclosures  in the financial  statements, assessing the  accounting  principles  used and  significant  estimates  made by management,  and evaluating the overall  financial  statement  presentation.  We believe  that our audit  provides a reasonable  basis for the opinion  expressed above.

Our audit was made for the  purpose of  forming  an opinion on the  consolidated financial statements taken as a whole. The consolidating information on pages 37 through 90 is  presented  for  purposes of  additional  analysis  rather than to present  financial  position,  results  of  operations  and  cash  flows  of the individual companies. Accordingly, we do not express an opinion on the financial position,  results of  operations  and cash flows of the  individual  companies.
However, the consolidating information on pages 37 through 90 has been subjected to the auditing  procedures  applied in the audit of the consolidated  financial statements  and, in our opinion,  is fairly  stated in all material  respects in relation to the consolidated financial statements taken as a whole.

PricewaterhouseCoopers LLP
Buffalo, New York
October 23, 2000

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 2000
                             (THOUSANDS OF DOLLARS)

                                  National    National     Seneca               Highland    Data-Track
                      National    Fuel Gas    Fuel Gas    Resources     Leidy    Forest       Account
                      Fuel Gas  Distribution   Supply    Corporation     Hub,  Resources,    Services,
                      Company      Corp.        Corp.   (Consolidated)   Inc.     Inc.         Inc.
                      --------  ------------  --------   ------------   ------ ---------    ------------
    ASSETS
    ------

PROPERTY, PLANT
  & EQUIPMENT      $      132   $1,296,810   $776,977     $1,436,384    $    -   $68,049        $144
-------------

Less: Accumulated
 Depreciation,
 Depletion and
 Amortization             128      357,058    302,005        405,908         -     4,067          27
                   ----------   ----------   --------     ----------    ------   -------        ----
                            4      939,752    474,972      1,030,476         -    63,982         117
                   ----------   ----------   --------     ----------    ------   -------        ----

CURRENT ASSETS:
---------------
  Cash and Temporary
    Cash Investments       56        2,034        966          8,615        86       298          72
  Notes Receivable
    -Intercompany     685,300            -          -         22,000       800         -         700
  Allowance for
    Uncollectible
    Accounts                -      (10,372)         -            (70)        -         -           -
  Accounts Receivable
    -Intercompany      21,657        5,496     10,027          5,310         4       363         105
  Accounts Receivable     343       61,924     12,086         38,900         -     1,921           -
  Unbilled Utility
    Revenue                 -       24,259          -              -         -         -           -
  Dividends Receivable
    -Intercompany      17,354            -          -              -         -         -           -
  Materials and
    Supplies - at
    average cost            -        4,456      7,752          4,273         -     5,784           -
  Gas Stored
    Underground             -       29,335          -              -         -         -           -
  Unrecovered
    Purchased
    Gas Costs               -       29,681          -              -         -         -           -
  Prepayments             507       15,754      4,839         11,033         -       397           5
                   ----------   ----------   --------     ----------    ------   -------        ----
                      725,217      162,567     35,670         90,061       890     8,763         882
                   ----------   ----------   --------     ----------    ------   -------        ----

OTHER ASSETS:
------------
  Recoverable Future
    Taxes                   -       79,254      4,945              -         -         -           -
  Unamortized Debt
    Expense             6,387        9,935      6,079              -         -         -           -
  Other Regulatory
    Assets              5,009       10,141      2,368              -         -         -           -
  Deferred Charges      2,667        1,475      5,662          3,016         -         -           -
  Investment in
    Associated
    Companies         908,872            -         61              -         -         -           -
  Notes Receivable -
    Intercompany      924,000            -          -              -         -         -           -
  Other                14,081       16,372      8,561          1,996         -     1,333           -
                   ----------   ----------   --------     ----------    ------   -------        ----
                    1,861,016      117,177     27,676          5,012         -     1,333           -
                   ----------   ----------   --------     ----------    ------   -------        ----
                   $2,586,237   $1,219,496   $538,318     $1,125,549    $  890   $74,078        $999
                   ==========   ==========   ========     ==========    ======   =======        ====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

               Horizon
 National       Energy                 Seneca    Niagara
   Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing  Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments     Dr (Cr)      Subsidiaries
----------  --------------   -------  --------  ---------  ------  -------------  -------------   ------------

  $   866      $249,074      $ 990    $    -       $ -     $210     $3,829,637    $         -     $3,829,637

      506        76,472         54         -         -       21      1,146,246              -      1,146,246
  -------      --------      -----    ------       ---     ----     ----------    -----------     ----------
      360       172,602        936         -         -      189      2,683,391              -      2,683,391
  -------      --------      -----    ------       ---     ----     ----------    -----------     ----------

   13,940         5,602         64        89         1      259         32,081             44         32,125

        -             -          -         -         -        -        708,800       (708,800)             -

     (997)         (574)         -         -         -        -        (12,013)             -        (12,013)

    7,739             -          -         -         -      700         51,401        (51,401)             -
   12,350         6,465         18         -         -      133        134,140              -        134,140

        -         2,846          -         -         -        -         27,105              -         27,105

        -             -          -         -         -        -         17,354        (17,354)             -

        -         4,873          -         -         -        -         27,138         (1,993)        25,145

   13,774             -     12,685         -         -        -         55,795              -         55,795

        -             -          -         -         -        -         29,681              -         29,681
     (306)           64          -         -         -        -         32,293              -         32,293
  -------      --------     ------    ------       ---    -----     ----------    -----------     ----------
   46,500        19,276     12,767        89         1    1,092      1,103,775       (779,504)       324,271
  -------      --------     ------    ------       ---    -----     ----------    -----------     ----------

        -             -          -         -         -        -         84,199              -         84,199

        -             -          -         -         -        -         22,401         (2,560)        19,841

        -             -          -         -         -        -         17,518              -         17,518
      108            72      1,359         -         -        -         14,358         (1,861)        12,497

        -             -          -         -         -        -        908,933       (908,933)             -

        -             -          -         -         -        -        924,000       (924,000)             -
      153        10,672          -    13,652         -    3,697         70,516         24,655         95,171
  -------      --------     ------   -------       ---    -----     ----------    -----------     ----------
      261        10,744      1,359    13,652         -    3,697      2,041,926     (1,812,698)       229,226
  -------      --------     ------   -------       ---    -----     ----------    -----------     ----------
  $47,121      $202,622    $15,062   $13,741       $ 1   $4,978     $5,829,092    $(2,592,204)    $3,236,888
  =======      ========    =======   =======       ===   ======     ==========    ===========     ==========

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 2000
                             (THOUSANDS OF DOLLARS)

                                     National   National     Seneca             Highland    Data-Track
                          National   Fuel Gas   Fuel Gas    Resources    Leidy   Forest       Account
                          Fuel Gas Distribution  Supply    Corporation    Hub,  Resources,   Services,
                          Company     Corp.       Corp.   (Consolidated)  Inc.    Inc.          Inc.
                          -------- ------------ --------   ------------ ------- ---------   ----------
CAPITALIZATION
AND LIABILITIES
---------------

CAPITALIZATION:
--------------
  Common Stock $1 Par
    Value; Authorized -
    200,000,000 Shares;
    Issued and
    Outstanding -
    39,329,803 Shares   $   39,330   $        -  $      -    $      -    $    -   $     -     $    -
  Capital Stock of
    Subsidiaries                 -       59,170    25,345         500         4         4          1
  Paid in Capital          452,217      121,669    35,894     104,035     1,365     3,005        499
  Earnings  Reinvested
    in the Business        525,847      305,654   211,328      13,009      (654)    4,836        251
  Accumulated Other
    Comprehensive
    Income                 (29,957)           -         -      (4,331)        -         -          -
                        ----------   ----------  --------    --------    ------   -------       ----
  Total Common
    Stock Equity           987,437      486,493   272,567     113,213       715     7,845        751

  Long-Term Debt,
    Net of Current
    Portion                924,000          259         -           -         -         -          -
  Notes Payable -
    Intercompany                 -      299,000   115,000     420,000         -         -          -
                        ----------   ----------  --------    --------    ------   -------       ----
Total Capitalization     1,911,437      785,752   387,567     533,213       715     7,845        751
                        ----------   ----------  --------    --------    ------   -------       ----

Minority Interest in
  Foreign Subsidiaries           -            -         -           -         -         -          -
                        ----------   ----------  --------    --------    ------   -------       ----

CURRENT AND ACCRUED
LIABILITIES:
-----------
  Notes Payable to
    Banks and
    Commercial Paper       601,200            -         -           -         -         -          -
  Notes Payable -
    Intercompany            23,500       83,000    49,900     431,300         -    60,100          -
  Current Portion of
    Long-Term Debt               -          712       262       1,747         -         -          -
  Accounts Payable              50       49,170     9,979      17,544         -     1,589         10
  Amounts Payable to
    Customers                    -        9,583         -           -         -         -          -
  Accounts Payable -
    Intercompany               900       13,728     5,534      15,187        36     2,604        193
  Dividends Payable -
    Intercompany                 -        8,700     6,154       2,000         -       400          -
  Other Accruals and
    Current Liabilities     43,244       23,498     9,313       5,548         3       865         17
                        ----------   ----------  --------    --------    ------   -------       ----
                           668,894      188,391    81,142     473,326        39    65,558        220
                        ----------   ----------  --------    --------    ------   -------       ----

DEFERRED CREDITS:
----------------
  Accumulated Deferred
    Income  Taxes             (546)     152,669    54,896     112,142       134         9        (60)
  Taxes Refundable to
    Customers                    -       17,085    (2,676)          -         -         -          -
  Unamortized
    Investment Tax
    Credit                       -        9,644       307           -         -         -          -
  Other Deferred
    Credits                  6,452       65,955    17,082       6,868         2       666         88
                        ----------   ----------  --------    --------    ------   -------       ----
                             5,906      245,353    69,609     119,010       136       675         28
                        ----------   ----------  --------    --------    ------   -------       ----
                        $2,586,237   $1,219,496  $538,318  $1,125,549    $  890   $74,078       $999
                        ==========   ==========  ========  ==========    ======   =======       ====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

              Horizon
 National      Energy                 Seneca    Niagara
   Fuel      Development,    Upstate  Indep.     Indep.      NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing   Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company     Inc.   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------  --------  --------  ---------   -----   -------------  -------------   ------------

  $     -       $      -     $     -   $     -     $ -      $  -    $   39,330    $         -     $   39,330

       10              5           1         1       1         1        85,043        (85,043)             -
    3,490         38,246           -         -       -     5,020       765,440       (313,223)       452,217

    1,533         (6,102)       (816)      907       -      (105)    1,055,688       (529,841)       525,847

        -        (27,604)          -         -       -         -       (61,892)        31,935        (29,957)
  -------       --------     -------   -------     ---     -----    ----------    -----------     ----------

    5,033          4,545        (815)      908       1     4,916     1,883,609       (896,172)       987,437

        -         29,364           -         -       -         -       953,622              -        953,622

        -         90,000           -         -       -         -       924,000       (924,000)             -
  -------       --------     -------   -------     ---     -----    ----------    -----------     ----------
    5,033        123,909        (815)      908       1     4,916     3,761,231     (1,820,172)     1,941,059
  -------       --------     -------   -------     ---     -----    ----------    -----------     ----------

        -         23,031           -         -       -         -        23,031              -         23,031
  -------       --------     -------   -------     ---      ----    ----------    -----------     ----------

        -         18,302           -         -       -         -       619,502              -        619,502

   33,900          8,700       6,400    12,000       -         -       708,800       (708,800)             -

        -          8,540           -         -       -         -        11,262              -         11,262
    5,080          9,691           -         -       -        26        93,140         (4,170)        88,970

        -              -           -         -       -         -         9,583              -          9,583

      225          3,378       7,769        84       -        43        49,681        (49,681)             -

      100              -           -         -       -         -        17,354        (17,354)             -

    4,528         (3,076)      1,799      (178)      -        (4)       85,554           (593)        84,961
  -------       --------      ------   -------     ---      ----    ----------    -----------     ----------
   43,833         45,535      15,968    11,906       -        65     1,594,876       (780,598)       814,278
  -------       --------      ------   -------     ---      ----    ----------    -----------     ----------

   (2,803)         9,266         (91)      927       -        (3)      326,542            452        326,994

        -              -           -         -       -         -        14,410              -         14,410

        -              -           -         -       -         -         9,951              -          9,951

    1,058            881           -         -       -         -        99,052          8,113        107,165
  -------       --------      ------   -------     ---    ------    ----------    -----------     ----------
   (1,745)        10,147         (91)      927       -        (3)      449,955          8,565        458,520
  -------       --------      ------   -------     ---    ------    ----------    -----------     ----------
  $47,121       $202,622     $15,062   $13,741     $ 1    $4,978    $5,829,092    $(2,592,204)    $3,236,888
  =======       ========     =======   =======     ===    ======    ==========    ===========     ==========

                                           NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                               CONSOLIDATING STATEMENT OF INCOME
                                          FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                     (THOUSANDS OF DOLLARS)

                                     National   National     Seneca             Highland   Data-Track
                          National   Fuel Gas   Fuel Gas    Resources    Leidy   Forest      Account
                          Fuel Gas Distribution  Supply    Corporation    Hub,  Resources,  Services,
                          Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.        Inc.
                          -------- ------------ --------   ------------ ------- ---------  -----------

OPERATING REVENUE:       $      -    $846,459   $169,659    $248,396     $  -    $39,073       $395
-----------------        --------    --------   --------    --------     ----    -------       ----

OPERATING EXPENSE:
-----------------
  Purchased Gas                 -     454,567      1,214      16,093        -          -          -
  Fuel Used in Heat and
   Electric Generation          -           -          -           -        -          -          -
  Operation                 3,814     159,581     58,455      53,973       37     30,670        373
  Maintenance                   -      13,632      9,751          28        -          -          -
  Property, Franchise &
   Other Taxes                507      56,680     11,688       6,630       (2)       314          -
  Depreciation, Depletion
   and Amortization             2      35,842     23,379      70,591        -      1,086         21
  Income Taxes               (399)     38,362     21,931      22,075       (2)     1,839         19
                         --------    --------   --------    --------     ----    -------       ----
                            3,924     758,664    126,418     169,390       33     33,909        413
                         --------    --------   --------    --------     ----    -------       ----
     Operating Income
      (Loss)               (3,924)     87,795     43,241      79,006      (33)     5,164        (18)
                         --------    --------   --------    --------     ----    -------       ----

OTHER INCOME:
------------
  Unremitted Earnings
   of Subsidiaries         57,826           -          -           -        -          -          -
  Dividends from
   Subsidiaries            69,416           -          -           -        -          -          -
  Interest-Intercompany    90,472         171          -       1,213       47          -         42
  Other                       545       1,351        536       2,851      (17)       831          -
                         --------    --------   --------    --------     ----    -------       ----
                          218,259       1,522        536       4,064       30        831         42
                         --------    --------   --------    --------     ----    -------       ----
     Income (Loss) Before
      Interest Charges
      and Minority
      Interest in
      Foreign
      Subsidiaries        214,335      89,317     43,777      83,070       (3)     5,995         24
                         --------    --------   --------    --------     ----     ------       ----

INTEREST CHARGES:
----------------
  Interest on Long-Term
   Debt                    61,781           -          -         216        -          -          -
  Interest-Intercompany     1,501      25,428     11,874      42,234        -      3,497          -
  Other Interest           23,846       6,227        736         835        -          1          -
                         --------    --------   --------    --------     ----    -------       ----
                           87,128      31,655     12,610      43,285        -      3,498          -
                         --------    --------   --------    --------     ----    -------       ----
Minority Interest in
 Foreign Subsidiaries           -           -          -           -        -          -          -
                         ---------   --------   --------    --------     ----    -------       ----

Net Income (Loss)
 Available for
 Common Stock            $127,207    $ 57,662   $ 31,167    $ 39,785     $ (3)   $ 2,497       $ 24
                         ========    ========   ========    ========     =====   =======       ====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

              Horizon
 National      Energy                 Seneca
   Fuel      Development,    Upstate  Indep.     NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Inc.   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   -------  -------   -----   -------------  -------------   ------------

$133,929      $104,736       $4,644    $  -     $305     $1,547,596      $(122,319)    $1,425,277
--------      --------       ------    ----     ----     ----------      ---------     ----------

 138,005             -        2,889       -        -        612,768        109,151        503,617

   1,854        53,040            -       -        -         54,893              -         54,893
   5,390        25,015        2,031      18      348        339,705         12,772        326,933
       -            40            -       -        -         23,450              -         23,450

     471         2,593           (3)      -        -         78,878              -         78,878

     209        11,110           54       -       21        142,316            146        142,170
  (4,372)       (1,783)        (208)    240      (14)        77,689            621         77,068
 -------      --------       ------    ----     ----     ----------      ----------    ----------
 141,557        90,015        4,763     258      355      1,329,699        122,690      1,207,009
 -------      --------       ------    ----     ----     ----------      ---------     ----------

  (7,628)       14,721         (119)   (258)     (50)       217,897            371        218,268
 -------      --------       ------    ----     ----     ----------      ---------     ----------

       -             -            -       -        -         57,826        (57,826)             -

       -             -            -       -        -         69,416        (69,416)             -
      14            13            -       -        -         91,972        (91,972)             -
     598         2,285            -   1,406       39         10,425            (17)        10,408
 -------      --------       ------   -----     ----     ----------      ---------     ----------
     612         2,298            -   1,406       39        229,639       (219,231)        10,408
 -------      --------       -------  -----     ----     ----------      ---------     ----------

  (7,016)       17,019         (119)  1,148      (11)       447,536       (218,860)       228,676
 -------      --------       ------   -----     ----     ----------      ---------     ----------

       -         5,198            -       -        -         67,195              -         67,195
     752         5,738          247     701        -         91,972         91,972              -
      22         1,417            -       -       15         33,099            209         32,890
 -------      --------       ------    ----     ----     ----------      ---------     ----------
     774        12,353          247     701       15        192,266         92,181        100,085
 -------      --------       ------    ----     ----     ----------      ---------     ----------

       -        (1,384)           -       -        -         (1,384)             -         (1,384)
 -------      --------       ------    ----     ----     ----------      ---------     ----------

 $(7,790)     $  3,282       $ (366)   $447     $(26)    $  253,886      $(126,679)    $  127,207
 ========     ========       ======    ====     ====     ==========      =========     ==========

Basic Earnings Per Common Share
-------------------------------
  Net Income Available for Common Stock                                                    $ 3.25
                                                                                           ======

Diluted Earnings Per Common Share
---------------------------------
  Net Income Available for Common Stock                                                    $ 3.21
                                                                                           ======

Weighted Average Common Shares Outstanding
------------------------------------------
  Used in Basic Calculation                                                            39,116,921
                                                                                       ==========
  Used in Diluted Calculation                                                          39,583,100
                                                                                       ==========

                                            NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                  CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                      (THOUSANDS OF DOLLARS)

                                     National   National     Seneca             Highland    Data-Track
                          National   Fuel Gas   Fuel Gas    Resources    Leidy   Forest       Account
                          Fuel Gas Distribution  Supply    Corporation    Hub,  Resources,   Services,
                          Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.        Inc.
                          -------- ------------ --------   ------------ ------- ---------   ----------
EARNINGS REINVESTED
-------------------
IN THE BUSINESS
---------------

Balance at Beginning
  of Year                $472,517    $282,792   $204,777    $(18,776)    $(651)   $3,939       $227

Net Income (Loss)
  Available for
  Common Stock            127,207      57,662     31,167      39,785        (3)    2,497         24

Dividends on Common
  Stock (2000 - $1.89
  per share)              (73,877)    (34,800)   (24,616)     (8,000)        -    (1,600)         -
                         --------    --------   --------    --------     -----    ------       ----

Balance at End of Year   $525,847    $305,654   $211,328    $ 13,009     $(654)   $4,836       $251
                         ========    ========   ========    ========     =====    ======       ====

                    At September 30, 2000
                     ---------------------

Intercompany Eliminations:
-------------------------

Earnings Reinvested in the Business:
  Unremitted Earnings of Subsidiaries
    Since Acquisition                                  $534,667
  Earnings Reinvested in the Business
    of Subsidiaries at Acquisition                        7,095
  Consolidating Adjustment                              (11,921)
                                                       --------
                                                       $529,841

Net Income Available for Common Stock:
  Subsidiaries-Dividends on
    Common Stock                                       $ 69,416
  Unremitted Earnings of Subsidiaries                    57,826
  Consolidating Adjustment                                 (563)
                                                       --------
                                                       $126,679

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

              Horizon
 National      Energy                 Seneca    Niagara
   Fuel      Development,    Upstate  Indep.     Indep.     NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing  Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments     (Dr) Cr      Subsidiaries
---------   --------------   ------   -------   --------   -----   -------------  -------------   ------------

  $9,723       $ (9,384)      $(450)   $460       $  -     $(79)     $ 945,095      $(472,578)      $472,517

  (7,790)         3,282        (366)    447          -      (26)       253,886       (126,679)       127,207

    (400)             -           -       -          -        -       (143,293)        69,416        (73,877)
  ------       --------       -----    ----       ----    -----     ----------      ---------       --------

  $1,533       $ (6,102)      $(816)   $907       $  -    $(105)    $1,055,688      $(529,841)      $525,847
  ======       ========       =====    ====       ====    =====     ==========      =========       ========

                                  ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 2000

                             Par or                   Earnings                                  Total Investment
                          Stated Value              Reinvested in   Unremitted   Accumulated     in Associated
                               of          Paid     the Business     Earnings       Other          Companies
                           Subsidiary       in           at            Since     Comprehensive         at
                              Stock       Capital    Acquisition    Acquisition     Income           Equity
                          ------------    -------   -------------   -----------  -------------  ------------

Registrant:
  Distribution
   Corporation             $59,170       $121,669      $4,636        $301,018      $     -         $486,493
  Supply Corporation        25,345         35,833       2,453         208,875            -          272,506
  Seneca Resources             500        104,035           6          13,003       (4,331)         113,213
  Leidy Hub                      4          1,365           -            (654)           -              715
  Highland                       4          3,005           -           4,836            -            7,845
  Data-Track                     1            499           -             251            -              751
  NFR                           10          3,490           -           1,533            -            5,033
  Horizon                        5         38,246           -          (6,102)     (27,604)           4,545
  Upstate                        1              -           -            (816)           -             (815)
  Seneca Independence            1              -           -             907            -              908
  Niagara Independence           1              -           -               -            -                1
  NFR Power, Inc.                1          5,020           -            (105)           -            4,916
  Consolidating
   Adjustment                    -              -           -          11,921          840           12,761
                           -------       --------      ------        --------      -------         --------
                            85,043        313,162       7,095         534,667      (31,095)         908,872
Supply Corporation:
  Seneca Resources               -             61           -               -            -               61
                           -------       --------      ------        --------     --------         --------
                           $85,043       $313,223      $7,095        $534,667     $(31,095)        $908,933
                           =======       ========      ======        ========     ========         ========

                                              NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                          National    National    Seneca             Highland    Data-Track
                               National   Fuel Gas    Fuel Gas   Resources    Leidy   Forest       Account
                               Fuel Gas Distribution   Supply   Corporation   Hub,   Resources,   Services,
                               Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.        Inc.
                               -------- ------------ ---------  ------------  ------ ---------    ---------
OPERATING ACTIVITIES:
---------------------
Net Income (Loss) Available
  for Common Stock             $127,207   $ 57,662    $31,167     $39,785      $ (3)  $2,497        $24
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
   Unremitted Earnings of
    Subsidiaries                (57,826)         -          -           -         -        -          -
   Dividend Income from
     Subsidiaries               (69,416)         -          -           -         -        -          -
   Depreciation, Depletion
    and Amortization                  2     35,842     23,379      70,591         -    1,086         21
   Deferred Income Taxes           (347)    13,203     (2,864)     28,096        14      (69)       (13)
   Minority Interest in Foreign
    Subsidiaries                      -          -          -           -         -        -          -
   Other                          1,042        309        958      (1,851)        -     (443)         -

Change in:
   Receivables and Unbilled
    Utility Revenue                 151    (12,790)      (166)    (10,311)        -       82         35
   Accounts Receivable-
    Intercompany                 (2,125)      (721)      (361)     (3,293)       (1)    (339)        95
   Gas Stored Underground
    and Material and Supplies         -      1,795      2,003         575         -   (4,001)         -
   Unrecovered Purchased Gas Costs    -    (25,105)         -           -         -        -          -
   Prepayments                       67      6,054        (76)     (4,923)        6    2,013         (5)
   Accounts Payable                 (91)     3,812     (2,664)    (23,409)        -    1,490       (155)
   Amounts Payable to Customers       -      3,649          -           -         -        -          -
   Accounts Payable-Intercompany   (168)       (88)    (1,555)      7,864        15    1,137        183
   Other Accruals and Current
    Liabilities                   2,838    (15,149)      (379)      7,685       (82)     820        (70)
   Other Assets                  (2,606)     7,974      3,104       3,603       139        -          -
   Other Liabilities                505     (4,281)     3,270      (3,703)        2     (328)        47
                               --------   --------    -------    --------      ----   ------        ----

   Net Cash Provided by
    (Used in) Operating
    Activities                 $   (767)  $ 72,166    $55,816    $110,709      $ 90   $3,945       $162
                               --------   --------    -------    --------      ----   -------       ---

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 47 and 48)

              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before                 Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Power,  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments & Adjustments  Subsidiaries
---------  --------------   ------   -------   --------   -----   ------------- -------------  ------------

 $(7,790)     $ 3,282      $  (366)   $ 447     $   -     $(26)      $253,886    $(126,679)      $127,207

       -            -            -        -         -        -        (57,826)      57,826              -

       -            -            -        -         -        -        (69,416)      69,416              -

     209       11,110           54        -         -       21        142,316         (146)       142,170
  (1,781)       5,235          (91)     475         -        -         41,858            -         41,858

       -        1,384            -        -         -        -          1,384            -          1,384
      23          541            -   (1,406)        -        -           (827)       5,367          4,540

  (2,970)        (722)         (15)       -         -     (118)       (26,825)           -        (26,825)

  (7,359)           -           97        -         -     (700)       (14,707)      14,707              -

  (7,525)       1,165       (9,675)       -         -        -        (15,664)       1,957        (13,707)
       -            -            -        -         -        -        (25,105)           -        (25,105)
     278           23            -        -         -        -          3,436            -          3,436
   3,356        1,297            -        -         -       19        (16,345)         (27)       (16,372)
       -            -            -        -         -        -          3,649            -          3,649
     (23)         188        7,646       41         -     (281)        14,959      (14,959)             -

   4,234       (6,064)       2,021      (95)        -       36         (4,205)        (437)        (4,642)
     169       (1,510)      (1,359)       -         -      (48)         9,466         (929)         8,537
  (3,116)         536           35        -         -        -         (7,033)        (851)        (7,884)
--------      -------       ------    -----     -----  -------       --------    ---------       --------

$(22,295)     $16,465      $(1,653)   $(538)    $   -  $(1,097)      $233,001    $   5,245       $238,246
--------      -------      -------    -----     -----  --------      --------    ---------       --------

                                          NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                            CONSOLIDATING STATEMENT OF CASH FLOWS
                                         FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                    (THOUSANDS OF DOLLARS)

                                         National    National    Seneca              Highland   Data-Track
                              National   Fuel Gas    Fuel Gas   Resources    Leidy    Forest      Account
                              Fuel Gas Distribution   Supply   Corporation    Hub,  Resources,   Services,
                              Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.        Inc.
                              -------- ------------ ---------  ------------  ------ ----------  ----------

INVESTING ACTIVITIES:
---------------------
Capital Expenditures         $       -   $(55,799)  $(33,964)   $(157,199)  $    -  $(12,583)    $ (75)
Investment in Subsidiaries,
  Net of Cash Acquired               -          -          -     (123,809)       -         -         -
Dividends Received from
  Subsidiaries                  69,351          -          -            -        -         -         -
Investment in Associated
  Companies                     (5,000)         -          -            -        -         -         -
Investment in Partnerships           -          -          -            -        -         -         -
Change in Notes
  Receivable - Intercompany   (333,000)         -          -       (7,200)    (100)        -      (100)
Other                                -         52         18       10,015        -       969         -
                             ---------   --------   --------     --------   ------  --------     -----

Net Cash Provided by (Used In)
 Investing  Activities        (268,649)   (55,747)   (33,946)    (278,193)    (100)  (11,614)     (175)
                             ---------   --------   --------    ---------   ------  --------     -----

FINANCING ACTIVITIES:
---------------------
Change in Notes Payable to
 Banks and Commercial Paper    208,900          -          -            -        -         -         -
Change in Notes
 Payable-Intercompany            6,000     18,700      3,700      280,200        -     9,300         -
Capital Contribution                 -          -          -            -        -         -         -
Net Proceeds from Issuance of
 Long-Term Debt                149,334          -          -            -        -         -         -
Reduction of Long-Term Debt    (50,000)      (365)      (207)    (101,438)       -         -         -
Proceeds from Issuance of
 Common Stock                   20,756          -          -            -        -         -         -
Dividends Paid on Common Stock (73,046)   (34,800)   (24,616)      (8,000)       -    (1,600)        -
Dividends Paid to Minority
  Interest                           -          -          -            -        -         -         -
                             ---------   --------   --------    ---------   ------  --------     -----

Net Cash Provided by (Used in)
 Financing Activities          261,944    (16,465)   (21,123)     170,762        -     7,700         -
                             ---------   --------   --------    ---------   ------  --------     -----

Effect of Exchange Rates
 on Cash                             -          -          -        3,306        -          -         -
                             ----------  --------   --------    ---------    ------  --------     -----

Net Increase (Decrease) in
 Cash and Temporary Cash
 Investments                    (7,472)       (46)       747       6,584       (10)       31       (13)

Cash and Temporary Cash
 Investments at Beginning
 of Year                         7,528      2,080        219       2,031        96       267        85
                             ---------   --------   --------   ---------    ------  --------     -----

Cash and Temporary Cash
 Investments at End of Year  $      56   $  2,034   $    966   $   8,615    $   86  $    298     $  72
                             =========   ========   ========   =========    ======  ========     =====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before                 Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Power,  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments & Adjustments  Subsidiaries
---------  --------------   ------   -------   ---------  ------  ------------- -------------  ------------

 $  (89)     $ (9,767)     $(1,000)  $      -    $  -    $  (50)    $(270,526)    $   1,155     $(269,371)

      -             -            -          -       -         -      (123,809)            -      (123,809)

      -             -            -          -       -         -        69,351       (69,351)            -

      -             -            -          -       -         -        (5,000)        5,000             -
      -             -            -     (1,842)      -    (2,600)       (4,442)            -        (4,442)

  1,400             -            -          -       -         -      (339,000)      339,000             -
      9         3,361           10          -       -    (1,009)       13,425          (142)       13,283
 ------      --------       ------   --------    ----     -----     ---------     ---------     ---------

  1,320        (6,406)        (990)    (1,842)      -    (3,659)     (660,001)      275,662      (384,339)
 ------      --------       ------   --------    ----     -----     ---------     ---------     ---------

      -        17,577            -          -       -         -       226,477             -       226,477

 33,900       (17,900)       2,700      2,400       -         -       339,000      (339,000)            -
      -             -            -          -       -     5,000         5,000        (5,000)            -

      -             -            -          -       -         -       149,334             -       149,334
      -       (15,416)           -          -       -         -      (167,426)            -      (167,426)

      -             -            -          -       -         -        20,756        (6,478)       14,278
   (335)            -            -          -       -         -      (142,397)       69,351       (73,046)

      -          (152)           -          -       -         -          (152)            -          (152)
 ------      --------       ------   --------    ----     -----     ---------     ---------     ---------

 33,565       (15,891)       2,700      2,400       -     5,000       430,592      (281,127)      149,465
 ------      --------       ------   --------    ----     -----     ---------     ---------     ----------

      -        (3,775)           -          -       -         -          (469)            -          (469)
 ------      --------       ------   --------    ----     -----     ---------     ---------     ---------

 12,590        (9,607)          57         20       -       244         3,123          (220)        2,903

  1,350        15,209            7         69       1        15        28,957           264        29,222
 ------      --------       ------   --------    ----     -----     ---------     ---------     ---------

$13,940      $  5,602       $   64   $     89    $  1     $ 259     $  32,080     $      44     $  32,125
=======      ========       ======   ========    ====     =====     =========     =========     =========

                                             NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                          CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                            FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                       (THOUSANDS OF DOLLARS)

                                         National    National    Seneca             Highland    Data-Track
                              National   Fuel Gas    Fuel Gas   Resources    Leidy   Forest       Account
                              Fuel Gas Distribution   Supply   Corporation    Hub,  Resources,   Services,
                              Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.        Inc.
                              -------- ------------ ---------  ------------  ------ ---------    ---------

Net Income (Loss) Available
 for Common Stock             $127,207   $ 57,662   $ 31,167     $ 39,785     $ (3)  $ 2,497       $ 24
                              --------   --------   --------     --------     ----   -------       ----

Other Comprehensive Income
 (Loss), Before Tax:
  Foreign Currency
    Translation Adjustment     (27,463)         -          -       (4,331)       -         -          -
  Unrealized Gain on
    Securities Available
    for Sale Arising During
    the Period                   2,441          -          -            -        -         -          -
Reclassification Adjustment
 for Gains on Securities
 Available for Sale Realized
 in Net Income                    (103)         -          -            -        -         -          -
                              --------   --------   --------     --------     ----   -------       ----
Other Comprehensive Income
  (Loss), Before Tax           (25,125)         -          -       (4,331)       -         -          -
Income Tax Expense Related
  to Unrealized Gain on
  Securities Available
  for Sale Arising During
  the Period                       855          -          -            -        -         -          -
Reclassification Adjustment
 for Income Tax Expense on
 Gains on Securities
 Available for Sale Realized
 In Net Income                     (36)         -          -            -        -         -          -
                              --------   --------   --------     --------     ----   -------       ----
Income Taxes - Net                 819          -          -            -        -         -          -
                              --------   --------   --------     --------     ----   -------       ----
Other Comprehensive Income
  (Loss), Net of Tax           (25,944)         -          -       (4,331)       -         -          -
                              --------   --------   --------     --------     ----   -------       ----

Comprehensive Income (Loss)   $101,263   $ 57,662   $ 31,167     $ 35,454     $ (3)  $ 2,497       $ 24
                              ========   ========   ========     ========     =====  =======       ====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before  Eliminations   Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Power,  Eliminations  & Adjustments  Company and
  Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments    (Dr) Cr     Subsidiaries
---------  --------------   ------   -------   --------   -----   ------------- -------------  ------------

$(7,790)     $  3,282       $(366)     $447      $  -     $(26)     $253,886      $(126,679)   $ 127,207
-------      --------       -----      ----      ----     ----      --------      ---------    ---------

      -       (23,132)          -         -         -        -       (54,926)        27,463      (27,463)

      -             -           -         -         -        -          2,441             -        2,441

      -             -           -         -         -        -           (103)            -         (103)
  -----      --------      ------    ------      ----     ----      ---------     ---------     --------

      -       (23,132)          -         -         -        -        (52,588)       27,463      (25,125)

      -             -           -         -         -        -            855             -          855

      -             -           -         -         -        -            (36)            -          (36)
 ------      --------      ------    ------     -----     ----      ---------     ---------     --------
      -             -           -         -         -        -            819             -          819
 ------      --------      ------    ------     -----     ----      ---------     ---------     --------

      -       (23,132)          -         -         -        -        (53,407)       27,463      (25,944)
 ------      --------      ------    ------      ----     ----      ---------     ---------     --------

$(7,790)     $(19,850)     $ (366)   $  447      $  -     $(26)     $ 200,479     $ (99,216)    $101,263
========     ========      ======    ======      ====     ====      =========     =========     ========

                                                     SENECA RESOURCES CORPORATION
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                         Seneca        National                                  Consolidated
                                        Resources        Fuel        Total Before                 Seneca and
                                       Corporation    Exploration    Eliminations  Eliminations   Subsidiary
                                       -----------    -----------    ------------  ------------   ----------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT           $1,177 646       $258,738      $1,436,384     $       -     $1,436,384
---------------------------
 Less: Accumulated  DD&A                 395,939          9,969         405,908             -        405,908
                                      ----------        -------      ----------     ---------     -----------
                                         781,707        248,769       1,030,476             -      1,030,476
                                      ----------        -------      ----------     ---------     ----------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash Investments       1,912          6,703           8,615             -          8,615
 Allowance for Uncollectible Accounts        (70)             -             (70)            -            (70)
 Notes Receivable - Intercompany          22,000              -          22,000             -         22,000
 Accounts Receivable                      32,079          6,821          38,900             -         38,900
 Accounts Receivable - Intercompany       11,592              -          11,592        (6,282)         5,310
 Materials and Supplies                      673          3,600           4,273             -          4,273
 Prepayments                              10,894            139          11,033             -         11,033
                                      ----------       --------      ----------     ---------     ----------
                                          79,080         17,263          96,343        (6,282)        90,061
                                      ----------       --------      ----------     ---------     ----------
OTHER ASSETS:
------------
 Investment in Associated Company         80,505              -          80,505       (80,505)             -
 Deferred Charges                          2,847            169           3,016             -          3,016
 Notes Receivable - Intercompany         153,087              -         153,087      (153,087)             -
 Other Assets                              1,996              -           1,996             -          1,996
                                      ----------       --------      ----------     ---------     ----------
                                         238,435            169         238,604      (233,592)         5,012
                                      ----------       --------      ----------     ---------     ----------
TOTAL ASSETS                          $1,099,222       $266,201      $1,365,423     $(239,874)    $1,125,549
                                      ==========       ========      ==========     =========     ==========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                         $      500       $      -      $      500     $       -     $      500
 Paid - in - Capital                     104,035         78,445         182,480       (78,445)       104,035
 Earnings Reinvested in the Business      13,009          6,391          19,400        (6,391)        13,009
 Accumulated Other
  Comprehensive Income                    (4,331)        (4,331)         (8,662)        4,331         (4,331)
                                      ----------       --------      ----------     ---------     ----------
 Total Common Stock Equity               113,213         80,505         193,718       (80,505)       113,213

 Long-Term Debt, Net of Current
  Portion                                      -              -               -             -              -
 Notes Payable-Intercompany              420,000        153,087         573,087      (153,087)       420,000
                                      ----------       --------      ----------     ---------     ----------

 Total Capitalization                    533,213        233,592         766,805      (233,592)       533,213
                                      ----------       --------      ----------     ---------     ----------

CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Current Portion of Long-Term Debt         1,747              -           1,747             -          1,747
 Accounts Payable                          9,220          8,324          17,544             -         17,544
 Notes Payable - Intercompany            431,300              -         431,300             -        431,300
 Accounts Payable - Intercompany          15,187          6,282          21,469        (6,282)        15,187
 Dividends Payable - Intercompany          2,000              -           2,000             -          2,000
 Other Accruals and Current
   Liabilities                             5,254            294           5,548             -          5,548
                                      ----------       --------      ----------     ---------     ----------
                                         464,708         14,900         479,608        (6,282)       473,326
                                      ----------       --------      ----------     ---------     ----------
DEFERRED CREDITS:
----------------
 Accumulated Deferred Income Taxes        94,466         17,676         112,142             -        112,142
 Other Deferred Credits                    6,835             33           6,868             -          6,868
                                      ----------       --------      ----------     ---------     ----------
                                         101,301         17,709         119,010             -        119,010
                                      ----------       --------      ----------     ---------     ----------

TOTAL CAPITALIZATION & LIABILITIES    $1,099,222       $266,201      $1,365,423     $(239,874)    $1,125,549
                                      ==========       ========      ==========     =========     ==========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                         SENECA RESOURCES CORPORATION
                                                      CONSOLIDATING STATEMENT OF INCOME
                                                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                              (THOUSANDS OF DOLLARS)

                                          Seneca         National                                   Consolidated
                                         Resources         Fuel       Total Before   Eliminations    Seneca and
                                        Corporation    Exploration    Eliminations      (Dr) Cr      Subsidiary
                                        -----------    -----------    ------------      -------      ----------

       OPERATING REVENUE:                $220,046         $28,350        $248,396       $     -       $248,396
       -----------------                 --------         -------        --------       -------       --------

       OPERATING EXPENSE:
       -----------------
       Purchased Gas                       16,093               -          16,093             -         16,093
       Operation                           46,985           6,988          53,973             -         53,973
       Maintenance                             28               -              28             -             28
       Property, Franchise & Other Taxes    3,666           2,964           6,630             -          6,630
       Depreciation, Depletion and
         Amortization                      66,269           4,322          70,591             -         70,591
       Income Taxes                        17,476           4,599          22,075             -         22,075
                                         --------         -------        --------       -------       --------
                                          150,517          18,873         169,390             -        169,390
                                         --------         -------        --------       -------       --------
       Operating Income (Loss)             69,529           9,477          79,006             -         79,006
                                         --------         -------        --------       -------       --------

       OTHER INCOME:
       ------------
       Unremitted Earnings of
         Subsidiary                         6,391               -           6,391        (6,391)             -
       Interest - Intercompany              4,106               -           4,106        (2,893)         1,213
       Other                                2,786              65           2,851             -          2,851
                                         --------         -------        --------       -------        -------

                                           13,283              65          13,348        (9,284)         4,064
                                         --------         -------        --------       -------        -------

       Income (Loss) Before
         Interest Charges and
         Minority Interest in
         Foreign Subsidiary                82,812           9,542          92,354        (9,284)        83,070
                                         --------         -------         -------       -------        -------

       INTEREST CHARGES:
       ----------------
       Interest on Long-Term Debt             216               -             216             -            216
       Interest - Intercompany             42,234           2,893          45,127         2,893         42,234
       Other Interest                         577             258             835             -            835
                                         --------         -------         -------       -------        -------
                                           43,027           3,151          46,178         2,893         43,285
                                         --------         -------         -------       -------        -------

       Net Income (Loss) Available
         for Common Stock                $ 39,785         $ 6,391         $46,176       $(6,391)       $39,785
                                         ========         =======         =======       =======        =======

       See Notes to  Consolidated  Financial  Statements  included  in Item 8 of
       National Fuel Gas Company's Form 10-K for the fiscal year ended September
       30, 2000, incorporated herein by reference.

                                                     SENECA RESOURCES CORPORATION.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                    Seneca        National                                     Consolidated
EARNINGS REINVESTED                Resources        Fuel         Total Before   Eliminations    Seneca and
IN THE BUSINESS                   Corporation    Exploration     Eliminations      (Dr) Cr      Subsidiary
-------------------               ------------   ------------    ------------   ------------   ---------------

Balance at Beginning of Year       $(18,776)       $     -         $(18,776)      $     -       $(18,776)

Net Income (Loss) Available
  for Common Stock                   39,785          6,391           46,176        (6,391)        39,785

Dividends on Common Stock            (8,000)             -           (8,000)            -         (8,000)
                                   --------        -------         --------       -------       --------

Balance at End of Year             $ 13,009        $ 6,391         $ 19,400       $(6,391)      $ 13,009
                                   ========        =======         ========       =======       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                     SENECA RESOURCES CORPORATION
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                         Seneca       National      Total Before   Eliminations  Consolidated
                                       Resources        Fuel        Eliminations       and        Seneca and
                                      Corporation    Exploration    & Adjustments  Adjustments    Subsidiary
                                      -----------    -----------    -------------  -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
Net Income (Loss)                     $  39,785        $   6,391      $  46,176     $  (6,391)    $  39,785
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiary       (6,391)               -         (6,391)        6,391             -
 Depreciation, Depletion &
  Amortization                           66,269            4,322         70,591             -        70,591
 Deferred Income Taxes                   23,780            4,316         28,096             -        28,096
 Other                                   (1,851)               -         (1,851)            -        (1,851)

Change in:
 Receivables and Unbilled Utility
  Revenue                               (10,658)             347        (10,311)            -       (10,311)
 Accounts Receivable - Intercompany      (9,575)               -         (9,575)        6,282        (3,293)
 Materials and Supplies                     575                -            575             -           575
 Prepayments                             (5,451)             528         (4,923)            -        (4,923)
 Accounts Payable                        (7,135)         (16,649)       (23,784)          375       (23,409)
 Accounts Payable - Intercompany          7,864            6,658         14,522        (6,658)        7,864
 Other Accruals and Current
  Liabilities                             7,327              358          7,685             -         7,685
 Other Assets                             3,603                -          3,603             -         3,603
 Other Liabilities                       (3,715)              12         (3,703)            -        (3,703)
                                      ---------         --------      ---------     ---------     ---------

Net Cash Provided by
  Operating Activities                  104,427            6,283        110,710            (1)      110,709
                                      ---------        ---------      ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
Capital Expenditures                   (145,568)         (11,631)      (157,199)            -      (157,199)
Investment in Subsidiaries,
  Net of Cash Acquired                        -         (123,816)      (123,816)            7      (123,809)
Change in Notes
  Receivable - Intercompany            (160,287)               -       (160,287)      153,087        (7,200)
Investment in Associated Company        (78,445)               -        (78,445)       78,445             -
Other                                     9,768              247         10,015             -        10,015
                                      ---------        ---------      ---------     ---------     ---------
Net Cash Used in Investing
  Activities                           (374,532)        (135,200)      (509,732)      231,539      (278,193)
                                      ---------        ---------      ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------
Change in Notes Payable - Intercompany  280,200          153,087        433,287      (153,087)      280,200
Reduction of Long-Term Debt              (2,213)         (99,225)      (101,438)            -      (101,438)
Dividends Paid on Common Stock           (8,000)               -         (8,000)            -        (8,000)
Capital Contribution                          -           78,445         78,445       (78,445)            -
                                       --------           ------         ------     ---------     ---------

Net Cash Provided by Financing
  Activities                            269,987          132,307        402,294      (231,532)      170,762
                                      ---------        ---------      ---------     ---------     ---------

Effect of Exchange Rates on Cash              -            3,306          3,306             -         3,306
                                      ---------        ---------      ---------     ---------     ---------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments           (118)           6,696          6,578             6         6,584

Cash and Temporary Cash Investments
  at Beginning of Period                  2,030                7          2,037            (6)        2,031
                                      ---------        ---------      ---------     ---------     ---------

Cash and Temporary Cash Investments
  at End of Period                    $   1,912        $   6,703      $   8,615     $       -     $   8,615
                                      =========        =========      =========     =========     =========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                     SENECA RESOURCES CORPORATION
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                    Seneca        National                                     Consolidated
EARNINGS REINVESTED                Resources        Fuel         Total Before                   Seneca and
IN THE BUSINESS                   Corporation    Exploration     Eliminations   Eliminations    Subsidiary
-------------------               ------------   ------------    ------------   ------------   ---------------

Net Income Available for
  Common Stock                     $ 39,785        $ 6,391         $ 46,176       $(6,391)      $ 39,785

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                       (4,331)        (4,331)          (8,662)        4,331         (4,331)
                                   --------        -------         --------       -------       --------

Other Comprehensive Income (Loss)    (4,331)        (4,331)          (8,662)        4,331         (4,331)
                                   --------        -------         --------       -------       --------

Comprehensive Income (Loss)        $ 35,454        $ 2,060         $ 37,514       $(2,060)      $ 35,454
                                   ========        =======         ========       =======       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                          Horizon        Horizon
                                          Energy         Energy      Sceptre                              Consolidated
                                       Development,     Holdings      Power   Total Before                Horizon and
                                           Inc.      (Consolidated)  Company  Eliminations  Eliminations  Subsidiaries
                                       ------------  --------------  -------  ------------  ------------  ------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT             $      -       $249,074      $     -    $249,074      $       -     $249,074
---------------------------
 Less: Accumulated  DD&A                       -         76,472            -      76,472              -       76,472
                                        --------       --------      -------    --------      ---------     ---------
                                               -        172,602            -     172,602              -      172,602
                                        --------       --------      -------    --------      ---------     --------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash Investments          49          5,542           11       5,602              -        5,602
 Allowance for Uncollectible Accounts          -           (574)           -        (574)             -         (574)
 Accounts Receivable - Intercompany        2,785              -            -       2,785         (2,785)           -
 Accounts Receivable                           -          6,455           10       6,465              -        6,465
 Unbilled Utility Revenue                      -          2,846            -       2,846              -        2,846
 Materials and Supplies                        -          4,873            -       4,873              -        4,873
 Prepayments                                   -             64            -          64              -           64
                                        --------       --------      -------    --------      ---------     --------
                                           2,834         19,206           21      22,061         (2,785)      19,276
                                        --------       --------      -------    --------      ---------     --------
OTHER ASSETS:
------------
 Investment in Associated Companies      105,702              -            -     105,702       (105,702)           -
 Other Assets                                  -         10,672            -      10,672              -       10,672
 Notes Receivable - Intercompany               -              -            -           -              -            -
 Deferred Charges                             72              -            -          72              -           72
                                        --------       --------      -------    --------      ---------     --------
                                         105,774         10,672            -     116,446       (105,702)      10,744
                                        --------       --------      -------    --------      ---------     --------
TOTAL ASSETS                            $108,608       $202,480      $    21    $311,109      $(108,487)    $202,622
                                        ========       ========      =======    ========      =========     ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                           $      5       $      2      $     -    $      7      $      (2)    $      5
 Paid - in - Capital                      38,246        114,957            -     153,203       (114,957)      38,246
 Capital Contribution from Horizon             -              -       11,524      11,524        (11,524)           -
 Earnings Reinvested in the Business      (6,102)        13,757       (7,576)         79         (6,181)      (6,102)
 Accumulated Other Comprehensive Income  (27,604)       (26,962)           -     (54,566)        26,962      (27,604)
                                        --------       --------      -------    --------      ---------     --------
Total Common Stock Equity                  4,545        101,754        3,948     110,247       (105,702)       4,545
                                        --------       --------      -------    --------      ---------     --------
 Long-Term Debt, Net of Current
  Portion                                      -         29,364            -      29,364              -       29,364
 Notes Payable-Intercompany               90,000              -            -      90,000              -       90,000
                                        --------       --------      -------    --------      ---------     --------

Total Capitalization                      94,545        131,118        3,948     229,611       (105,702)     123,909
                                        --------       --------      -------    --------      ---------     --------
Minority Interest in Foreign
  Subsidiaries                                 -         23,031            -      23,031              -       23,031
                                        --------       --------      -------    --------      ---------     --------

CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Notes Payable - Intercompany              8,700              -            -       8,700              -        8,700
 Notes Payable to Banks                        -         18,302            -      18,302              -       18,302
 Current Portion of Long-Term Debt             -          8,540            -       8,540              -        8,540
 Accounts Payable                            113          9,640           15       9,768            (77)       9,691
 Accounts Payable - Intercompany           3,378          2,708            -       6,086         (2,708)       3,378
 Other Accruals and Current
   Liabilities                             1,732           (885)      (3,923)     (3,076)             -       (3,076)
                                        --------       --------      -------    --------      ---------     --------
                                          13,923         38,305       (3,908)     48,320         (2,785)      45,535
                                        --------       --------      -------    --------      ---------     --------
DEFERRED CREDITS:
----------------
 Accumulated Deferred Income Taxes          (740)        10,026          (20)      9,266              -        9,266
 Other Deferred Credits                      880              -            1         881              -          881
                                        --------       --------      -------    --------      ---------     --------
                                             140         10,026          (19)     10,147              -       10,147
                                        --------       --------      -------    --------      ---------     --------

TOTAL CAPITALIZATION & LIABILITIES      $108,608       $202,480      $    21    $311,109      $(108,487)    $202,622
                                        ========       ========      =======    ========      =========     ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                 Horizon
                                  Energy       Horizon Energy    Sceptre                              Consolidated
                                Development,     Holdings         Power   Total Before  Eliminations  Horizon and
                                    Inc.      (Consolidated)     Company  Eliminations     (Dr) Cr    Subsidiaries
                                -----------   --------------     -------  ------------  ------------  ------------

OPERATING REVENUE:                $    73        $104,784        $     -    $104,857      $  (121)      $104,736
-----------------                 -------        --------        -------    --------      -------       --------

OPERATING EXPENSE:
-----------------
Fuel Used in Heat and
  Electric Generation                   -          53,040              -      53,040            -         53,040
Operation                           2,488          22,648              -      25,136          121         25,015
Maintenance                             -              40              -          40            -             40
Property, Franchise & Other Taxes      19           2,574              -       2,593            -          2,593
Depreciation, Depletion and
  Amortization                         (6)         11,116              -      11,110            -         11,110
Income Taxes                       (2,734)            951              -      (1,783)           -         (1,783)
                                  -------        --------        -------    --------      -------       --------
                                     (233)         90,369              -      90,136          121         90,015
                                  -------        --------        -------    --------      -------       --------
Operating Income (Loss)               306          14,415              -      14,721            -         14,721
                                  -------        --------        -------    --------      -------       --------

OTHER INCOME:
------------
Unremitted Earnings of
  Subsidiaries                      8,468               -              -       8,468       (8,468)             -
Interest-Intercompany               1,066               -              -       1,066       (1,053)            13
Other                                 500           1,785              -       2,285            -          2,285
                                  -------        --------        -------    --------      -------       --------

                                   10,034           1,785              -      11,819       (9,521)         2,298
                                  -------        --------        -------    --------      -------       --------

Income (Loss) Before
  Interest Charges and
  Minority Interest in
  Foreign Subsidiaries             10,340          16,200              -      26,540       (9,521)        17,019
                                  -------        --------        -------    --------      -------       --------

INTEREST CHARGES:
----------------
Interest on Long-Term Debt              -           5,198              -       5,198            -          5,198
Interest-Intercompany               5,738           1,053              -       6,791        1,053          5,738
Other Interest                      1,320              97              -       1,417            -          1,417
                                  -------        --------        -------    --------      -------       --------
                                    7,058           6,348              -      13,406        1,053         12,353
                                  -------        --------        -------    --------      -------       --------
Minority Interest in
  Foreign Subsidiaries                  -          (1,384)             -      (1,384)           -         (1,384)
                                  -------        --------        -------    --------      -------       --------

Net Income (Loss) Available
  for Common Stock                $ 3,282        $  8,468        $     -    $ 11,750      $(8,468)      $  3,282
                                  =======        ========        =======    ========      =======       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                    Horizon
                                     Energy     Horizon Energy   Sceptre                                Consolidated
EARNINGS REINVESTED               Development,     Holdings       Power     Total Before  Eliminations  Horizon and
IN THE BUSINESS                       Inc.      (Consolidated)   Company    Eliminations     (Dr) Cr    Subsidiaries
-------------------               ------------  --------------   -------    ------------  ------------  ------------

Balance at Beginning of Year       $ (9,384)       $ 5,289       $(7,576)     $(11,671)      $ 2,287      $ (9,384)

Net Income (Loss) Available
 for Common Stock                     3,282          8,468             -        11,750        (8,468)        3,282
                                   --------        -------       -------      --------       -------      --------

Balance at End of Year             $ (6,102)       $13,757       $(7,576)     $     79       $(6,181)     $ (6,102)
                                   ========        =======       =======      ========       ========     ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                        Horizon
                                         Energy     Horizon Energy  Sceptre  Total Before   Eliminations  Consolidated
                                      Development,     Holdings      Power   Eliminations       and       Horizon and
                                          Inc.      (Consolidated)   Company  & Adjustments  Adjustments  Subsidiaries
                                      ------------  --------------   -------  -------------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
Net Income (Loss)                     $  3,282         $  8,468      $  -      $ 11,750      $ (8,468)      $  3,282
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries    (8,468)               -         -        (8,468)        8,468              -
 Depreciation, Depletion &
  Amortization                              (6)          11,116         -        11,110             -         11,110
 Deferred Income Taxes                    (208)           5,443         -         5,235             -          5,235
 Minority Interest in Foreign
  Subsidiaries                               -            1,384         -         1,384             -          1,384
 Other                                       -              541         -           541             -            541

Change in:
 Accounts Receivable - Intercompany      2,048                -         -         2,048        (2,048)            -
 Receivables and Unbilled Utility
  Revenue                                    -             (722)        -          (722)            -           (722)
 Materials and Supplies                      -            1,165         -         1,165             -          1,165
 Prepayments                                 -               23         -            23             -             23
 Accounts Payable                            2              952         -           954           343          1,297
 Accounts Payable - Intercompany           188           (1,705)        -        (1,517)        1,705            188
 Other Accruals and Current
  Liabilities                           (1,504)          (4,560)        -        (6,064)            -         (6,064)
 Other Assets                              (86)          (1,424)        -        (1,510)            -         (1,510)
 Other Liabilities                         560              (24)        -           536             -            536
                                      --------          -------      ----      --------      --------       --------

Net Cash Provided by (Used in)
  Operations                            (4,192)          20,657         -        16,465             -         16,465
                                      --------         --------      ----      --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
Capital Expenditures                         -           (9,767)        -        (9,767)            -         (9,767)
Change in Notes
  Receivable - Intercompany             22,100                -         -        22,100       (22,100)             -
Investment in Associated Companies          12                -         -            12           (12)             -
Other                                        -            3,361         -         3,361             -          3,361
                                      --------         --------      ----      --------      --------       --------
Net Cash Provided by (Used in)
  Investing Activities                  22,112           (6,406)        -        15,706       (22,112)        (6,406)
                                      --------         --------      ----      --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------
Change in Notes Payable to Banks             -           17,577         -        17,577             -         17,577
Change in Notes Payable - Intercompany (17,900)         (22,100)        -       (40,000)       22,100        (17,900)
Return of Capital Contribution               -                -       (12)          (12)           12              -
Reduction of Long-Term Debt                  -          (15,416)        -       (15,416)            -        (15,416)
Dividends Paid to Minority Interest          -             (152)        -          (152)            -           (152)
                                      --------         --------      ----      --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                 (17,900)         (20,091)      (12)      (38,003)       22,112        (15,891)
                                      --------         --------      ----      --------      --------      ---------

Effect of Exchange Rates on Cash             -           (3,775)        -        (3,775)            -         (3,775)
                                      --------         --------      ----      --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments            20           (9,615)      (12)       (9,607)            -         (9,607)

Cash and Temporary Cash Investments
  at Beginning of Period                    29           15,157        23        15,209             -         15,209
                                      --------         --------      ----      --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $     49         $  5,542      $ 11      $  5,602      $      -       $  5,602
                                      ========         ========      ====      ========      ========       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                      Horizon
                                       Energy     Horizon Energy  Sceptre   Total Before                 Consolidated
                                    Development,     Holdings      Power    Eliminations   Eliminations  Horizon and
                                        Inc.      (Consolidated)   Company  & Adjustments     (Dr) Cr    Subsidiaries
                                    ------------  --------------  --------  -------------  ------------  ------------

Net Income (Loss) Available for
  Common Stock                        $  3,282      $  8,468        $   -     $ 11,750      $ (8,468)     $  3,282
                                      --------      --------        -----     --------      --------      --------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                         (23,132)      (23,132)           -      (46,264)       23,132       (23,132)
                                      --------      --------        -----     --------       -------      --------
Other Comprehensive Income (Loss)      (23,132)      (23,132)           -      (46,264)       23,132       (23,132)
                                      --------      --------        -----     --------       -------      --------

Comprehensive Income (Loss)           $(19,850)     $(14,664)       $   -     $(34,514)      $14,664      $(19,850)
                                      --------      --------        -----     --------       -------      --------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                        HORIZON ENERGY HOLDINGS
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                          Horizon     Horizon Energy                                  Horizon
                                           Energy    Development B.V.  Total Before                Energy Holdings
                                          Holdings    (Consolidated)   Eliminations  Eliminations  and Subsidiaries
                                          --------    --------------   ------------  ------------  ----------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT                $      -      $249,074        $249,074     $       -        $249,074
---------------------------
 Less: Accumulated  DD&A                          -        76,472          76,472             -          76,472
                                           --------      --------        --------     ---------        ---------
                                                  -       172,602         172,602             -         172,602
                                           --------      --------        --------     ---------        --------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash Investments              -         5,542           5,542             -           5,542
 Allowance for Uncollectible Accounts             -          (574)           (574)            -            (574)
 Accounts Receivable                              -         6,455           6,455             -           6,455
 Unbilled Utility Revenue                         -         2,846           2,846             -           2,846
 Materials and Supplies                           -         4,873           4,873             -           4,873
 Prepayments                                      -            64              64             -              64
                                           --------      --------        --------     ---------        --------
                                                  -        19,206          19,206             -          19,206
                                           --------      --------        --------     ---------        --------
OTHER ASSETS:
------------
 Investment in Associated Companies         101,754             -         101,754      (101,754)              -
 Other Assets                                     -        10,672          10,672             -          10,672
                                           --------      --------        --------     ---------        --------
                                            101,754        10,672         112,426      (101,754)         10,672
                                           --------      --------        --------     ---------        --------
TOTAL ASSETS                               $101,754      $202,480        $304,234     $(101,754)       $202,480
                                           ========      ========        ========     =========        ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                              $      2      $     29        $     31     $     (29)       $      2
 Paid - in - Capital                        114,957       109,822         224,779      (109,822)        114,957
 Earnings Reinvested in the Business         13,757        19,507          33,264       (19,507)         13,757
 Accumulated Other Comprehensive
  Income (Loss)                             (26,962)      (27,604)        (54,566)       27,604         (26,962)
                                           --------      --------        --------     ---------        --------
 Total Common Stock Equity                  101,754       101,754         203,508      (101,754)        101,754

 Long-Term Debt, Net of Current
  Portion                                         -        29,364          29,364             -          29,364
 Notes Payable - Intercompany                     -             -               -             -               -
                                           --------      --------        --------     ---------        --------

 Total Capitalization                       101,754       131,118         232,872      (101,754)        131,118
                                           --------      --------        --------     ---------        --------
Minority Interest in Foreign
  Subsidiaries                                    -        23,031          23,031             -          23,031
                                           --------      --------        --------     ---------        --------

CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Notes Payable to Banks                           -        18,302          18,302             -          18,302
 Current Portion of Long-Term Debt                -         8,540           8,540             -           8,540
 Accounts Payable                                 -         9,640           9,640             -           9,640
 Accounts Payable - Intercompany                  -         2,708           2,708             -           2,708
 Other Accruals and Current
   Liabilities                                    -          (885)           (885)            -            (885)
                                           --------      --------        --------     ---------        --------
                                                  -        38,305          38,305             -          38,305
                                           --------      --------        --------     ---------        --------
DEFERRED CREDITS:
----------------
 Accumulated Deferred Income Taxes                -        10,026          10,026             -          10,026
 Other Deferred Credits                           -             -               -             -               -
                                           --------      --------        --------     ---------        --------
                                                  -        10,026          10,026             -          10,026
                                           --------      --------        --------     ---------        --------

TOTAL CAPITALIZATION & LIABILITIES         $101,754      $202,480        $304,234     $(101,754)       $202,480
                                           ========      ========        ========     ==========       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                        HORIZON ENERGY HOLDINGS
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                                                              Consolidated
                                 Horizon        Horizon Energy                                Horizon Energy
                                  Energy       Development B.V.   Total Before  Eliminations  Holdings and
                                 Holdings       (Consolidated)    Eliminations     (Dr) Cr    Subsidiaries
                                 --------       --------------    ------------     -------    --------------

OPERATING REVENUE:                $     -         $104,784          $104,784      $     -       $104,784
-----------------                 -------         --------          --------      -------       --------

OPERATING EXPENSE:
-----------------
Fuel Used in Heat and
  Electric Generation                   -           53,040            53,040            -         53,040
Operation                               -           22,648            22,648            -         22,648
Maintenance                             -               40                40            -             40
Property, Franchise & Other Taxes       -            2,574             2,574            -          2,574
Depreciation, Depletion and
  Amortization                          -           11,116            11,116            -         11,116
Income Taxes                            -              951               951            -            951
                                  -------         --------          --------      -------       --------
                                        -           90,369            90,369            -         90,369
                                  -------         --------          --------      -------       --------
Operating Income (Loss)                 -           14,415            14,415            -         14,415
                                  -------         --------          --------      -------       --------

OTHER INCOME:
------------
Unremitted Earnings of
  Subsidiaries                      8,468                -             8,468       (8,468)             -
Other                                   -            1,785             1,785            -          1,785
                                  -------         --------          --------      -------       --------

                                    8,468            1,785            10,253       (8,468)         1,785
                                  -------         --------          --------      -------       --------

Income (Loss) Before
  Interest Charges and
  Minority Interest in
  Foreign Subsidiaries              8,468           16,200            24,668       (8,468)        16,200
                                  -------         --------          --------      -------       --------

INTEREST CHARGES:
----------------
Interest on Long-Term Debt              -            5,198             5,198            -          5,198
Interest-Intercompany                   -            1,053             1,053            -          1,053
Other Interest                          -               97                97            -             97
                                  -------         --------          --------      -------       --------
                                        -            6,348             6,348            -          6,348
                                  -------         --------          --------      -------       --------
Minority Interest in
  Foreign Subsidiaries                  -           (1,384)           (1,384)           -         (1,384)
                                  -------         --------          --------      -------       --------

Net Income (Loss) Available
  for Common Stock                $ 8,468         $  8,468          $ 16,936      $(8,468)      $  8,468
                                  =======         ========          ========      =======       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                        HORIZON ENERGY HOLDINGS
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                Consolidated
                                   Horizon        Horizon Energy                                Horizon Energy
   EARNINGS REINVESTED              Energy       Development B.V.   Total Before  Eliminations  Holdings and
   IN THE BUSINESS                 Holdings       (Consolidated)    Eliminations     (Dr) Cr    Subsidiaries
   ---------------                -----------   -----------------   ------------  ------------  --------------

Balance at Beginning of Year     $ 5,289          $11,039          $ 16,328      $(11,039)     $  5,289

Net Income (Loss) Available
 for Common Stock                  8,468            8,468            16,936        (8,468)        8,468
                                 -------          -------          --------      --------      --------

Balance at End of Year           $13,757          $19,507          $ 33,264      $(19,507)     $ 13,757
                                 =======          =======          ========      ========      ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                        HORIZON ENERGY HOLDINGS
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                        Horizon     Horizon Energy    Total Before                 Horizon Energy
                                         Energy     Development B.V.  Eliminations                 Holdings and
                                        Holdings     (Consolidated)   & Adjustments  Eliminations  Subsidiaries
                                        --------     --------------   -------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
Net Income (Loss)                     $  8,468         $  8,468         $ 16,936      $ (8,468)      $  8,468
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries    (8,468)               -           (8,468)        8,468              -
 Depreciation, Depletion &
  Amortization                               -           11,116           11,116             -         11,116
 Deferred Income Taxes                       -            5,443            5,443             -          5,443
 Minority Interest in Foreign
  Subsidiaries                               -            1,384            1,384             -          1,384
 Other                                       -              541              541             -            541

Change in:
 Receivables and Unbilled Utility
  Revenue                                    -             (722)            (722)            -           (722)
 Materials and Supplies                      -            1,165            1,165             -          1,165
 Prepayments                                 -               23               23             -             23
 Accounts Payable                            -              952              952             -            952
 Accounts Payable - Intercompany             -           (1,705)          (1,705)            -         (1,705)
 Other Accruals and Current
  Liabilities                                -           (4,560)          (4,560)            -         (4,560)
 Other Assets                                -           (1,424)          (1,424)            -         (1,424)
 Other Liabilities                           -              (24)             (24)            -            (24)
                                      --------          -------         --------      --------       --------

Net Cash Provided by (Used in)
  Operations                                 -           20,657           20,657             -         20,657
                                      --------         --------         --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
Capital Expenditures                         -           (9,767)          (9,767)            -         (9,767)
Other                                        -            3,361            3,361             -          3,361
                                      --------         --------         --------      --------       --------
Net Cash Provided by (Used in)
  Investing Activities                       -           (6,406)          (6,406)            -         (6,406)
                                      --------         --------         --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------
Change in Notes Payable to Banks             -           17,577           17,577             -         17,577
Change in Notes Payable-Intercompany         -          (22,100)         (22,100)            -        (22,100)
Reduction of Long-Term Debt                  -          (15,416)         (15,416)            -        (15,416)
Dividends Paid to Minority Interest          -             (152)            (152)            -           (152)
                                      --------         --------         --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                       -          (20,091)         (20,091)            -        (20,091)
                                      --------         --------         --------      --------       --------

Effect of Exchange Rates on Cash             -           (3,775)          (3,775)            -         (3,775)
                                      --------         --------         --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments             -           (9,615)          (9,615)            -         (9,615)

Cash and Temporary Cash Investments
  at Beginning of Period                     -           15,157           15,157             -         15,157
                                      --------         --------         --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $      -         $  5,542         $  5,542      $      -       $  5,542
                                      ========         ========         ========      ========       ========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                        HORIZON ENERGY HOLDINGS
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                       Horizon       Horizon Energy    Total Before                 Horizon Energy
                                        Energy      Development B.V.   Eliminations   Eliminations  Holdings and
                                       Holdings      (Consolidated)    & Adjustments     (Dr) Cr    Subsidiaries
                                       --------      --------------    -------------     -------    ---------------

Net Income Available for
  Common Stock                          $  8,468        $  8,468         $ 16,936      $(8,468)      $  8,468
                                        --------        --------         --------      -------       --------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                           (23,132)        (23,132)         (46,264)      23,132        (23,132)
                                        --------        --------         --------      -------       --------
Other Comprehensive Income (Loss)        (23,132)        (23,132)         (46,264)      23,132        (23,132)
                                        --------        --------         --------      -------       --------

Comprehensive Income (Loss)             $(14,664)       $(14,664)        $(29,328)     $14,664       $(14,664)
                                        --------        --------         --------      -------       --------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                     United
                                                  Energy, a.s.       Power
                                                      (UE)         Development        Horizon Energy
                                   Horizon B.V.  (Consolidated)   (Consolidated)    Development, s.r.o.
                                   ------------  --------------   --------------    -------------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT         $      -       $247,938           $  917            $  219
---------------------------
 Less:  Accumulated DD&A                   -         76,123              194               155
                                    --------       --------           ------            ------
                                           -        171,815              723                64
                                    --------       --------           ------            ------
CURRENT ASSETS:
--------------
 Cash and Temporary Cash Investments     112          4,153               28             1,249
 Allowance for Uncollectible Accounts      -           (574)               -                 -
 Notes Receivable - Intercompany           -              -                -               142
 Accounts Receivable - Intercompany       60              -                -               140
 Accounts Receivable                       -          6,144              269                42
 Unbilled Utility Revenue                  -          2,846                -                 -
 Materials and Supplies                    -          4,873                -                 -
 Prepayments                               -             37                2                25
                                    --------       --------           ------            ------
                                         172         17,479              299             1,598
                                    --------       --------           ------            ------

OTHER ASSETS:
------------
 Investment in Associated Companies  103,984              -                -                 -
 Other                                   103          9,493              702               374
                                    --------       --------           ------            ------
                                     104,087          9,493              702               374
                                    --------       --------           ------            ------
TOTAL ASSETS                        $104,259       $198,787           $1,724            $2,036
                                    ========       ========           ======            ======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
--------------
 Common Stock                       $     29       $ 59,770           $  760            $1,779
 Paid - in - Capital                 109,822         50,620            1,562                 -
 Earnings Reinvested in
   the Business                       19,507         17,017             (426)              545
Accumulated Other Comprehensive
  Income                             (27,604)       (26,627)            (656)             (360)
                                    --------       --------           ------            ------
Total Common Stock Equity            101,754        100,780            1,240             1,964

Long-Term Debt, Net of Current
 Portion                                   -         29,364                -                 -
                                    --------       --------           ------            ------

Total Capitalization                 101,754        130,144            1,240             1,964
                                    --------       --------           ------            ------

Minority Interest in Foreign
 Subsidiaries                              -         23,031                -                 -
                                    --------       --------           ------            ------

CURRENT AND ACCRUED LIABILITIES:
-------------------------------
 Notes Payable to Banks                    -         18,302                -                 -
 Notes Payable - Intercompany              -              -              142                 -
 Current Portion of Long-Term Debt         -          8,540                -                 -
 Accounts Payable                          -          9,649              139                53
 Accounts Payable - Intercompany       2,505              -              203                 -
 Other Accruals and Current
  Liabilities                              -           (905)               -                19
                                    --------       --------           ------            ------
                                       2,505         35,586              484                72
                                    --------       --------           ------            ------
DEFERRED CREDITS:
----------------
 Accumulated Deferred Income Tax           -         10,026                -                 -
 Other Deferred Credits                    -              -                -                 -
                                    --------       --------           ------            ------
                                           -         10,026                -                 -
                                    --------       --------           ------            ------

TOTAL CAPITALIZATION & LIABILITIES  $104,259       $198,787           $1,724            $2,036
                                    ========       ========           ======            ======

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2000, incorporated herein by reference.

                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------

      $249,074       $       -        $249,074
        76,472               -          76,472
      --------       ---------        --------
       172,602               -         172,602
      --------       ---------        --------

         5,542               -           5,542
          (574)              -            (574)
           142            (142)              -
           200            (200)              -
         6,455               -           6,455
         2,846               -           2,846
         4,873               -           4,873
            64               -              64
      --------       ---------        --------
        19,548            (342)         19,206
      --------       ---------        --------

       103,984        (103,984)              -
        10,672               -          10,672
      --------       ---------        --------
       114,656        (103,984)         10,672
      --------       ---------        --------
      $306,806       $(104,326)       $202,480
      ========       =========        ========

      $ 62,338       $ (62,309)       $     29
       162,004         (52,182)        109,822

        36,643         (17,136)         19,507

       (55,247)         27,643         (27,604)
      --------       ---------        --------
       205,738        (103,984)        101,754

        29,364               -          29,364
      --------       ---------        --------

       235,102        (103,984)        131,118
      --------       ---------        --------

        23,031               -          23,031
      --------       ---------        --------

        18,302               -          18,302
           142            (142)              -
         8,540               -           8,540
         9,841            (201)          9,640
         2,708               -           2,708

          (886)              1            (885)
      --------       ---------        --------
        38,647            (342)         38,305
      --------       ---------        --------

        10,026               -          10,026
             -               -               -
      --------       ---------        --------
        10,026               -          10,026
      --------       ---------        --------

      $306,806       $(104,326)       $202,480
      ========       =========        ========

                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                                        Power
                                                         UE          Development      Horizon Energy
                                      Horizon B.V.  (Consolidated)  (Consolidated)  Development, s.r.o.
                                      ------------  --------------  --------------  -------------------

   OPERATING REVENUE:                  $      -       $103,511          $1,230            $1,556
   -----------------                   --------       --------          ------            ------

   OPERATING EXPENSE:
   -----------------
   Fuel Used in Heat and
    Electric Generation                       -         52,135             905                 -
   Operation                                233         23,179              70               679
   Maintenance                                -              -              28                12
   Property, Franchise & Other Taxes          -          2,462              28                84
   Depreciation, Depletion and
    Amortization                              -         11,068              18                30
   Income Taxes                               -            951               -                 -
                                       --------       --------          ------            ------
                                            233         89,795           1,049               805
                                       --------       --------          ------            ------
   Operating Income (Loss)                 (233)        13,716             181               751
                                       --------       --------          ------            ------

   OTHER INCOME:
   ------------
   Unremitted Earnings of
    Subsidiaries                          8,664              -               -                 -
   Other                                     37          1,659               1                88
                                       --------       --------          ------            ------

                                          8,701          1,659               1                88
                                       --------       --------          ------            ------

   Income (Loss) Before
    Interest Charges and
    Minority Interest in
    Foreign Subsidiaries                  8,468         15,375             182               839
                                       --------       --------          ------            ------

   INTEREST CHARGES:
   ----------------
   Interest on Long-Term Debt                 -          5,198               -                 -
   Interest - Intercompany                    -          1,053               -                 -
   Other Interest                             -             76              21                 -
                                       --------       --------          ------            ------
                                              -          6,327              21                 -
                                       --------       --------          ------            ------
   Minority Interest in
    Foreign Subsidiaries                      -         (1,384)              -                 -
                                       --------       --------          ------            ------

   Net Income (Loss) Available
    for Common Stock                   $  8,468       $  7,664          $  161            $  839
                                       ========       ========          ======            ======

   See Notes to Consolidated Financial Statements included in Item 8 of National
   Fuel Gas  Company's  Form 10-K for the fiscal year ended  September 30, 2000, incorporated herein by reference.

                                     Consolidated
     Total Before   Eliminations     Horizon B.V.
     Eliminations      (Dr) Cr     and Subsidiaries
     ------------      -------     ----------------

      $106,297       $ (1,513)        $104,784
      --------       --------         --------

        53,040              -           53,040
        24,161          1,513           22,648
            40              -               40
         2,574              -            2,574

        11,116              -           11,116
           951              -              951
      --------       --------         --------
        91,882          1,513           90,369
      --------       --------         --------
        14,415              -           14,415
      --------       --------         --------

         8,664         (8,664)               -
         1,785              -            1,785
      --------       --------         --------

        10,449         (8,664)           1,785
      --------       --------         --------

        24,864         (8,664)          16,200
      --------       --------         --------

         5,198              -            5,198
         1,053              -            1,053
            97              -               97
      --------       --------         --------
         6,348              -            6,348
      --------       --------         --------

        (1,384)             -           (1,384)
      --------       --------         --------

      $ 17,132       $ (8,664)        $  8,468
      ========       ========         ========

                                                  HORIZON ENERGY DEVELOPMENT, B.V.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                                       Power
                                                          UE         Development      Horizon Energy
                                      Horizon B.V.  (Consolidated)  (Consolidated)  Development, s.r.o.
                                      ------------  --------------  --------------  -------------------

   EARNINGS REINVESTED
   IN THE BUSINESS:
   ---------------

   Balance at Beginning of Year        $ 11,039       $ 10,196           $ (587)           $ (294)

   Net Income (Loss) Available
    For Common Stock                      8,468          7,664              161               839

   Dividends on Common Stock                  -           (843)               -                 -
                                       --------       --------           ------            ------

   Balance at End of Year              $ 19,507       $ 17,017           $ (426)           $  545
                                       ========       ========           ======            ======

   See Notes to Consolidated Financial Statements included in Item 8 of National
   Fuel Gas  Company's  Form 10-K for the fiscal year ended  September 30, 2000, incorporated herein by reference.

                                     Consolidated
     Total Before   Eliminations     Horizon B.V.
     Eliminations      (Dr) Cr     and Subsidiaries
     ------------      -------     ----------------

      $ 20,354       $ (9,315)        $ 11,039

        17,132         (8,664)           8,468

          (843)           843                -
      --------       --------         --------

      $ 36,643       $(17,136)        $ 19,507
      ========       ========         ========

                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                                       Power
                                                          UE         Development      Horizon Energy
                                      Horizon B.V.  (Consolidated)  (Consolidated)  Development, s.r.o.
                                      ------------  --------------  --------------  -------------------

   CASH FLOWS FROM
   OPERATING ACTIVITIES:
   --------------------
   Net Income (Loss)                   $  8,468       $  7,664          $  161            $  839
   Adjustments to Reconcile Net
    Income to Net Cash Provided
    by Operating Activities:
    Unremitted Earnings of Subsidiaries  (8,664)             -               -                 -
    Depreciation, Depletion &
     Amortization                             -         11,068              18                30
    Deferred Income Taxes                     -          5,443               -                 -
    Minority Interest in Foreign
     Subsidiaries                             -          1,384               -                 -
    Other                                     -            481            (132)              192

   Change in:
    Accounts Receivable - Intercompany        -              -               -               177
    Receivables and Unbilled Utility
     Revenue                                  -           (574)           (122)              (26)
    Materials and Supplies                    -          1,165               -                 -
    Prepayments                               -             21              (1)                3
    Accounts Payable                          -            767             (89)               98
    Accounts Payable - Intercompany      (1,705)             -               -                 -
    Other Accruals and Current
     Liabilities                              -         (4,545)             18               (33)
    Other Assets                            (18)        (1,406)              -                 -
    Other Liabilities                         -            (24)              -                 -
                                       --------       --------          ------            ------

   Net Cash Provided by (Used in)
    Operating Activities                 (1,919)        21,444            (147)            1,280
                                       --------       --------          ------            ------

   CASH FLOWS FROM INVESTING ACTIVITIES:
   ------------------------------------
   Capital Expenditures                       -         (9,718)            (20)              (29)
   Change in Notes
    Receivable-Intercompany                   -              -               -              (142)
   Dividends Received from Associated
    Company                                 843              -               -                 -
   Other                                      -          3,361               -                 -
                                       --------       --------          ------            ------
   Net Cash Used in Investing
    Activities                              843         (6,357)            (20)             (171)
                                       --------       --------          ------            ------

   CASH FLOWS FROM FINANCING ACTIVITIES:
   ------------------------------------
   Change in Notes Payable to Banks           -         17,577               -                 -
   Change in Notes Payable - Intercompany     -        (22,100)            142                 -
   Reduction of Long-Term Debt                -        (15,416)              -                 -
   Dividends Paid on Common Stock             -           (995)              -                 -
                                       --------       --------          ------            ------
   Net Cash Provided by (Used in)
    Financing Activities                      -        (20,934)            142                 -
                                       --------       --------          ------            ------

   Effect of Exchange Rates on Cash           -         (3,432)             10              (353)
                                       --------       --------          ------            ------

   Net Increase (Decrease) in Cash
    and Temporary Cash Investments       (1,076)        (9,279)            (15)              756

   Cash and Temporary Cash
    Investments at Beginning of Period    1,188         13,432              43               493
                                       --------       --------          ------            ------

   Cash and Temporary Cash
    Investments at End of Period       $    112       $  4,153          $   28            $1,249
                                       ========       ========          ======            ======

   See Notes to Consolidated Financial Statements included in Item 8 of National
   Fuel Gas  Company's  Form 10-K for the fiscal year ended  September 30, 2000, incorporated herein by reference.

                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------

      $ 17,132       $ (8,664)        $  8,468

        (8,664)         8,664                -

        11,116              -           11,116
         5,443              -            5,443

         1,384              -            1,384
           541              -              541

           177           (177)               -

          (722)             -             (722)
         1,165              -            1,165
            23              -               23
           776            177              953
        (1,705)             -           (1,705)

        (4,560)             -           (4,560)
        (1,424)             -           (1,424)
           (24)             -              (24)
      --------       --------        ---------

        20,658              -           20,658
      --------       --------        ---------

        (9,767)             -           (9,767)

          (142)           142                -

           843           (843)               -
         3,361              -            3,361
      --------       --------        ---------

        (5,705)          (701)          (6,406)
      --------       --------        ---------

        17,577              -           17,577
       (21,958)          (142)         (22,100)
       (15,416)             -          (15,416)
          (995)           843             (152)
      --------       --------        ---------

       (20,792)           701          (20,091)
      --------       --------        ---------

        (3,775)             -           (3,775)
      --------       --------        ---------

        (9,614)             -           (9,614)

        15,156              -           15,156
      --------       --------        ---------

      $  5,542       $      -        $   5,542
      ========       ========        =========

                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                                       Power
                                                          UE         Development      Horizon Energy
                                      Horizon B.V.  (Consolidated)  (Consolidated)  Development, s.r.o.
                                      ------------  --------------  --------------  -------------------

   Net Income (Loss) Available for
     Common Stock                      $  8,468       $  7,664          $ 161               $839
                                       --------       --------          -----               ----

   Other Comprehensive Income (Loss):
     Foreign Currency Translation
       Adjustment                       (23,132)       (22,367)          (391)              (374)
                                       --------       --------          -----               ----
   Other Comprehensive Income (Loss)    (23,132)       (22,367)          (391)              (374)
                                       --------       --------          -----               ----

   Comprehensive Income (Loss)         $(14,664)      $(14,703)         $(230)              $465
                                       ========       ========          =====               ====

   See Notes to Consolidated Financial Statements included in Item 8 of National
   Fuel Gas  Company's  Form 10-K for the fiscal year ended  September 30, 2000, incorporated herein by reference.

                                     Consolidated
     Total Before   Eliminations     Horizon B.V.
     Eliminations      (Dr) Cr     and Subsidiaries
     ------------      -------     ----------------

      $ 17,132        $(8,664)         $  8,468
      --------        -------          --------

       (46,264)        23,132           (23,132)
      --------        -------          --------
       (46,264)        23,132           (23,132)
      --------        -------          --------

      $(29,132)       $14,468          $(14,664)
      ========        =======          ========

                                                          UNITED ENERGY, a.s.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                      Jablonecka
                                                                     Teplarenska a
                                                         Teplarna    Realitni, as
                                              UE         Liberec        (JTR)           ENOP
                                              --         -------        -----           ----

     ASSETS
     ------

     PROPERTY, PLANT & EQUIPMENT           $223,408     $ 13,189      $ 11,276          $ 65
     ---------------------------
      Less: Accumulated  DD&A                71,809        3,488           798            28
                                           --------     --------      --------          ----
                                            151,599        9,701        10,478          $ 37
                                           --------     --------      --------          ----
     CURRENT ASSETS:
     --------------
      Cash and Temporary Cash Investments     2,060        1,573           502            18
      Allowance for Uncollectible Accounts     (178)        (385)          (11)            -
      Notes Receivable - Intercompany           546            -             -             -
      Accounts Receivable - Intercompany         14            -             -             -
      Accounts Receivable                     3,681        1,584           490           389
      Unbilled Utility Revenue                2,148           61           637             -
      Materials and Supplies                  2,632          694         1,547             -
      Prepayments                                23            8             6             -
                                           --------     --------      --------          ----
                                             10,926        3,535         3,171           407
                                           --------     --------      --------          ----
     OTHER ASSETS:
     ------------
      Notes Receivable - Intercompany             -            -             -             -
      Investment in Associated Companies     13,725            -             -             -
      Other Assets                           10,607       (1,036)         (184)          106
                                           --------     --------      --------          ----
                                             24,332       (1,036)         (184)          106
                                           --------     --------      --------          ----
     TOTAL ASSETS                          $186,857     $ 12,200      $ 13,465          $550
                                           ========     ========      ========          ====

     CAPITALIZATION & LIABILITIES
     ----------------------------

     CAPITALIZATION:
     --------------
      Common Stock                         $ 59,770     $ 17,004      $  5,407          $  3
      Paid - in - Capital                    50,620       (5,723)          854           883
      Earnings Reinvested in the Business    17,017          207           271           (76)
      Accumulated Other Comprehensive
       Income                               (26,627)      (3,923)       (1,035)         (147)
                                           --------     --------      --------         -----
      Total Common Stock Equity             100,780        7,565         5,497           663

      Long-Term Debt, Net of Current
       Portion                               27,883            -         1,481             -
                                           --------     --------      --------          ----

      Total Capitalization                  128,663        7,565         6,978           663
                                           --------     --------      --------          ----
     Minority Interest in Foreign
       Subsidiaries                          16,338        3,705         2,988             -
                                           --------     --------      --------          ----

     CURRENT AND ACCRUED LIABILITIES:
     -------------------------------
      Notes Payable to Banks                 17,099            -         1,203             -
      Notes Payable - Intercompany                -            -           546             -
      Current Portion of Long-Term Debt       8,327            -           213             -
      Accounts Payable                        8,076          314         1,255           (17)
      Accounts Payable - Intercompany            35            -             -             -
      Other Accruals and Current
        Liabilities                            (567)          49          (290)          (97)
                                           --------     --------      --------          ----
                                             32,970          363         2,927          (114)
                                           --------     --------      --------          ----
     DEFERRED CREDITS:
     ----------------
      Accumulated Deferred Income Taxes       8,886          567           572             1
      Other Deferred Credits                      -            -             -             -
                                           --------     --------      --------          ----
                                              8,886          567           572             1
                                           --------     --------      --------          ----

     TOTAL CAPITALIZATION & LIABILITIES    $186,857     $ 12,200      $ 13,465          $550
                                           ========     ========      ========          ====

     See  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, incorporated herein by reference.

                                    Consolidated
       Total Before                    UE and
      Eliminations  Eliminations   Subsidiaries
      ------------  ------------   ------------

        $247,938     $       -       $247,938
          76,123             -         76,123
        --------     ---------       --------
         171,815             -        171,815
        --------     ---------       --------

           4,153             -          4,153
            (574)            -           (574)
             546          (546)             -

              14           (14)             -
           6,144             -          6,144
           2,846             -          2,846
           4,873             -          4,873
              37             -             37
        --------     ---------       --------
          18,039          (560)        17,479
        --------     ---------       --------

               -             -              -
          13,725       (13,725)             -
           9,493             -          9,493
        --------     ---------       --------
          23,218       (13,725)         9,493
        --------     ---------       --------
        $213,072     $ (14,285)      $198,787
        ========     =========       ========

        $ 82,184     $ (22,414)      $ 59,770
          46,634         3,986         50,620
          17,419          (402)        17,017

         (31,732)        5,105        (26,627)
        --------     ---------       --------
         114,505       (13,725)       100,780

          29,364             -         29,364
        --------     ---------       --------

         143,869       (13,725)       130,144
        --------     ---------       --------

          23,031             -         23,031
        --------     ---------       --------

          18,302             -         18,302
             546          (546)             -
           8,540             -          8,540
           9,628            21          9,649
              35           (35)             -

            (905)            -           (905)
        --------     ---------       --------
          36,146          (560)        35,586
        --------     ---------       --------

          10,026             -         10,026
               -             -              -
        --------     ---------       --------
          10,026             -         10,026
        --------     ---------       --------

        $213,072     $ (14,285)      $198,787
        ========     =========       ========

                                                             UNITED ENERGY, a.s.
                                                      CONSOLIDATING STATEMENT OF INCOME
                                                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                              (THOUSANDS OF DOLLARS)

                                                     Teplarna
                                            UE       Liberec        JTR          ENOP
                                         -------     -------      -------       -----

       OPERATING REVENUE:                $82,706     $15,986      $ 7,941       $3,115
       -----------------                 -------     -------      -------       ------

       OPERATING EXPENSE:
       -----------------
       Fuel Used in Heat and
         Electric Generation              38,830       8,849        4,456            -
       Operation                          17,836       6,583        1,732        3,265
       Property, Franchise & Other Taxes   1,720         323          175          244
       Depreciation, Depletion and
         Amortization                      9,257         909          895            7
       Income Taxes                          618         302          215         (184)
                                         -------     -------      -------      -------
                                          68,261      16,966        7,473        3,332
                                         -------     -------      -------      -------
       Operating Income (Loss)            14,445        (980)         468         (217)
                                         -------     -------      -------      -------

       OTHER INCOME:
       ------------
       Unremitted Earnings of
         Subsidiary                         (506)          -            -            -
       Other                               1,406         222           30            1
                                         -------     -------      -------      -------

                                             900         222           30            1
                                         -------     -------      -------      -------

       Income (Loss) Before
         Interest Charges and
         Minority Interest in
         Foreign Subsidiaries             15,345        (758)         498         (216)
                                         -------     -------      -------      -------

       INTEREST CHARGES:
       ----------------
       Interest on Long-Term Debt          5,042           -          156            -
       Interest - Intercompany             1,053           -            -            -
       Other Interest                         76           -            -            -
                                         -------     -------      -------      -------
                                           6,171           -          156            -
                                         -------     -------      -------      -------
       Minority Interest in
         Foreign Subsidiaries             (1,510)        245         (119)           -
                                         -------     -------      -------      -------

       Net Income (Loss) Available
         for Common Stock                $ 7,664     $  (513)     $   223      $  (216)
                                         =======     =======      =======      =======

       See Notes to  Consolidated  Financial  Statements  included  in Item 8 of
       National Fuel Gas Company's Form 10-K for the fiscal year ended September
       30, 2000, incorporated herein by reference.

                                          Consolidated
            Total Before   Eliminations      UE and
            Eliminations      (Dr) Cr     Subsidiaries
            ------------      -------     ------------

              $109,748      $(6,237)       $103,511
              --------      -------        --------

                52,135            -          52,135
                29,416        6,237          23,179
                 2,462            -           2,462

                11,068            -          11,068
                   951            -             951
              --------      -------        --------
                96,032        6,237          89,795
              --------      -------        --------
                13,716            -          13,716
              --------      -------        --------

                  (506)         506               -
                 1,659            -           1,659
              --------      -------        --------

                 1,153          506           1,659
              --------      -------        --------

                14,869          506          15,375
              --------      -------        --------

                 5,198            -           5,198
                 1,053            -           1,053
                    76            -              76
              --------      -------        --------
                 6,327            -           6,327
              --------      -------        --------

                (1,384)           -          (1,384)
              --------      -------        --------

              $  7,158      $   506        $  7,664
              ========      =======        ========

                                                             UNITED ENERGY, a.s.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

       EARNINGS REINVESTED                             Teplarna
       IN THE BUSINESS                       UE        Liberec       JTR         ENOP
       -------------------                --------     --------     -----        ----

       Balance at Beginning of Year       $ 10,196     $   720      $  48        $ 140

       Net Income (Loss) Available
         for Common Stock                    7,664        (513)       223         (216)

       Dividends on Common Stock              (843)          -          -            -
                                          --------     -------      -----        -----

       Balance at End of Year             $ 17,017     $   207      $ 271        $ (76)
                                          ========     =======      =====        =====

       See Notes to  Consolidated  Financial  Statements  included  in Item 8 of
       National Fuel Gas Company's Form 10-K for the fiscal year ended September
       30, 2000, incorporated herein by reference.

                                      Consolidated
        Total Before   Eliminations      UE and
        Eliminations      (Dr) Cr     Subsidiaries
        ------------      -------     ------------

        $ 11,104         $ (908)        $ 10,196

           7,158            506            7,664

            (843)             -             (843)
        --------         ------         --------

        $ 17,419         $ (402)        $ 17,017
        ========         ======         ========

                                                          UNITED ENERGY, a.s.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                         Teplarna
                                                UE       Liberec       JTR         ENOP
                                             --------    -------     -------     --------
     CASH FLOWS FROM OPERATING ACTIVITIES:
     ------------------------------------
     Net Income (Loss)                       $  7,664    $   (513)   $   223       $ (216)
     Adjustments to Reconcile Net Income
       to Net Cash Provided by Operating
       Activities:
      Unremitted Earnings of Subsidiaries         506           -          -            -
      Depreciation, Depletion &
       Amortization                             9,257         909        895            7
      Deferred Income Taxes                     4,382         503        556            2
      Minority Interest in Foreign
       Subsidiaries                             1,510        (245)       119            -
      Other                                       547         (59)       (13)           6

     Change in:
      Receivables and Unbilled Utility
       Revenue                                   (998)       (346)       166          604
      Accounts Receivable - Intercompany           40           -          -            -
      Materials and Supplies                      715       1,131       (681)           -
      Prepayments                                  28          (7)         -            -
      Accounts Payable                            335          97        324         (129)
      Accounts Payable - Intercompany             (62)          -          -            -
      Other Accruals and Current
       Liabilities                             (2,902)       (554)      (830)        (259)
      Other Assets                             (1,132)        (39)      (235)           -
      Other Liabilities                           (24)          -          -            -
                                             --------     -------    -------     --------

     Net Cash Provided by (Used in)
       Operating Activities                    19,866         877        524           15
                                             --------    --------    -------     --------

     CASH FLOWS FROM INVESTING ACTIVITIES:
     ------------------------------------
     Capital Expenditures                      (6,893)     (1,120)    (1,703)          (2)
     Change in Notes
       Receivable - Intercompany                 (384)          -          -            -
     Other                                      3,255          37         68            1
                                             --------    --------    -------     --------
     Net Cash Used in Investing
       Activities                              (4,022)     (1,083)    (1,635)          (1)
                                             --------    --------    -------     --------

     CASH FLOWS FROM FINANCING ACTIVITIES:
     ------------------------------------
     Change in Notes Payable to Banks          16,321           -      1,256            -
     Change in Notes Payable - Intercompany   (22,100)          -        546            -
     Reduction of Long-Term Debt              (15,143)          -       (273)           -
     Dividends Paid on Common Stock              (995)          -          -            -
                                             --------    --------    -------     --------

     Net Cash Provided by (Used in)
       Financing Activities                   (21,917)          -      1,529            -
                                             --------    --------    -------     --------

     Effect of Exchange Rates on Cash          (2,780)       (461)      (175)         (16)
                                             --------    --------    -------     --------
     Net Increase (Decrease) in Cash
       and Temporary Cash Investments          (8,853)       (667)       243           (2)

     Cash and Temporary Cash Investments
       at Beginning of Period
       (at Acquisition for JTR)                10,913       2,240        259           20
                                             --------    --------    -------     --------

     Cash and Temporary Cash Investments
       at End of Period                      $  2,060    $  1,573    $   502     $     18
                                             ========    ========    =======     ========

     See  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, incorporated herein by reference.

        Total Before                 Consolidated
        Eliminations                    UE and
        & Adjustments  Eliminations  Subsidiaries
        -------------  ------------  ------------

          $  7,158      $    506       $  7,664

               506          (506)             -

            11,068             -         11,068
             5,443             -          5,443

             1,384             -          1,384
               481             -            481

              (574)            -           (574)
                40           (40)             -
             1,165             -          1,165
                21             -             21
               627           140            767
               (62)           62              -

            (4,545)            -         (4,545)
            (1,406)            -         (1,406)
               (24)            -            (24)
          --------      --------       --------

            21,282           162         21,444
          --------      --------       --------

            (9,718)            -         (9,718)

              (384)          384              -
             3,361             -          3,361
          --------      --------       --------

            (6,741)          384         (6,357)
          --------      --------       --------

            17,577             -         17,577
           (21,554)         (546)       (22,100)
           (15,416)            -        (15,416)
              (995)            -           (995)
          --------      --------      ---------

           (20,388)         (546)       (20,934)
          --------      --------       --------

            (3,432)            -         (3,432)
          --------      --------       --------

            (9,279)            -         (9,279)

            13,432             -         13,432
          --------      --------       --------

          $  4,153      $      -       $  4,153
          ========      ========       ========

                                                          UNITED ENERGY, a.s.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

       EARNINGS REINVESTED                              Teplarna
       IN THE BUSINESS                         UE       Liberec      JTR       ENOP
       -------------------                  --------    --------    -----      ----

       Net Income Available for
         Common Stock                       $  7,664    $  (513)   $    223    $(216)

       Other Comprehensive Income (Loss):
         Foreign Currency Translation
           Adjustment                        (22,367)    (1,920)     (1,183)    (157)
                                            --------    -------    --------    -----

       Other Comprehensive Income (Loss)     (22,367)    (1,920)     (1,183)    (157)
                                            --------    -------    --------    -----

       Comprehensive Income (Loss)          $(14,703)   $(2,433)   $   (960)   $(373)
                                            ========    =======    ========    =====

       See Notes to  Consolidated  Financial  Statements  included  in Item 8 of
       National Fuel Gas Company's Form 10-K for the fiscal year ended September
       30, 2000, incorporated herein by reference.

                                      Consolidated
        Total Before   Eliminations      UE and
        Eliminations      (Dr) Cr     Subsidiaries
        ------------      -------     ------------

          $  7,158       $   506        $  7,664

           (25,627)        3,260         (22,367)
          --------       -------        --------

           (25,627)        3,260         (22,367)
          --------       -------        --------

          $(18,469)      $ 3,766        $(14,703)
          ========       =======        ========

                                                       POWER DEVELOPMENT, S.R.O.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                               Consolidated
                                                                                                  Power
                                               Power               Total Before                Development
                                            Development  Kromeriz  Eliminations  Eliminations  and Subsidiary
                                            -----------  --------  ------------  ------------  --------------

     ASSETS
     ------

     PROPERTY, PLANT & EQUIPMENT              $    -      $  917      $  917       $     -         $  917
     ---------------------------
      Less: Accumulated  DD&A                      -         194         194             -            194
                                              ------      ------      ------       -------         ------
                                                   -         723         723             -            723
                                              ------      ------      ------       -------         ------
     CURRENT ASSETS:
     --------------
      Cash and Temporary Cash Investments          2          26          28             -             28
      Accounts Receivable - Intercompany         610           -         610          (610)             -
      Accounts Receivable                          -         269         269             -            269
      Prepayments                                  -           2           2             -              2
                                              ------      ------      ------       -------         ------
                                                 612         297         909          (610)           299
                                              ------      ------      ------       -------         ------
     OTHER ASSETS:
     ------------
     Investment in Associated Company            586           -         586          (586)             -
      Other Assets                               115         587         702             -            702
                                              ------      ------      ------       -------         ------
                                                 701         587       1,288          (586)           702
                                              ------      ------      ------       -------         ------

     TOTAL ASSETS                             $1,313      $1,607      $2,920       $(1,196)        $1,724
                                              ======      ======      ======       =======         ======

     CAPITALIZATION & LIABILITIES
     ----------------------------

     CAPITALIZATION:
     --------------
      Common Stock                            $  760      $  634      $1,394       $  (634)        $  760
      Paid - in - Capital                      1,562         354       1,916          (354)         1,562
      Earnings Reinvested in the Business       (426)       (326)       (752)          326           (426)
      Accumulated Other Comprehensive Income    (656)        (76)       (732)           76            (656)
                                              ------      ------      ------       -------          ------
      Total Capitalization                     1,240         586       1,826          (586)         1,240
                                              ------      ------      ------       -------         ------

     CURRENT AND ACCRUED LIABILITIES:
     -------------------------------
      Notes Payable - Intercompany                 -         142         142             -            142
      Accounts Payable                             1          77          78            61            139
      Accounts Payable - Intercompany             72         802         874          (671)           203
                                              ------      ------      ------       -------         ------
                                                  73       1,021       1,094          (610)           484
                                              ------      ------      ------       -------         ------

     TOTAL CAPITALIZATION & LIABILITIES       $1,313      $1,607      $2,920       $(1,196)        $1,724
                                              ======      ======      ======       =======         ======

     See  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, incorporated herein by reference.

                                                       POWER DEVELOPMENT, S.R.O.
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                           (THOUSANDS OF DOLLARS)

                                                                                            Consolidated
                                                                                               Power
                                        Power                 Total Before   Eliminations   Development
                                     Development   Kromeriz   Eliminations      (Dr) Cr     and Subsidiary
                                     -----------   --------   ------------      -------     --------------

     OPERATING REVENUE:                 $   -       $1,230       $1,230         $   -          $1,230
     -----------------                  -----       ------       ------         -----          ------

     OPERATING EXPENSE:
     -----------------
     Fuel Used in Heat and
       Electric Generation                  -          905          905             -             905
     Operation                           (167)         237           70             -              70
     Maintenance                            -           28           28             -              28
     Property, Franchise & Other Taxes      -           28           28             -              28
     Depreciation, Depletion and
       Amortization                         -           18           18             -              18
                                        -----       ------       ------         -----          ------
                                         (167)       1,216        1,049             -           1,049
                                        -----       ------       ------         -----          ------
     Operating Income (Loss)              167           14          181             -             181
                                        -----       ------       ------         -----          ------

     OTHER INCOME:
     ------------
     Unremitted Earnings of
       Subsidiary                          11            -           11           (11)              -
     Other                                  -            1            1             -               1
                                        -----       ------       ------         -----          ------

                                           11            1           12           (11)              1
                                        -----       ------       ------         -----          ------

     Income (Loss) Before
       Interest Charges                   178           15          193           (11)            182
                                        -----       ------       ------         -----          ------

     INTEREST CHARGES:
     ----------------
     Other Interest                        17            4           21             -              21
                                        -----       ------       ------         -----          ------
                                           17            4           21             -              21
                                        -----       ------       ------         -----          ------
     Net Income (Loss) Available
      for Common Stock                  $ 161       $   11       $  172         $ (11)         $  161
                                        =====       ======       ======         =====          ======

     See  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, incorporated herein by reference.

                                                       POWER DEVELOPMENT, S.R.O.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                                                                                       Power
     EARNINGS REINVESTED                  Power                       Total Before   Eliminations   Development
     IN THE BUSINESS                   Development     Kromeriz       Eliminations      (Dr) Cr     and Subsidiary
     -------------------               -----------     --------       ------------   ------------   --------------

     Balance at Beginning of Year         $(587)        $(337)           $(924)          $337         $(587)

     Net Income (Loss) Available
       for Common Stock                     161            11              172            (11)          161
                                          -----         -----            -----           ----         -----

     Balance at End of Year               $(426)        $(326)           $(752)          $326         $(426)
                                          =====         =====            =====           ====         =====

     See  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, incorporated herein by reference.

                                                       POWER DEVELOPMENT, S.R.O.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                                                                                      Power
                                             Power                  Total Before                   Development
                                           Development   Kromeriz   Eliminations    Eliminations   and Subsidiary
                                           -----------   --------   ------------    ------------   --------------
     CASH FLOWS FROM OPERATING ACTIVITIES:
     ------------------------------------
     Net Income (Loss)                       $ 161         $  11        $ 172          $ (11)         $ 161
     Adjustments to Reconcile Net Income
       to Net Cash Provided by Operating
       Activities:
      Unremitted Earnings of Subsidiary        (11)            -          (11)            11              -
      Depreciation, Depletion &
       Amortization                              -            18           18              -             18
      Other                                   (169)           37         (132)             -           (132)

     Change in:
      Accounts Receivable                        -          (122)        (122)             -           (122)
      Prepayments                                -            (1)          (1)             -             (1)
      Accounts Payable                           -           (89)         (89)             -            (89)
      Other Accruals and Current
       Liabilities                               -            18           18              -             18
                                             -----         -----        -----          -----          -----

     Net Cash Provided by (Used in)
       Operating Activities                    (19)         (128)        (147)             -           (147)
                                             -----         -----        -----          -----          -----

     CASH FLOWS FROM INVESTING ACTIVITIES:
     ------------------------------------
     Capital Expenditures                        -           (20)         (20)             -            (20)
                                             -----         -----        -----          -----          -----

     Net Cash Used in Investing
       Activities                                -           (20)         (20)             -            (20)
                                             -----         -----        -----          -----          -----

     CASH FLOWS FROM FINANCING ACTIVITIES:
     ------------------------------------
     Change in Notes Payable - Intercompany      -           142          142              -            142
                                             -----         -----        -----          -----          -----

     Net Cash Provided by
       Financing Activities                      -           142          142              -            142
                                             -----         -----        -----          -----          -----

     Effect of Exchange Rates on Cash           17            (7)          10              -             10
                                             -----         -----        -----          -----          -----

     Net Increase (Decrease) in Cash and
       Temporary Cash Investments               (2)          (13)         (15)             -            (15)

     Cash and Temporary Cash Investments
       at Beginning of Period                    4            39           43              -             43
                                             -----         -----        -----          -----          -----

     Cash and Temporary Cash Investments
       at End of Period                      $   2         $  26        $  28          $   -          $  28
                                             =====         =====        =====          =====          =====

     See  Notes  to  Consolidated  Financial  Statements  included  in Item 8 of
     National Fuel Gas Company's  Form 10-K for the fiscal year ended  September
     30, 2000, incorporated herein by reference.

                                                       POWER DEVELOPMENT, S.R.O.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                        (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                                                                                      Power
    EARNINGS REINVESTED                  Power                       Total Before   Eliminations   Development
    IN THE BUSINESS                   Development     Kromeriz       Eliminations      (Dr) Cr     and Subsidiary
    -------------------               -----------     --------       ------------   ------------   --------------

    Net Income (Loss) Available for
      Common Stock                       $ 161         $  11            $ 172           $(11)        $ 161

    Other Comprehensive Income (Loss):
      Foreign Currency Translation
        Adjustment                        (391)          (25)            (416)            25          (391)
                                         -----         -----            -----           ----         -----

    Other Comprehensive Income (Loss)     (391)          (25)            (416)            25          (391)
                                         -----         -----            -----           ----         -----

    Comprehensive Income (Loss)          $(230)        $ (14)           $(244)          $ 14         $(230)
                                         =====         =====            =====           ====         =====

    See  Notes  to  Consolidated  Financial  Statements  included  in  Item 8 of
    National  Fuel Gas Company's  Form 10-K for the fiscal year ended  September
    30, 2000, incorporated herein by reference.

EXHIBITS

   A.    *(1)  Annual Report on Form 10-K for fiscal year ended September 30, 2000 filed December 15, 2000 (File No. 1-3880).

          (2)  National Fuel Gas Company 2000 Annual Report to Shareholders
               (paper copy submitted under cover of Form SE).

         *(3)  National Fuel Gas Company Proxy Statement, dated and filed
               January 29, 2001 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

         (1)      National Fuel Gas Company

                    *i    Restated Certificate of Incorporation of National Fuel
                          Gas Company,  dated  September  21, 1998 (Exhibit 3.1,
                          Form 10-K for fiscal year ended  September 30, 1998 in
                          File No. 1-3880).

                    ii    National  Fuel Gas Company  By-Laws as amended on June
                          15,  2000.  Designated  as Exhibit  EX-99-1  for EDGAR
                          purposes.

         (2)      National Fuel Gas Distribution Corporation

                    *i    By-Laws,  as amended  March 11, 1998.  (Exhibit  (2)i,
                          designated as Exhibit EX-99-1 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

                   *ii    Restated Certificate of Incorporation of National Fuel
                          Gas  Distribution  Corporation,   dated  May  9,  1988
                          (Exhibit B-1 in File No. 70-7478).

         (3)      National Fuel Gas Supply Corporation

                    *i    By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal
                          year ended September 30, 1989).

                   *ii    Articles  of   Incorporation  of  United  Natural  Gas
                          Company,  dated February 1, 1886 (Exhibit (3)ii,  Form
                          U5S for fiscal year ended September 30, 1984).

                  *iii    Certificate of Merger and Consolidation  dated January
                          2, 1951  (Exhibit  (3)iii,  Form U5S for  fiscal  year
                          ended September 30, 1984).

                   *iv    Joint  Agreement  and Plan of  Merger,  dated June 18,
                          1974  (Exhibit  (3)iv,  Form U5S for fiscal year ended
                          September 30, 1987).

                    *v    Certificate  of Merger and Plan of Merger of Penn-York
                          Energy   Corporation  and  National  Fuel  Gas  Supply
                          Corporation   dated  April  1,  1994  (Exhibit   (3)v,
                          designated as Exhibit EX-99-3 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1994).

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (4)      Leidy Hub, Inc. (Formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                   *ii    Restated   Certificate  of   Incorporation  of  Enerop
                          Corporation  dated October 15, 1993.  (Exhibit  (4)ii,
                          designated as Exhibit Ex-99-2 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999).

                  *iii    Action  by Board of  Directors  to amend  the  By-Laws
                          dated October 10, 1993 (Exhibit (4)iii,  designated as
                          Exhibit EX-3 for EDGAR  purposes,  Form U5S for fiscal
                          year ended September 30, 1993).

         (5)      Seneca Resources Corporation

                    *i    By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal
                          year ended September 30, 1989).

                   *ii    Articles of  Incorporation of Mars Natural Gas Company
                          dated  March 29,  1913  (Exhibit  (5)ii,  Form U5S for
                          fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit
                          (5)iii,  Form U5S for fiscal year ended  September 30,
                          1984).

                   *iv    Articles of  Amendment,  dated March 30, 1955 (Exhibit
                          (5)iv,  Form U5S for fiscal year ended  September  30,
                          1984).

                    *v    Certificate  of  Amendment  changing  name of the Mars
                          Company to Seneca Resources  Corporation,  January 29,
                          1976  (Exhibit  (5)v,  Form U5S for fiscal  year ended
                          September 30, 1984).

                   *vi    Certificate  of  Merger  and Plan of  Merger of Seneca
                          Resources  Corporation  and Empire  Exploration,  Inc.
                          dated April 29, 1994  (Exhibit  (5)vi,  designated  as
                          Exhibit  EX-99-2  for  EDGAR  purposes,  Form  U5S for
                          fiscal year ended September 30, 1994).

                  *vii    Articles  of  Merger  and  Plan of  Merger  of  HarCor
                          Energy,   Inc.   with   and  into   Seneca   Resources
                          Corporation,  filed August 31, 1999.  (Exhibit (5)vii,
                          designated as Exhibit EX-99-3 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

                 *viii    Certificate  of Ownership  and Merger  merging  HarCor
                          Energy,  Inc. into Seneca Resources  Corporation filed
                          August  31,  1999.  (Exhibit  (5)viii,  designated  as
                          Exhibit  EX-99-4  for  EDGAR  purposes,  Form  U5S for
                          fiscal year ended September 30, 1999.)

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         *(6)     Limited Partnership Agreement dated November 28, 1983, between
                  Empire Exploration, Inc. (now Seneca Resources Corporation) as
                  general  partner  and  Herman  P.  Loonsk as  limited  partner
                  (Exhibit  (8),  Form U5S for fiscal year ended  September  30,
                  1984).

         *(7)     Empire 1983 Drilling Program,  Limited Partnership  Agreement,
                  dated  November 28, 1983,  between Empire  Exploration,  Inc.,
                  (now  Seneca  Resources  Corporation)  as general  partner and those parties  collectively  called limited partners  (Exhibit
                  (9), Form U5S for fiscal year ended September 30, 1984).

         *(8)     Empire 1983 Joint  Venture  Agreement  dated  December 6, 1983
                  between  Empire   Exploration,   Inc.  (now  Seneca  Resources
                  Corporation)  and Empire 1983 Drilling  Program (Exhibit (10),
                  Form U5S for fiscal year ended September 30, 1984).

          (9)     Highland Forest Resources, Inc. (formerly known as Highland
                  Land & Minerals, Inc.)

                    *i    Certificate  of  Incorporation,  dated August 19, 1982
                          (Exhibit  (11)i,   Form  U5S  for  fiscal  year  ended
                          September 30, 1985).

                   *ii    By-Laws  (Exhibit  (11) ii,  Form U5S for fiscal  year
                          ended September 30, 1987).

                  *iii    Articles  of  Merger  and Plan of  Merger  of  Utility
                          Constructors, Inc. into Highland Land & Minerals, Inc.
                          filed October 1, 1999. (Exhibit (9)iii,  designated as
                          Exhibit  EX-99-5  for  EDGAR  purposes,  Form  U5S for
                          fiscal year ended September 30, 1999.)

                    iv    Articles  of   Amendment   of  the   Articles  of  the
                          Corporation, dated June 8, 2000. Designated as Exhibit
                          EX-99-2 for EDGAR purposes.

         (10)     Data-Track Account Services, Inc.

                    *i    Restated  Articles  of  Incorporation,  dated March 2,
                          1984 (Exhibit A-1, File No. 70-7512).

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512).

      (11)        National Fuel Resources, Inc.

                    *i    Articles  of  Incorporation,  dated  January  9,  1991
                          (Exhibit  (14)i,  designated  as Exhibit  EX-3(a)  for
                          EDGAR  purposes,   Form  U5S  for  fiscal  year  ended
                          September 30, 1992).

                   *ii    By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b)
                          for EDGAR  purposes,  Form U5S for  fiscal  year ended
                          September 30, 1992).

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

      (12)        NFR Power, Inc.

              *i          Certificate of Incorporation, dated December 13, 1995.
                          (Exhibit (13)i, designated as Exhibit EX-3-1 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30,
                          1999.)

             *ii          By-Laws. (Exhibit (13)ii, designated as Exhibit EX-3-2
                          for EDGAR  purposes,  Form U5S for  fiscal  year ended
                          September 30, 1999.)

        (13)      Horizon Energy Development, Inc.

                    *i    Certificate   of    Incorporation    (Exhibit   (13)i,
                          designated as Exhibit EX-3(a) for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1995).

                   *ii    By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b)
                          for EDGAR  purposes,  Form U5S for  fiscal  year ended
                          September 30, 1995).

        (14)      Horizon Energy Holdings, Inc.

                    *i    Certificate  of  Incorporation  dated  April 1,  1998.
                          (Exhibit (14)i  designated as Exhibit EX99-1 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30,
                          1998).

                   *ii    By-Laws. (Exhibit (14)ii, designated as Exhibit EX99-2
                          for EDGAR  purposes,  Form U5S for  fiscal  year ended
                          September 30, 1998).

         (15)     Horizon Energy Development B.V. (formerly Beheeren-
                  Beleggingmaatschappij Bruwabel B.V.

                    *i    Articles of Incorporation (Exhibit (14), designated as
                          exhibit  EX-99-2  for  EDGAR  purposes,  Form  U5S for
                          fiscal year ended September 30, 1996).

         (16)     Horizon Energy Development, s.r.o. (formerly Power
                  International, s.r.o.)

                    *i    Founding  Notarial  Deed,  dated May 8, 1991  (Exhibit
                          (15)i,   designated  as  Exhibit   EX-99-9  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1996).

                   *ii    Notarial Deed, dated December 2, 1993 (Exhibit (15)ii,
                          designated  as Exhibit  EX-99-10  for EDGAR  purposes,
                          Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed,  dated June 28, 1996 (Exhibit  (15)iii,
                          designated  as Exhibit  EX-99-11  for EDGAR  purposes,
                          Form U5S/A for fiscal year ended September 30, 1996).

                   *iv    Notarial  Deed,   dated  November  27,  1996  (Exhibit
                          (15)iv,  designated  as  Exhibit  EX-99-12  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1996).

   *  Incorporated herein by reference as indicated

EXHIBITS (Continued)

         (17)     Power Development, s.r.o.

                    *i    Founding  Notarial  Deed,  dated May 4, 1994  (Exhibit
                          (16)i,   designated  as  Exhibit  EX-99-13  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1996).

                   *ii    Notarial  Deed,  dated June 28, 1996 (Exhibit  (16)ii,
                          designated  as Exhibit  EX-99-14  for EDGAR  purposes,
                          Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial  Deed,   dated  November  27,  1996  (Exhibit
                          (16)iii,  designated  as  Exhibit  EX-99-15  for EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1996).

         (18)     Teplarna Kromeriz a.s.

                    *i    Statutes, dated June 1996 (Exhibit (17), designated as
                          Exhibit  EX-99-16 for EDGAR  purposes,  Form U5S/A for
                          fiscal year ended September 30, 1996).

         (19)  Severoceske Teplarny, a.s.

                    *i    Articles of Association, dated April 24, 1997 (Exhibit
                          (20)i,   designated  as  Exhibit   EX99-11  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1997).

         (20)     Teplarna Liberec, a.s.

                    *i    Founding  Contract,  dated  November 11, 1994 (Exhibit
                          (21)i,   designated  as  Exhibit   EX99-12  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1997).

                   *ii    Notarial  Record,  dated  November  11, 1994  (Exhibit
                          (21)ii,   designated  as  Exhibit  EX99-13  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1997).

                  *iii    Articles  of the  Association,  dated  June  12,  1997
                          (Exhibit  (21)iii,  designated as Exhibit  EX99-14 for
                          EDGAR  purposes,  Form  U5S/A for  fiscal  year  ended
                          September 30, 1997).

         (21)     Zateca teplarenska, a.s.

                    *i    Foundation  Charter,  dated  December 4, 1995 (Exhibit
                          (23)i,   designated  as  Exhibit   EX99-17  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1997).

                   *ii    Articles  of  Association,   dated  December  4,  1995
                          (Exhibit  (23)ii,  designated  as Exhibit  EX99-18 for
                          EDGAR  purposes,  Form  U5S/A for  fiscal  year  ended
                          September 30, 1997).

                  Note:  Zatecka teplarenska, a.s. was sold by Severoceske
                         Teplarny, a.s. during the fiscal year ended September 30,
                         2000.

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (22)     SCT Softmaker, s.r.o.

                    *i    Notarial  Record,  dated  September  24, 1996 (Exhibit
                          (24)i,   designated  as  Exhibit   EX99-19  for  EDGAR
                          purposes,  Form U5S/A for fiscal year ended  September
                          30, 1997).

         (23)     Teplo Branany, s.r.o.

                    *i    Partnership   Agreement,   dated  November  18,  1997.
                          (Exhibit  (28)i,  designated as Exhibit 99-4 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30,
                          1998).

         (24)     Jablonecka teplarenska a realitni, a.s.

                    *i    Articles of Association. (Exhibit (29)i, designated as
                          Exhibit EX99-5 for EDGAR purposes, Form U5S for fiscal
                          year ended September 30, 1998).

         (25)     Lounske tepelne hospodarstvi, s.r.o.

                    *i     Notarial Records, dated November 12, 1998, January 6,
                           1999 and  December  2,  1999.  Designated  as Exhibit
                           EX-99-6 for EDGAR purposes,  Form U5S for fiscal year
                           ended September 30, 1999.

         (26)     Prvni severozapadni teplarenska, a.s.

                    *i    Notarial Record, dated April 28, 1992. (Exhibit (30)i,
                          designated as Exhibit EX99-6 for EDGAR purposes,  Form
                          U5S for fiscal year ended September 30, 1998).

                   *ii    Articles  of   Association,   dated  April  28,  1992.
                          (Exhibit  (30)ii,  designated  as  Exhibit  EX99-7 for
                          EDGAR  purposes,   Form  U5S  for  fiscal  year  ended
                          September 30, 1998).

         (27)     ENOP, s.r.o.

                    *i    Founders  Deed,  dated  December  19,  1995.  (Exhibit
                          (31)i,   designated   as  Exhibit   EX99-8  for  EDGAR
                          purposes, Form U5S for fiscal year ended September 30,
                          1998).

         (28)     United Energy, a.s.

                     i    Notarial Record from Prvni severozapadni teplarenska,
                          a.s., dated September 28, 1998.  Designated as Exhibit
                          EX-99-3 for EDGAR purposes.

                    ii    Notarial Record from Severoceske Teplarny, a.s. dated
                          September 28, 1998.  Designated as Exhibit EX-99-4
                          for EDGAR purposes.

                   iii    Court Resolution Dated December 9, 1999.  Designated
                          as Exhibit EX-99-5 for EDGAR purposes.

                    iv    Court Resolution Dated July 17, 2000.  Designated as
                          Exhibit EX-99-6 for EDGAR purposes.

         (29)     Upstate Energy Inc. (formerly known as Niagara Energy Trading
                  Inc.)

                    *i    Restated   Certificate  of  Incorporation  of  Niagara
                          Energy  Trading  Inc.,  dated May 19,  1998.  (Exhibit
                          (32)i,   designated   as  Exhibit   EX99-9  for  EDGAR
                          purposes, Form U5S for fiscal year ended September 30,
                          1998).

                   *ii    By-Laws as amended August 24, 1999.  (Exhibit  (32)ii,
                          designated as Exhibit EX-99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (30)     Roystone Gas Processing Plant Partnership

                    *i    Facility   Construction,   Ownership   and   Operating
                          Agreement,  dated  November 1, 1994.  (Exhibit  (33)i,
                          designated as Exhibit EX-99-8 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

                   *ii    Ratification  and Joinder of Roystone  Gas  Processing
                          Plant Facility  Construction,  Ownership and Operating
                          Agreement and Related Agreements,  dated September 30,
                          1999.  (Exhibit (33)ii,  designated as Exhibit EX-99-9
                          for EDGAR  purposes,  Form U5S for  fiscal  year ended
                          September 30, 1999.)

         (31)     Niagara Independence Marketing Company

                    *i    Certificate of Incorporation  dated September 17, 1997
                          (Exhibit (27)i, designated as exhibit EX99-3 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30,
                          1997).

                   *ii    By-Laws  amended  March  11,  1998.  (Exhibit  (33)ii,
                          designated at Exhibit EX99-11 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1998).

                  *iii    Marketing  Partnership  Agreement  among  Coastal  Gas
                          Marketing   DirectLink  Corp.,  MGS  Marketing  Corp.,
                          Niagara  Independence  Marketing  Company and Williams
                          Independence   Marketing   Company  (Exhibit  (27)iii,
                          designated as Exhibit EX-99-5 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1997).

         (32)     Seneca Independence Pipeline Company

                    *i    Certificate of Incorporation of Empire Oklahoma,  Inc.
                          dated April 16, 1996  (Exhibit  (28)i,  designated  as
                          Exhibit  EX-99-6  for  EDGAR  purposes,  Form  U5S for
                          fiscal year ended September 30, 1997).

                   *ii    Certificate    of   Amendment   of    Certificate   of
                          Incorporation of Empire Oklahoma,  Inc. dated July 24,
                          1997 (Exhibit  (28)ii,  designated as exhibit  EX-99-7
                          for EDGAR  purposes,  Form U5S for  fiscal  year ended
                          September 30, 1997).

                  *iii    By-Laws amended September 20, 1999.  (Exhibit (35)iii,
                          designated  as Exhibit  EX-99-10  for EDGAR  purposes,
                          Form U5S for fiscal year ended September 30, 1999.)

         (33)     National Fuel Exploration Corp.

                     i    Certificate   of   Amalgamation    and   Articles   of
                          Amalgamation  dated  June  16,  2000.   Designated  as
                          Exhibit EX-99-7 for EDGAR purposes.

                    ii    By-Laws  No. 1 dated  April 28,  2000.  Designated  as
                          Exhibit EX-99-8 for EDGAR purposes.

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

   C.    Indentures

         *   Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York (formerly  Irving Trust Company)  (Exhibit 2(b) in
             File No. 2-51796).

         *   Third  Supplemental  Indenture  dated as of  December  1, 1982,  to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York (formerly  Irving Trust Company)  (Exhibit 4(a)(4)
             in File No. 33-49401).

         *   Tenth  Supplemental  Indenture  dated as of  February  1, 1992,  to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York  (formerly  Irving Trust  Company)  (Exhibit 4(a),
             Form 8-K dated February 14, 1992 in File No. 1-3880).

         *   Eleventh  Supplemental  Indenture  dated  as of  May  1,  1992,  to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York  (formerly  Irving Trust  Company)  (Exhibit 4(b),
             Form 8-K dated February 14, 1992 in File No. 1-3880).

         *   Twelfth  Supplemental  Indenture  dated  as of  June  1,  1992,  to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York  (formerly  Irving Trust  Company)  (Exhibit 4(c),
             Form 8-K dated June 18, 1992 in File No. 1-3880).

         *   Thirteenth  Supplemental  Indenture  dated as of March 1, 1993,  to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York (formerly Irving Trust Company)  (Exhibit 4(a)(14)
             in File No. 33-49401).

         *   Fourteenth  Supplemental  Indenture  dated as of July 1,  1993,  to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form
             10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         *   Fifteenth  Supplemental  Indenture dated as of September 1, 1996 to
             Indenture dated as of October 15, 1974, between the Company and The
             Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form
             10-K for fiscal year ended September 30, 1996 in File No. 1-3880).

         *   Indenture  dated as of October 1, 1999  between the Company and the
             Bank of New York  (Exhibit 4.1, Form 10-K for the fiscal year ended
             September 30, 1999 in File No. 1-3880).

         *   Officers Certificate  Establishing  Medium-Term Notes dated October
             14,  1999  (Exhibit  4.2,  Form  10-K  for the  fiscal  year  ended
             September 30, 1999 in File No. 1-3880).

         *   Amended and Restated  Rights  Agreement  dated as of April 30, 1999 between  National Fuel Gas Company and HSBC Bank USA (Exhibit 10.2,
             Form 10-Q for the quarterly period ended March 31, 1999 in File No.
             1-3880).

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

   D.             Tax Allocation Agreement pursuant to Rule 45(c).  Designated as Exhibit EX-99-9 for EDGAR purposes.

   E.   *(1)      Employee  Relocation  Manual filed pursuant to Rule 48(b)
                  (Exhibit  E(1),   designated  as  Exhibit  EX-99-9  for  EDGAR
                  purposes, Form U5S for fiscal year ended September 30, 1997).

        *(2)      National  Fuel  Employee   Computer   Purchase  Program  filed
                  pursuant to Rule 48(b).  (Exhibit E(2),  designated as Exhibit
                  EX99-15  for EDGAR  purposes,  Form U5S for fiscal  year ended
                  September 30, 1998).

         (3)      Independence  Pipeline Company Unaudited Financial  Statements
                  for the quarter and  year-to-date  period  ended  December 31,
                  1999 and the quarter and  year-to-date  period ended September
                  30,  2000  filed  pursuant  to Rule 16.  These  documents  are subject to a request  for  confidential  treatment  under Rule
                  104(b) of the Public Utility Holding Company Act of 1935.

   F.     Schedules of Supporting Items of this Report - None.

   G.     Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR
          purposes.)

   H.    *(1)    Organization chart showing relationship to Teplarna Kromeriz,
                 a.s., a foreign utility company  (Exhibit H(1), designated as
                 Exhibit EX99-16 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (2)    Organization chart showing relationship to United Energy, a.s., a foreign utility company, formed from the merger of
                 Severoceske teplarny, a.s. and Prvni severozapadni teplarenska,
                 a.s. during fiscal 2000.  Designated as Exhibit EX-99-10 for
                 EDGAR purposes.

         *(3)    Organization chart showing  relationship to NFR Power, Inc., an
                 exempt  wholesale  generator.   (Exhibit  H(4),  designated  as
                 Exhibit  EX99-13 for EDGAR  purposes,  Form U5S for fiscal year ended September 30, 1999.)

   I.     (1)    SCT Audited Financial Statements for the Calendar Year Ended
                 December 31, 1999.  Designated as Exhibit EX-99-11 for EDGAR
                 purposes.

          (2)    TL Audited Financial Statements for the Calendar Year Ended
                 December 31, 1999. Designated as Exhibit EX-99-12 for EDGAR
                 purposes.

* Incorporated herein by reference as indicated.

   EXHIBITS (Concluded)

          (3)    PSZT Audited Financial Statements for the Calendar Year Ended
                 December 31, 1999.  Designated as Exhibit EX-99-13 for EDGAR
                 purposes.

          (4)    Kromeriz Audited Financial Statements for the Calendar Year
                 Ended December 31, 1999.  Designated as Exhibit EX-99-14 for
                 EDGAR purposes.

          (5)    NFR Power, Inc. Audited Financial Statements for the Fiscal
                 Year Ended September 30, 2000.  These financial statements will be filed by amendment when available.

* Incorporated herein by reference as indicated.

                                S I G N A T U R E

         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned  thereunto duly  authorized  pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                            NATIONAL FUEL GAS COMPANY

                                        By: /s/Joseph P. Pawlowski
                                           -------------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  January 29, 2001

                                  EXHIBIT INDEX

EX27-1          Financial Data Schedule of National Fuel Gas Company for period ending September 30, 2000

EX27-2          Financial Data Schedule of National Fuel Gas Distribution
                Corporation for period ending September 30, 2000

EX99-1          By-Laws, as amended June 15, 2000, of National Fuel Gas Company

EX99-2          Articles of Amendment of the Articles of the Corporation of
                Highland Forest Resources, Inc. dated June 8, 2000

EX99-3          Notarial Record from Prvni severozapadni teplarenska, a.s. dated
                September 30, 1998.

EX99-4          Notarial Record from Severoceske Teplarny as. dated
                September 28, 1998.

EX99-5          Court Resolution Dated December 9, 1999.

EX99-6          Court Resolution Dated July 17, 2000.

EX99-7          Articles of Amalgamation of National Fuel Exploration, Inc.
                dated June 16, 2000

EX99-8          By-Laws No. 1 of National Fuel Exploration, Inc. dated April 28,
                2000

EX99-9          Tax Allocation Agreement pursuant to Rule 45(c)

EX99-10         Organization Chart Showing Relationship to United Energy, a.s.

EX99-11         SCT Audited Financial Statements for the Calendar Year Ended
                December 31, 1999

EX99-12         TL Audited Financial Statements for the Calendar Year Ended
                December 31, 1999

EX99-13         PSZT Audited Financial Statements for the Calendar Year Ended
                December 31, 1999

EX99-14         Kromeriz Audited Financial Statements for the Calendar Year
                Ended December 31, 1999